Exhibit E-2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., et al.[1]	) )	Case No. 10-24549 (RDD)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ DISCLOSURE STATEMENT FOR THE

DEBTORS’ JOINT PLAN OF REORGANIZATION PURSUANT

TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

KIRKLAND & ELLIS LLP		KIRKLAND & ELLIS LLP
James H.M. Sprayregen, P.C.		James J. Mazza, Jr.
Paul M. Basta		300 North LaSalle
Ray C. Schrock	- and -	Chicago, Illinois 60654
601 Lexington Avenue		Telephone: (312) 862-2000
New York, New York 10022		Facsimile: (312) 862-2200
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

Counsel to the Debtors and Debtors in Possession
Dated: December 19, 2011

[1]

The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are: The Great Atlantic & Pacific Tea Company, Inc. (0974); 2008 Broadway, Inc. (0986); AAL Realty Corporation (3152); Adbrett Corporation (5661); Amsterdam Trucking Corporation (1165); APW Supermarket Corporation (7132); APW Supermarkets, Inc. (9509); Bergen Street Pathmark, Inc. (1604); Best Cellars DC Inc. (2895); Best Cellars Inc. (9550); Best Cellars Licensing Corp. (2896); Best Cellars Massachusetts, Inc. (8624); Best Cellars VA Inc. (1720); Bev, Ltd. (9046); Borman’s Inc. (9761); Bridge Stuart, Inc. (8652); Clay-Park Realty Co., Inc. (0902); Compass Foods, Inc. (0653); East Brunswick Stuart, LLC (9149); Farmer Jack’s of Ohio, Inc. (5542); Food Basics, Inc.(1210); Gramatan Foodtown Corp. (5549); Grape Finds At DuPont, Inc. (9455); Grape Finds Licensing Corp. (7091); Grapefinds, Inc. (4053); Greenlawn Land Development Corp. (7062); Hopelawn Property I, Inc. (6590); Kohl’s Food Stores, Inc. (2508); Kwik Save Inc. (8636); Lancaster Pike Stuart, LLC (9158); LBRO Realty, Inc. (1125); Lo-Lo Discount Stores, Inc. (8662); Mac Dade Boulevard Stuart, LLC (9155); McLean Avenue Plaza Corp. (5227); Milik Service Company, LLC (0668); Montvale Holdings, Inc. (6664); North Jersey Properties, Inc. VI (6586); Onpoint, Inc. (6589); Pathmark Stores, Inc. (9612); Plainbridge, LLC (5965); SEG Stores, Inc. (4940); Shopwell, Inc. (3304); Shopwell, Inc. (1281); Spring Lane Produce Corp. (5080); Super Fresh/Sav-A-Center, Inc. (0228); Super Fresh Food Markets, Inc. (2491); Super Market Service Corp. (5014); Super Plus Food Warehouse, Inc. (9532); Supermarkets Oil Company, Inc. (4367); The Food Emporium, Inc. (3242); The Old Wine Emporium of Westport, Inc. (0724); The South Dakota Great Atlantic & Pacific Tea Company, Inc (4647); Tradewell Foods of Conn., Inc. (5748); Upper Darby Stuart, LLC (9153); and Waldbaum, Inc. (8599). The location of the Debtors’ corporate headquarters is Two Paragon Drive, Montvale, New Jersey 07645.

i

F.	Classification of Claims and Interests	61
G.	Treatment of Classes of Claims and Interests	62
H.	Special Provisions Governing Vote Tabulation	69
I.	Special Provision Governing Unimpaired Claims	69
J.	Provisions for Implementation of the Plan	69
K.	Treatment of Executory Contracts and Unexpired Leases	77
L.	Procedures for Resolving Disputed Claims and Interests	82
M.	Provisions Governing Distributions	85
N.	Effect of Confirmation of the Plan	90
O.	Conditions Precedent to Consummation of the Plan	98
P.	Retention of Jurisdiction	100
Q.	Miscellaneous Provisions	102

ARTICLE VII. SECURITIES LAW MATTERS		106
A.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code	106
B.	Securities Issued Pursuant to Exemptions Under the Securities Act of 1933, as Amended	107
C.	Resales of 1145 Securities and 4(2) Securities / Rule 144 and Rule 144A	107

ARTICLE VIII. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN		109
A.	The Confirmation Hearing	109
B.	Confirmation Standards	109
C.	Liquidation Analysis	110
D.	Investment Analysis	111
E.	Financial Feasibility	111
F.	Acceptance by Impaired Classes	112
G.	Confirmation Without Acceptance by All Impaired Classes	112

ARTICLE IX. PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		113
A.	General	113
B.	Certain Bankruptcy Law Considerations	113
C.	Risk Factors That May Affect the Value of the Securities to Be Issued Under the Plan	115
D.	Risk Factors That Could Negatively Impact the Debtors’ Business	117
E.	Risks Associated with Forward Looking Statements	124
F.	Disclosure Statement Disclaimer	125
G.	Liquidation Under Chapter 7	127

ARTICLE X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES		127
A.	Certain United States Federal Income
	Tax Consequences to the Reorganized Debtors	128
B.	Certain United States Federal Income Tax Consequences to Holders of Claims	130

ARTICLE XI. RECOMMENDATION		132

ii

EXHIBITS

Exhibit A	Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code

Exhibit B	Approved Disclosure Statement Order

Exhibit C	The Reorganized Debtors’ Financial Projections

Exhibit D	Liquidation Analysis

Exhibit E	Debtors’ Prepetition Corporate Structure Chart

iii

DISCLAIMER

THE DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE DEBTORS’ PLAN (AS DEFINED HEREIN) AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE INFORMATION INCLUDED IN THE DISCLOSURE STATEMENT IS PROVIDED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER AND HOW TO VOTE ON THE PLAN. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS WHICH ARE ATTACHED TO, OR INCORPORATED BY REFERENCE IN, THE DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH INFORMATION AND DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THE DISCLOSURE STATEMENT OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION AND THE TERMS AND PROVISIONS OF THE PLAN REFERENCED IN THE DISCLOSURE STATEMENT, THE PLAN OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION, AS THE CASE MAY BE, SHALL GOVERN FOR ALL PURPOSES.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT HAVE BEEN MADE AS OF THE DATE OF THE DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THE DISCLOSURE STATEMENT SHOULD NOT ASSUME AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH IN THE DISCLOSURE STATEMENT SINCE THE DATE OF THE DISCLOSURE STATEMENT. EACH HOLDER OF A CLAIM ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN, THE DISCLOSURE STATEMENT, AND THE PLAN SUPPLEMENT IN THEIR ENTIRETY BEFORE CASTING A BALLOT. THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. ANY ENTITIES DESIRING ANY SUCH ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS.

NO ONE IS AUTHORIZED TO PROVIDE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THE DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THE DISCLOSURE STATEMENT AND THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT. ANY INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN WHICH ARE OTHER THAN AS SET FORTH IN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT, THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT, AND THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST.

WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING, THREATENED, OR POTENTIAL LITIGATION OR OTHER ACTIONS, THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN THE CONTEXT OF SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE.

THE SECURITIES DESCRIBED IN THE DISCLOSURE STATEMENT TO BE ISSUED PURSUANT TO THE PLAN WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, AS AMENDED, OR ANY SIMILAR FEDERAL, STATE, OR LOCAL LAW, GENERALLY IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 4(2) OF THE SECURITIES ACT AND/OR SECTION 1145 OF THE BANKRUPTCY CODE.

THE DISCLOSURE STATEMENT HAS NOT BEEN REVIEWED, APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION COMMENTED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT.

THE FINANCIAL INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THE DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, EXCEPT AS SPECIFICALLY INDICATED OTHERWISE.

THE FINANCIAL PROJECTIONS, ATTACHED HERETO AS EXHIBIT C AND DESCRIBED IN THE DISCLOSURE STATEMENT, HAVE BEEN PREPARED BY THE DEBTORS’ MANAGEMENT TOGETHER WITH THEIR ADVISORS. THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS, MAY NOT ULTIMATELY BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND, THUS, THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

PLEASE REFER TO ARTICLE IX OF THE DISCLOSURE STATEMENT, ENTITLED “PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN” FOR A DISCUSSION OF CERTAIN FACTORS THAT A CREDITOR VOTING ON THE PLAN SHOULD CONSIDER.

FOR A VOTE ON THE PLAN TO BE COUNTED, THE BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY KURTZMAN CARSON CONSULTANTS, LLC, THE DEBTORS’ CLAIMS AGENT (“KCC”) NO LATER THAN 5:00 P.M. PREVAILING PACIFIC TIME, ON JANUARY 24, 2012. SUCH BALLOTS SHOULD BE CAST IN ACCORDANCE WITH THE SOLICITATION PROCEDURES DESCRIBED IN FURTHER DETAIL IN Article III OF THE DISCLOSURE STATEMENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE SHALL NOT BE COUNTED UNLESS OTHERWISE DETERMINED BY THE DEBTORS IN THEIR SOLE AND ABSOLUTE DISCRETION.

THE CONFIRMATION HEARING WILL COMMENCE ON FEBRUARY 6, 2012 AT 10:00 A.M. PREVAILING EASTERN TIME, BEFORE THE HONORABLE ROBERT D. DRAIN, UNITED STATES BANKRUPTCY JUDGE, IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, 300 QUARROPAS STREET, WHITE PLAINS, NEW YORK 10601 (THE “BANKRUPTCY COURT”). THE DEBTORS MAY CONTINUE THE

CONFIRMATION HEARING FROM TIME TO TIME WITHOUT FURTHER NOTICE OTHER THAN AN ADJOURNMENT ANNOUNCED IN OPEN COURT OR A NOTICE OF ADJOURNMENT FILED WITH THE BANKRUPTCY COURT AND SERVED ON THE MASTER SERVICE LIST AND THE ENTITIES WHO HAVE FILED AN OBJECTION TO THE PLAN, WITHOUT FURTHER NOTICE TO PARTIES IN INTEREST. THE BANKRUPTCY COURT, IN ITS DISCRETION AND BEFORE THE CONFIRMATION HEARING, MAY PUT IN PLACE ADDITIONAL PROCEDURES GOVERNING THE CONFIRMATION HEARING. THE PLAN MAY BE MODIFIED, IF NECESSARY, PRIOR TO, DURING, OR AS A RESULT OF THE CONFIRMATION HEARING, WITHOUT FURTHER NOTICE TO PARTIES IN INTEREST.

THE PLAN OBJECTION DEADLINE IS JANUARY 24, 2012, AT 4:00 P.M. PREVAILING EASTERN TIME. ALL PLAN OBJECTIONS MUST BE FILED WITH THE BANKRUPTCY COURT (WITH A CHAMBERS COPY SENT TO THE BANKRUPTCY COURT) AND SERVED ON THE DEBTORS AND CERTAIN OTHER PARTIES IN INTEREST IN ACCORDANCE WITH THE DISCLOSURE STATEMENT ORDER SO THAT THEY ARE RECEIVED ON OR BEFORE THE PLAN OBJECTION DEADLINE.

Important Information About This Disclosure Statement

This Disclosure Statement provides information regarding the Plan of Reorganization that the Debtors are seeking to have confirmed by the Bankruptcy Court. The Debtors believe that the Plan is in the best interests of all creditors. The Debtors urge all holders of Claims entitled to vote on the Plan to vote in favor of the Plan.

Unless the context requires otherwise, reference to “we,” “our,” and “us” are to the Debtors.

The confirmation of the Plan and effectiveness of the Plan are subject to certain material conditions precedent described herein. There is no assurance that the Plan will be confirmed, or if confirmed, that the conditions required to be satisfied will be satisfied or waived.

You are encouraged to read this Disclosure Statement in its entirety, including without limitation, the Plan, which is annexed as Exhibit A hereto, and the section entitled “Risk Factors,” prior to submitting your ballot to vote on the Plan.

The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or an endorsement of the merits of the Plan by the Bankruptcy Court.

Summaries of the Plan and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan, the exhibits and schedules attached to the Plan and this Disclosure Statement and the Plan Supplement. The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there is no assurance that the statements contained herein will be correct at any time after such date. Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement.

The information contained in this Disclosure Statement is included for purposes of soliciting acceptances to, and confirmation of, the Plan and may not be relied on for any other purpose. The Debtors believe that the summary of certain provisions of the Plan and certain other documents and financial information contained or referenced in this Disclosure Statement is fair and accurate. The summaries of the financial information and the documents annexed to this Disclosure Statement, including, but not limited to, the Plan and the exhibits attached thereto, or otherwise incorporated herein by reference, are qualified in their entirety by reference to those documents.

IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE RELEVANT PROVISION OF THE PLAN, AS IT RELATES TO SUCH INCONSISTENCY, WILL GOVERN.

No representations concerning the Debtors or the value of the Debtors’ property have been authorized by the Debtors other than as set forth in this Disclosure Statement. Any information, representations or inducements made to obtain acceptance of the Plan, which are other than or inconsistent with the information contained in this Disclosure Statement and in the Plan, should not be relied on by any claim holder entitled to vote on the Plan.

This Disclosure Statement has not been reviewed, approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any similar federal, state, local or foreign regulatory agency, nor has the SEC or any other such agency passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement.

The Debtors have sought to ensure the accuracy of the financial information provided in this Disclosure Statement, but the financial information contained in, or incorporated by reference into, this Disclosure Statement has not been and will not be audited or reviewed by the Debtors’ independent auditors unless explicitly provided otherwise.

Some of the securities described in this Disclosure Statement will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or similar federal, state, local or foreign laws, in reliance on the exemption set forth in section 1145 of the Bankruptcy Code or other applicable exemptions. Other securities may be issued pursuant to other applicable exemptions under the federal securities laws. To the extent exemptions from registration, other than section 1145, apply, such securities may not be offered or sold except pursuant to a valid exemption or upon registration under the Securities Act.

The Debtors make statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws. The Debtors consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

•	any future effects as a result of the pendency of the Chapter 11 Cases;

•	the Debtors’ expected future financial position, liquidity, results of operations, profitability and cash flows;

•	projected dividends;

•	competitive position;

•	business strategy;

•	budgets;

•	projected cost reductions;

•	projected and estimated liability costs, including pension, retiree, tort and environmental costs and costs of environmental remediation;

•	results of litigation;

•	disruption of operations;

•	plans and objectives of management for future operations;

•	contractual obligations;

•	off-balance sheet arrangements;

•	growth opportunities for existing products and services;

•	projected price increases;

•	projected general market conditions;

•	benefits from new technology; and

•	effects of changes in accounting due to recently issued accounting standards.

Statements concerning these and other matters are not guarantees of the Debtors’ future performance. Such statements represent the Debtors’ estimates and assumptions only as of the date such statements were made. There are risks, uncertainties and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project and the Debtors undertake no obligation to update any such statement. These risks, uncertainties and factors include:

•	the ability of the Debtors to continue as going concerns;

•	the ability of the Debtors to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases;

•	the ability of the Debtors to prosecute, develop and consummate the proposed Plan with respect to the Chapter 11 Cases;

•	the effects of the bankruptcy filing on the Debtors and the interests of various creditors, equity holders and other constituents;

•	Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the cases in general;

•	the length of time the Debtors will operate under the Chapter 11 Cases;

•	risks associated with third-party motions in the Chapter 11 Cases, which may interfere with the ability of the Debtors to develop and consummate the proposed Plan;

•	the potential adverse effects of the Chapter 11 Cases on the Debtors’ liquidity or results of operations;

•	the ability to execute the Debtors’ business and restructuring plan and to timely and effectively implement the turnaround strategy;

•	increased legal costs related to the bankruptcy filing and other litigation;

•	the Debtors’ ability to maintain contracts that are critical to its operation;

•	the Debtors’ ability to obtain and maintain normal terms with customers, suppliers and service providers;

•	the Debtors’ ability to retain key executives, managers and employees;

•	various operating factors and general economic conditions, competitive practices and pricing in the food industry generally and particularly in our principal geographic markets;

•	our relationships with our employees;

•	the terms of future CBAs;

•	the costs and other effects of lawsuits and administrative proceedings;

•	the nature and extent of continued consolidation in the food industry;

•	changes in the capital markets which may affect our cost of capital or the ability to access capital;

•	supply or quality control problems with our vendors;

•	regulatory compliance; and

•	changes in economic conditions, which may affect the buying patterns of our customers.

Additional factors that could cause actual results to differ materially from the forward-looking statements we make in this Disclosure Statement are set forth in the reports or documents that we file from time to time with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC on May 10, 2011 (File No. 001-04141), as amended by our Form 10-K/A filed with the SEC on June 24, 2011 (File No. 001-04141), and our Quarterly Report on Form 10-Q filed with the SEC on October 28, 2011 (File No. 001-04141), including any amendments thereto, each of which is hereby incorporated by reference herein.

ARTICLE I.

INTRODUCTION

On December 12, 2010, (the “Commencement Date”), the above-captioned debtors and debtors in possession (collectively, the “Debtors,” and with their non-Debtor affiliates, “A&P”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (as defined herein) in the Bankruptcy Court (the “Chapter 11 Cases”). On December 13, 2010, the Bankruptcy Court entered an order jointly administering the Chapter 11 Cases pursuant to Bankruptcy Rule 1015(b) under the lead case: The Great Atlantic & Pacific Tea Company, Inc.; Case No. 10-24549. The Debtors are operating their business and managing their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee has been appointed in the Chapter 11 Cases. On December 21, 2010, the United States Trustee for the Southern District of New York (the “United States Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”) pursuant to section 1102 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”).

The Debtors submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code for purposes of soliciting votes to accept or reject the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), filed contemporaneously herewith, a copy of which is attached to the Disclosure Statement as Exhibit A.2

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operations and financial history, their reasons for seeking protection under chapter 11, and significant events that have occurred during the Chapter 11 Cases. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of Confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the requirements for Confirmation of the Plan and the voting procedures that holders of Claims and Interests entitled to vote on the Plan must follow for their votes to be counted.

A.	Rules of Interpretation

The following rules for interpretation and construction shall apply to the Disclosure Statement: (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Disclosure Statement to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference in the Disclosure Statement to an existing document, schedule, or exhibit, whether or not filed, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references in the Disclosure Statement to Articles are references to Articles of the Disclosure Statement; (6) unless otherwise specified, all references in the Disclosure Statement to exhibits are references to exhibits to the Disclosure Statement; (7) the words “herein,” “hereof,” and “hereto” refer to the Disclosure Statement in its entirety rather than to a particular portion of the Disclosure Statement; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Disclosure Statement; (9) unless otherwise set forth in the Disclosure Statement, the

[2]	Capitalized terms used in the Disclosure Statement and not otherwise defined shall have the meanings ascribed to such terms in Article I.A of the Plan.

rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) unless otherwise specified herein, any reference to the term “including” herein shall mean “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (11) any term used in capitalized form in the Disclosure Statement that is not otherwise defined in the Disclosure Statement, Plan, or exhibits to the Disclosure Statement Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (12) all references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, unless otherwise stated; (14) in computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply, and if the date on which a transaction may occur pursuant to the Disclosure Statement shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day; and (15) unless otherwise specified, all references in the Disclosure Statement to monetary figures shall refer to currency of the United States of America.

ARTICLE II.

OVERVIEW OF THE PLAN

A.	General Structure of the Plan

Pursuant to the Plan, the Investors are providing a total New Money Commitment of $490 million in the form of (i) $210 million3 face amount of privately placed New Second Lien Notes, (ii) $210 million face amount of privately placed New Convertible Third Lien Notes, and (iii) an $80 million New Equity Investment. The proceeds of the New Money Commitment will allow the Debtors to make distributions pursuant to the Plan, including paying certain secured creditors in full in cash, and will provide a cash pool of $40 million, less the amount distributed pursuant to the Substantive Consolidation Settlement, for distributions to General Unsecured Creditors.

The Plan provides for a settlement and compromise of the intercreditor issues relating to whether the liabilities and assets of the Debtors should be substantively consolidated for purposes of distributions under the Plan. Except as modified by this Substantive Consolidation Settlement, Claims are treated generally in accordance with the priorities established under the Bankruptcy Code.

B.	Classification of Claims and Interests Under the Plan

1.	Classification

The Plan divides all Claims (except Administrative Claims, Professional Claims, DIP Facility Claims, and Priority Tax Claims) and all Interests into various Classes. Listed below is a summary of the Classes of Claims and Interests under the Plan.

Class	Claim or Interest
A	Second Lien Note Claims
B	Secured Tax Claims
C	Other Secured Claims
D	Other Priority Claims

[3]

The $210 million face amount of the New Second Lien Notes will be issued with a 5.0% original issue discount, therefore, the aggregate amount of the securities includes $200 million–not $210 million–in funds from the issuance of the New Second Lien Notes.

Class	Claim or Interest
E	Convertible Notes Claims
F	9.125% Senior Note Claims
G	Quarterly Interest Bond Claims
H	Trade Claims
I	Guaranteed Landlord Claims
J	Pension Withdrawal Claims
K	Union Claims
L	General Unsecured Claims
M	Intercompany Claims
N	Interests in A&P
O	Intercompany Interests
P	Subordinated Claims

2.	Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Administrative Claims, Professional Claims, DIP Facility Claims, or Priority Tax Claims. These Claims are therefore excluded from the Classes of Claims set forth in Article III of the Plan. This information is provided in summary form for illustrative purposes only and is subject to material change.

Claim	Plan Treatment	Estimated Aggregate Amount of Allowed Claims Under Plan	Projected Recovery Under the Plan
Administrative and Professional Claims	Paid in full in Cash.	$165.0 million - $205.0 million	100%
DIP Facility Claims	Paid in full in Cash.	$355.0 million	100%
Priority Tax Claims	Paid in full in Cash.	$1.0 million - $5.0 million	100%

C.	Treatment of Claims and Interests Under the Plan

The table below summarizes the Classes of Claims and Interests under the Plan, the treatment of such Classes, the voting rights of such Classes, the projected recovery, if any, under the Plan for such Classes. This information (some of which is based on Proofs of Claim filed by Indenture Trustees or Agents, which Proofs of Claim remain subject to the Debtors’ further review and right to object thereto) is provided in summary form for illustrative purposes only and is subject to material change. To the extent of any inconsistency between the summaries contained in the Disclosure Statement and those set forth in the Plan, the Plan shall govern.

Class	Type of Claim or Interest	Estimated Range of Allowed Claims or Interests	Treatment of Claim/Interest	Estimated Range of % Recovery Under the Plan
A	Second Lien Note Claims	$308.85 million - $310.85 million

•       If Class A votes to accept the Plan or is presumed to have accepted the Plan: Cash distributed on the Effective Date in an amount equal to such holder’s Pro Rata portion of the Second Lien Cash Pool;

•       If Class A votes to reject the Plan: At the holder’s election, (A) Cash distributed on the Effective Date in an amount equal to such holder’s Pro Rata portion of the Second Lien Cash Pool (without any reduction on account of the Allowed amount of any Second Lien Note Claims that are satisfied with Replacement Second Lien Notes), or (B) Replacement Second Lien Notes with a present value equal to the Allowed amount of such holder’s Second Lien Note Claim (which may include any makewhole claim, prepayment penalty, or Applicable Premium Allowed by the Bankruptcy Court, if any, in addition to Second Lien Note Claims Allowed pursuant to Article III.C.1.b of the Plan).[4]

100%

[4]

Under Article III.C.1.c.ii of the Plan, a holder of Second Lien Note Claims that duly elects option (A) will receive its Pro Rata share of the Second Lien Cash Pool (as determined by such holder’s Pro Rata share of the aggregate principal amount of all Second Lien Note Claims) without regard to any Second Lien Note Claims satisfied by Replacement Second Lien Notes if Class A votes to reject the Plan.

By way of illustration, under Article III.C.1.c.ii, a hypothetical holder of $26,000,000.00 in aggregate principal amount of Second Lien Note Claims (i.e., 10.0% of the aggregate principal amount of all Second Lien Note Claims) that duly elects option (A) will receive $30,966,000.00 on a March 1, 2012 Effective Date if Class A votes to reject the Plan (i.e., 10.0% of the Second Lien Notes Cash Pool)—regardless of whether other holders of Second Lien Note Claims elect to share in the Second Lien Cash Pool or to receive Replacement Second Lien Notes, and regardless of whether any Replacement Second Lien Notes issued by the Debtors incorporate the value of a makewhole premium, prepayment penalty, or similar charge allowed by the Bankruptcy Court, if any.

B	Secured Tax Claims	$0.07 million - $0.10 million	• Paid in full in Cash on the Initial Distribution Date or as soon as practicable thereafter; • Paid in equal semi-annual cash payments for up to five years, in aggregate amount equal to full Claim amount; or • Paid in regular Cash payments in a manner not less favorable than the most favored non-priority Claim	100%

C	Other Secured Claims	$0.7 million - $1.2 million	• Reinstated; • Paid in full (including interest), in Cash; or • Receive collateral securing full amount of Claim (including interest)	100%

D	Other Priority Claims	$1.5 million - $1.9 million	Paid in full in Cash on the later of: • the Initial Distribution Date, or • the date the Claim becomes Allowed	100%

E	Convertible Notes Claims	$432.62 million	Paid Pro Rata share of Unsecured Creditor Cash Pool on the Initial Distribution Date	2.1% - 2.7%

F	9.125% Senior Note Claims	$13.42 million	Paid Pro Rata share of Unsecured Creditor Cash Pool on the Initial Distribution Date	2.1% - 2.7%

G	Quarterly Interest Bond Claims	$202.14 million	Paid Pro Rata share of Unsecured Creditor Cash Pool on the Initial Distribution Date	2.1% - 2.7%

H	Trade Claims	$40.00 million - $50.00 million

•       Paid Pro Rata share of Unsecured Creditor Cash Pool; and

•       If holder enters into a trade agreement acceptable to the Debtors and the Investors before the Effective Date, paid Pro Rata share of the Trade Claims Cash Pool[5]

2.1% - 2.7%

I	Guaranteed Landlord Claims	$10.00 million - $30.00 million

•       Paid Pro Rata share of Unsecured Creditor Cash Pool; or

•       If holder votes in favor of the Plan, a Cash distribution from the Unsecured Creditor Cash Pool such that the applicable holder’s aggregate recovery for its Allowed Class I Claim is equal to the product of (x) what such holder would receive under the above clause for such Allowed Class I Claim (as adjusted for Pro Rata calculations) multiplied by (y) 1.46

3.0% - 3.9%

J	Pension Withdrawal Claims	$150.00 million - $310.00 million

•       Paid Pro Rata share of Unsecured Creditor Cash Pool; or

•       If holder votes in favor of the Plan, a Cash distribution from the Unsecured Creditor Cash Pool such that the applicable holder’s total percentage recovery for its Allowed Class J Claim is equal to the product of (x) what such holder would receive under the above clause for such Allowed Class J Claim (as adjusted for Pro Rata calculations) multiplied by (y) 2.35

4.9% - 6.3%

[5]

The “Trade Claims Cash Pool” is a Cash pool up to $10 million, separate and apart from the Unsecured Creditor Cash Pool, to the extent approved by the Bankruptcy Court, from which discretionary Cash distributions may be made to holders of Allowed Trade Claims who enter into trade agreements acceptable to the Debtors and the Investors (and in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) prior to the Effective Date (to take effect upon and following the Effective Date), all as described in Exhibit A to the Plan.

K	Union Claims	N/A	Paid pursuant to Union Settlement Agreement	N/A

L	General Unsecured Claims	$440.00 million - $520.00 million[6]	Paid Pro Rata share of Unsecured Creditor Cash Pool on the Initial Distribution Date	2.1% - 2.7%

M	Intercompany Claims	N/A	No recovery, but may be Reinstated in the discretion of the Debtors	0% - 100%

N	Interests in A&P	N/A	Cancelled	0%

O	Intercompany Interests	N/A	No recovery, but may be Reinstated in the discretion of the Debtors	0% - 100%

P	Subordinated Claims	N/A	No recovery	0%

The Debtors’ Claims Agent has received approximately 10,700 Proofs of Claim. While the Debtors have not reconciled all filed Proofs of Claim against their books and records or begun the claims objection process, they believe that many of the filed Proofs of Claim are invalid, untimely, duplicative, or overstated, and, therefore, have assumed for purposes of estimating recoveries that such Claims shall be reduced in amount or expunged from the Claims Register, such that the actual total amount of the unsecured claims pool is approximately $1 billion to $1.7 billion, approximately $650 million of which is bond debt. However, this estimated range does not reflect the asserted face value of the various Proofs of Claim, which the Debtors have not fully analyzed. Further, additional Proofs of Claim may be filed after the Bar Date, which could be Allowed by the Bankruptcy Court. Accordingly, the ultimate number and Allowed amount of Claims asserted against the Debtors are not presently known and the final resolution of such Claims could result in a material adjustment to the recoveries and Claim estimates provided above. The Debtors reserve their right to contest any and all Proofs of Claim for any reason including, validity, amount, and timeliness.

D.	Investment Analysis, Liquidation Analysis, and Financial Projections

1.	Analysis of the Investors’ New Money Commitment to the Debtors

Pursuant to the Plan and the Securities Purchase Agreements, the Investors are providing a total New Money Commitment of $490 million in the form of (i) $210 million7 face amount privately placed New Second Lien Notes, (ii) $210 million face amount privately placed New Convertible Third Lien Notes, and (iii) an $80 million New Equity Investment. The proceeds of the New Money Commitment

[6]

Grocery Haulers, Inc. (“GHI”) has filed proofs of claim against A&P and Pathmark Stores, Inc. in the aggregate amount of approximately $220.9 million, of which GHI contends $107.9 million is an administrative claim. The Debtors disagree with the amount of GHI’s asserted general unsecured claim and believe that GHI does not have any administrative claim. The Debtors reserve their rights to contest GHI’s proofs of claim.

[7]

The $210 million face amount of the New Second Lien Notes will be issued with a 5.0% original issue discount, therefore, the aggregate amount of the securities includes $200 million–not $210 million–in funds from issuance of the New Second Lien Notes.

will allow the Debtors to make distributions pursuant to the Plan, including paying certain secured creditors in full in cash, and will provide a cash pool of $40 million, less the amount distributed pursuant to the Substantive Consolidation Settlement, for distributions to General Unsecured Creditors.

The Debtors and Lazard believe that this new capital infusion and the post-reorganization capital structure proposed pursuant to the Plan is currently the best measure of the Debtors’ value and best maximizes the value of the Debtors’ estates and provides the Debtors with the best chances of reorganizing successfully because:

•

the Debtors and their advisors believe that a substantial capital infusion is necessary for the Debtors to reorganize and the Securities Purchase Agreements underlying the Plan provide for that necessary capital;

•

the investment represents the culmination of several months of robust negotiations that culminated in the Securities Purchase Agreements through which the Investors will provide the capital necessary to consummate the Plan and for the Debtors to reorganize;

•

the Securities Purchase Agreements and the capital commitments contained therein were approved by the Court and remain subject to in-bound higher or better offers, the plan confirmation and disclosure statement requirements in the Bankruptcy Code;

•

the Debtors received no viable inbound inquiries except from the Investors, which, given the high profile of the Debtors’ Chapter 11 Cases and the fact that the Debtors filed for bankruptcy protection in late 2010, make it unlikely that additional parties with serious interest in providing the Debtors with the needed level of capital will emerge;

•	the investment allows the Debtors to potentially emerge from bankruptcy instead of lingering in chapter 11 and accruing extra bankruptcy-related costs;

•

the investment remains subject to offers on higher or better terms, specifically, the Debtors will be able to fully consider any proposal they receive from a third party and should the Board approve the negotiation of such proposal, and under circumstances delineated in the Securities Purchase Agreements, terminate such agreements, subject to a $15 million market break-up fee; and

•	the Debtors have encouraged the Creditors’ Committee’s advisors to market a different deal to prospective investors if they deem it worthwhile.

2.	Liquidation Analysis

As described in greater detail in the Liquidation Analysis attached hereto as Exhibit D, in a hypothetical case under chapter 7 of the Bankruptcy Code, Holders of Allowed Administrative Claims would not be paid in full and Holders of Allowed Unsecured Claims would not receive any recovery. By comparison, under the Plan, Holders of Allowed Administrative Claims are paid in full in Cash, Holders of Allowed General Unsecured Claims receive their Pro Rata share of the Unsecured Creditor Cash Pool, Holders of Allowed Trade Claims who enter into a trade agreement acceptable to the Debtors and the Investors (and in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) prior to the Effective Date may receive a share of the Trade Claims Cash Pool, and Holders of Allowed Guaranteed Landlord Claims who vote in favor of the Plan and Holders of Allowed Pension Withdrawal Claims who vote in favor of the Plan, with the consent of the Investors (such consent shall not be unreasonably withheld or delayed in the case of a designation or distribution decision by the Debtors or

Reorganized Debtors that is not adverse to the Investors), and in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent, will receive an additional distribution pursuant to the Substantive Consolidation Settlement. Therefore, the Debtors believe that the Plan satisfies the “best interests test” under section 1129(a)(7) of the Bankruptcy Code.

The Liquidation Analysis was prepared in a manner consistent with the settlement and compromise of issues related to substantive consolidation set forth in the Plan and as discussed herein. Even if a deconsolidated chapter 7 liquidation were possible, and the Debtors do not believe it would be possible, the Debtors believe that unsecured creditor recoveries in a liquidation under chapter 7 of the Bankruptcy Code would not exceed recoveries provided to prepetition unsecured creditors pursuant to the Plan in any reasonable scenario.

3.	Financial Projections

As further discussed in Article VIII of this Disclosure Statement, the Debtors believe the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for the financial reorganization of the Reorganized Debtors. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors’ management has, through the development of financial projections, which reflect the proposed effect of the Union Settlement Agreement, for the years of 2012 through 2015 as attached hereto as Exhibit C (the “Financial Projections”), analyzed the Debtors’ ability to meet their obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their business. In general, as illustrated by the Financial Projections and the capital infusion contemplated under the Securities Purchase Agreements, the Debtors believe that the Reorganized Debtors’ businesses will be viable with long-term prospects, and will have sufficient liquidity to fund obligations as they arise, thereby maintaining value. Accordingly, the Debtors believe the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. The Debtors, with the assistance of Lazard, prepared the Financial Projections in good faith, based upon estimates and certain assumptions.

THE FINANCIAL PROJECTIONS ASSUME THAT THE PLAN WILL BE CONSUMMATED IN ACCORDANCE WITH ITS TERMS AND THAT ALL TRANSACTIONS CONTEMPLATED BY THE PLAN WILL BE CONSUMMATED BY THE ASSUMED EFFECTIVE DATE. ANY DELAY IN THE ASSUMED EFFECTIVE DATE OF THE PLAN MAY HAVE A NEGATIVE IMPACT ON THE OPERATIONS AND FINANCIAL PERFORMANCE OF THE DEBTORS INCLUDING, BUT NOT LIMITED TO, AN INCREASED RISK OF INABILITY TO MEET SALES FORECASTS AND HIGHER REORGANIZATION EXPENSES. ADDITIONALLY, THE ESTIMATES AND ASSUMPTIONS IN THE FINANCIAL PROJECTIONS, WHILE CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO UNCERTAINTIES AND CONTINGENCIES. THESE ESTIMATES AND ASSUMPTIONS ALSO ARE BASED ON FACTORS SUCH AS INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, COMPETITIVE, REGULATORY, MARKET, AND FINANCIAL CONDITIONS, ALL OF WHICH ARE SUBJECT TO CHANGE AND BEYOND THE DEBTORS’ CONTROL. GIVEN THAT FUTURE EVENTS AND CIRCUMSTANCES MAY AFFECT THE DEBTORS’ ESTIMATES AND ASSUMPTIONS, THE DEBTORS EXPECT THAT ACTUAL RESULTS WILL DIFFER FROM PROJECTED RESULTS IN SOME WAY AND THAT ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE FINANCIAL PROJECTIONS. ACCORDINGLY, NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR THE PURCHASER’S ABILITY TO ACHIEVE THE PROJECTED RESULTS. THE FINANCIAL PROJECTIONS CONTAINED HEREIN MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS. THE

INCLUSION OF THE FINANCIAL PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT THE DEBTORS CONSIDERED OR CONSIDER THE FINANCIAL PROJECTIONS TO RELIABLY PREDICT FUTURE PERFORMANCE. THE FINANCIAL PROJECTIONS ARE SUBJECTIVE IN MANY RESPECTS, AND THUS ARE SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISIONS BASED ON ACTUAL EXPERIENCE AND RECENT DEVELOPMENTS. THE DEBTORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE NOT BORNE OUT. THE FINANCIAL PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE ASSUMPTIONS AND QUALIFICATIONS SET FORTH HEREIN.

E.	Certain Factors to Be Considered Prior to Voting

There are a variety of factors that all holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. Some of these factors, which are described in more detail in Article IX and Article X, are as follows and may impact recoveries under the Plan:

•

Unless otherwise specifically indicated, the financial information contained in the Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and Disclosure Statement.

•

Article X describes certain significant federal tax consequences of the transactions contemplated by the Plan that may affect the Debtors, including the realization of cancellation of indebtedness income, reduction of net operating loss (“NOL”) carryforwards and unrealized built-in losses, and the limitations that may apply to the Debtors’ usage of those NOLs and unrealized built-in-losses. Article X also describes the federal tax consequences of the transactions contemplated by the Plan that may affect holders of Claims and Interests, including the recognition of taxable income by such holders. Holders of Claims and Interests are urged to consult with their own tax advisors regarding the federal, state, local, and foreign tax consequences of the Plan.

•

Although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors cannot assure such compliance nor that the Bankruptcy Court will confirm the Plan.

•	The Debtors may request Confirmation without the acceptance of all Impaired Classes entitled to vote in accordance with section 1129(b) of the Bankruptcy Code.

•	Any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Claims and Professional Claims.

While these factors could affect distributions available to holders of Allowed Claims under the Plan, the occurrence or impact of such factors will not necessarily affect the validity of the vote of the Impaired Classes entitled to vote to accept or reject the Plan (the “Voting Classes”) or necessarily require a re-solicitation of the votes of holders of Claims in such Voting Classes.

ARTICLE III.

VOTING PROCEDURES

The following Classes are the only Classes entitled to vote to accept or reject the Plan:

Class	Claim	Status
A	Second Lien Note Claims	Impaired/Unimpaired[8]
E	Convertible Notes Claims	Impaired
F	9.125% Senior Note Claims	Impaired
G	Quarterly Interest Bond Claims	Impaired
H	Trade Claims	Impaired
I	Guaranteed Landlord Claims	Impaired
J	Pension Withdrawal Claims	Impaired
K	Union Claims	Impaired
L	General Unsecured Claims	Impaired

If your Claim is not included in these Classes, you are not entitled to vote and you will not receive a Solicitation Package.9

A.	Vote Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a Class of Claims or Interests is determined by calculating the number and the amount of Claims or Interests voting to accept, based on the actual total Allowed Claims or Interests voting on the Plan. Acceptance by a Class requires more than one-half of the number of total Allowed Claims or Interests in the Class to vote in favor of the Plan and at least two-thirds in dollar amount of the total Allowed Claims or Interests in the Class to vote in favor of the Plan.

B.	Classes Not Entitled to Vote

Under the Bankruptcy Code, Creditors are not entitled to vote if their contractual rights are Unimpaired by the Plan or if they will receive no distribution of property under the Plan. Based on this standard, the following Classes will not be entitled to vote on the Plan:

Class	Claim	Status	Voting Rights
A	Second Lien Note Claims	Impaired/ Unimpaired	Entitled to Vote/ Conclusively Presumed to Accept[10]
B	Secured Tax Claims	Unimpaired	Conclusively Presumed to Accept

[8]

Pursuant to Article III.C.1.d of the Plan, Class A is Impaired and holders of Allowed Class A Claims may vote to accept or reject the Plan; provided that the Debtors reserve the right to assert the treatment provided to holders of Second Lien Note Claims under Article III.C.1 of the Plan renders holders of Second Lien Note Claims Unimpaired.

[9]

Capitalized terms used in this Article III but not defined in the Disclosure Statement or the Plan shall have the meanings ascribed to them in the Solicitation Procedures attached as Exhibit 1 to the Disclosure Statement Order, once approved.

[10]

Pursuant to Article III.C.1.d of the Plan, Class A is Impaired and holders of Allowed Class A Claims may vote to accept or reject the Plan; provided that the Debtors reserve the right to assert the treatment provided to holders of Second Lien Note Claims under Article III.C.1 of the Plan renders holders of Second Lien Note Claims Unimpaired.

Class	Claim	Status	Voting Rights
C	Other Secured Claims	Unimpaired	Conclusively Presumed to Accept
D	Other Priority Claims	Unimpaired	Conclusively Presumed to Accept
M	Intercompany Claims	Impaired/ Unimpaired	Deemed to Reject/ Conclusively Presumed to Accept[11]
N	Interests in A&P	Impaired	Deemed to Reject
O	Intercompany Interests	Impaired/ Unimpaired	Deemed to Reject/ Conclusively Presumed to Accept[12]
P	Subordinated Claims	Impaired	Deemed to Reject

C.	Solicitation Procedures

1.	Claims Agent

The Debtors retained KCC to, among other things, act as Claims Agent and will request authority to retain KCC in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation Agent”). The Debtors anticipate requesting authority to retain KCC as their Solicitation Agent at or prior to the hearing on the Disclosure Statement.

2.	Solicitation Package

The following materials shall constitute the Solicitation Package:

•	the appropriate Ballot(s) and Master Ballots and applicable voting instructions, together with a pre-addressed, postage pre-paid return envelope;

•	the Disclosure Statement, as approved by the Bankruptcy Court (with all appendices thereto, including the Plan);

•	a letter from the Debtors to the Voting Classes recommending that holders of Claims in such Classes vote to accept the Plan; and

•	any supplemental solicitation materials the Debtors may file with the Bankruptcy Court.

[11]

Pursuant to Article III.C.12. of the Plan, Holders of Allowed Class L Claims are deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code, unless Allowed Class L Intercompany Claims are Reinstated, in which case the holders of Allowed Class L Intercompany Claims are Unimpaired and are conclusively presumed to accept.

[12]

Pursuant to Article III.C.14. of the Plan, Holders of Allowed Class N Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code, unless Allowed Class N Intercompany Interests are Reinstated, in which case the holders of Allowed Class N Intercompany Interests are Unimpaired and are conclusively presumed to accept.

3.	Distribution of the Solicitation Package and Plan Supplement

Through the Solicitation Agent, the Debtors intend to distribute the Solicitation Packages on or before December 23, 2011, a date approximately 30 days in advance of the Voting Deadline.

The Solicitation Package will be distributed in accordance with the Solicitation Procedures, which shall be attached as Exhibit 1 to the Disclosure Statement Order. The Solicitation Package (except the Ballots and Master Ballots) may also be obtained from the Claims Agent by: (a) calling the Debtors’ restructuring hotline at (877) 660-6625 within the U.S. or Canada or, outside of the U.S. or Canada, by calling (732) 645-4133; (b) visiting the Debtors’ restructuring website at http://www.kccllc.net/APTea; and/or (c) writing to The Great Atlantic & Pacific Tea Company, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245. You may also obtain copies of any pleadings filed in these Chapter 11 Cases for free by visiting the Debtors’ restructuring website at http://www.kccllc.net/APTea or for a fee via PACER at http://ecf.nysb.uscourts.gov.

Prior to the Confirmation Hearing, the Debtors intend to file a Plan Supplement that includes, among other things, the list of assumed Executory Contracts (with associated Cure Amounts, if any), and a description of retained Causes of Action. As the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website. The Debtors will not serve paper or CD-ROM copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement from the Claims Agent by: (a) calling the Debtors’ restructuring hotline at (877) 660- 6625 within the U.S. or Canada or, outside of the U.S. or Canada, calling (732) 645-4133; (b) visiting the Debtors’ restructuring website at: http://www.kccllc.net/APTea; and/or (c) writing to The Great Atlantic & Pacific Tea Company, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, California 90245.

D.	Voting Procedures

The Voting Record Date is December 15, 2011. The Voting Record Date is the date for determining (1) which holders of Claims or Interests are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the Solicitation Procedures and (2) whether Claims or Interests have been properly assigned or transferred to an assignee pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote as the holder of a Claim. The Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ Creditors and other parties in interest.

Under the Plan, holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan. In order for the holder of a Claim in the Voting Classes to have such holder’s Ballot counted as a vote to accept or reject the Plan, such holder’s Ballot must be properly completed, executed, and delivered by using the return envelope provided by: (a) first class mail; (b) courier; or (c) personal delivery to The Great Atlantic & Pacific Tea Company Balloting Center c/o Kurtzman Carson Consultants LLC 2335 Alaska Avenue, El Segundo, CA 90245, so that such holder’s Ballot or the Master Ballot incorporating the vote cast by such Ballot, as applicable, is actually received by the Claims Agent prior to 5:00 p.m. prevailing Pacific Time on January 24, 2012 (the “Voting Deadline”).

EXCEPT AS OTHERWISE PROVIDED HEREIN, IN THE MOTION TO APPROVE THE DISCLOSURE STATEMENT AND ITS RELATED EXHIBITS: (A) IF NO HOLDERS OF CLAIMS ELIGIBLE TO VOTE IN A PARTICULAR CLASS VOTE TO ACCEPT OR REJECT THE PLAN, THE PLAN SHALL BE DEEMED ACCEPTED BY THE HOLDERS OF SUCH CLAIMS IN SUCH CLASS; AND (B) ANY CLASS OF CLAIMS THAT DOES NOT HAVE A HOLDER OF AN ALLOWED CLAIM OR INTEREST OR A CLAIM TEMPORARILY ALLOWED BY THE BANKRUPTCY COURT AS OF THE DATE OF THE CONFIRMATION HEARING SHALL BE

DEEMED ELIMINATED FROM THE PLAN FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN AND FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN BY SUCH CLASS PURSUANT TO SECTION 1129(A)(8) OF THE BANKRUPTCY CODE.

IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE IN THEIR SOLE AND ABSOLUTE DISCRETION.

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM IN THE VOTING CLASSES FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON SUCH HOLDER’S BALLOT AND THE ACCOMPANYING INSTRUCTIONS.

IF YOU VOTE TO ACCEPT THE PLAN, YOU ARE AUTOMATICALLY DEEMED TO CONSENT TO THE THIRD PARTY RELEASE IN ARTICLE VIII.E OF THE PLAN. IF YOU VOTE TO REJECT THE PLAN OR DO NOT SUBMIT A VOTE, YOU ARE NOT BOUND BY THE THIRD PARTY RELEASE.

E.	Confirmation Hearing

Pursuant to section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing on Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

The Confirmation Hearing will commence on February 6, 2012 at 10:00 a.m. prevailing Eastern Time, before the Honorable Robert D. Drain, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, 300 Quarropas Street, White Plains, New York 10601. The Confirmation Hearing may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on the master service list and the Entities who have filed an objection to the Plan (“Plan Objection”), without further notice to parties in interest. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. The Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

The deadline to file Plan Objections is 5:00 p.m. prevailing Eastern Time on January 24, 2012. All Plan Objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the Disclosure Statement Order so that they are received on or before the deadline to file Plan Objections.

F.	Confirmation and Consummation of the Plan

The Confirmation Order shall approve all provisions, terms, and conditions of the Plan unless such provisions, terms, or conditions are otherwise satisfied or waived pursuant to the Plan provisions described in Article VI.O.2 herein.

ARTICLE IV.

GENERAL INFORMATION

A.	Overview of the Debtors’ History and Industry

Headquartered in Montvale, New Jersey, the Debtors are a leading supermarket retailer, operating under a variety of well-known trade names, or “banners” across the mid-Atlantic and Northeastern United States. As of September 10, 2011, the Debtors operated approximately 336 conventional supermarkets, combination food and drug stores, and discount food stores under a variety of banners, including A&P, Waldbaum’s, SuperFresh, Pathmark, Food Basics, The Food Emporium, Best Cellars, and A&P Liquors, averaging approximately 42,000 square feet per store. As of September 10, 2011, the Debtors reported total assets of $2.34 billion and liabilities of $3.58 billion. The Debtors employ approximately 40,700 employees of whom approximately 69 percent were employed on a part-time basis and approximately 92 percent were covered by CBAs.

The Debtors’ store locations are typically leased, although the Debtors own a limited number of properties, including undeveloped land. As of February 27, 2010, the Debtors’ open stores averaged approximately 42,200 square feet. The Debtors’ retail footprint also reflects their December 2007 acquisition of Pathmark, in which the Debtors acquired 141 Pathmark-branded stores for total consideration of approximately $1.4 billion (the “Pathmark Acquisition”). The Debtors financed the Pathmark Acquisition through a combination of cash on hand, equity, and approximately $475 million of debt financing.

The Debtors’ supermarkets typically offer a broad variety of branded and private label packaged or “shelf stable” foods, as well as fresh and frozen produce, meat, seafood, dairy, and general merchandise. Many of the Debtors’ supermarkets include in-store bakeries, delis, floral departments, and fresh meat and seafood counters, and in-store pharmacies. The Debtors experience high rates of inventory turnover as a function of both customer demand and perishability.

The Debtors’ operating cash flow critically depends on their ability to provide customers with high volumes of fresh, high quality, food, beverage, pharmaceutical, and other products without interruption. On average, each of the Debtors’ supermarkets will sell approximately 25,000 different stock-keeping units in a given week.13 And, while the Debtors obtain a majority of inventory from C&S Wholesale Grocers, Inc. (“C&S”), with whom the Debtors restructured their supply and logistics agreement as described below, the Debtors also rely on a broad network of approximately 2,600 other vendors, including suppliers of fresh dairy, meat, and seafood products, branded and private label food processors and other specialty suppliers, to fully satisfy their inventory and merchandising needs.14

[13]

Stock-keeping units (or “SKU”) are commonly used measurements for classifying and tracking separate inventory types in the retail industry. For example, 24 can packages of America’s Choice Diet Cola™, 12 can packages of America’s Choice Diet Cola™, and 6 can packages of America’s Choice Diet Cola™ are each assigned unique SKUs in the Debtors’ inventory management system.

[14]	By way of reference, 30 percent of the Debtors’ cost of goods sold was approximately $1.8 billion in fiscal 2009. See The Great Atlantic & Pac. Tea Co., Inc. (Annual Report), at 48 (May 6, 2010).

B.	A&P’s Corporate Structure

A&P is the direct or indirect parent of each of the above-captioned Debtors. Tengelmann Warenhandelsgesellschaft KG (“Tengelmann”) controls approximately 42 percent of A&P’s issued and outstanding common shares, and is the largest holder of A&P common stock.15 Affiliates of The Yucaipa Companies LLC (collectively, “Yucaipa”) are the next largest holder of A&P common stock, controlling approximately 5% of its issued and outstanding common shares. As of December 13, 2010, A&P’s common stock and 9 3/8% senior quarterly interest bonds trade exclusively on the Pink OTCQB market and are currently traded under the symbols GAPTQ and GAJTQ, respectively. A chart presenting the Debtors’ corporate structure is illustrated below.

See Exhibit E for a chart illustrating A&P’s Prepetition Corporate Structure.

C.	Competition

The grocery retailing industry is highly competitive and characterized by local, regional, and national competitors operating on slim profit margins. More recently, the Debtors have faced increasing competitive challenges from mass merchandisers, warehouse clubs, drug stores, dollar stores, convenience stores and other “out-of-channel” sellers of grocery merchandise, including Costco, Dollar Tree, Sam’s Club, and Target. The Debtors’ in-store pharmacy operations also face growing competition from mail-order and Internet-based prescription processors, as well as traditional brick and mortar pharmacies. This challenging operating environment has been compounded by falling producer and retail food prices, and competitors’ increased willingness to engage in price-based competition.

D.	Legacy Obligations

Prior to the Commencement Date, the Debtors’ cost structure reflected an unsustainable level of legacy obligations that placed the Debtors at a competitive disadvantage to their traditional and non-traditional peers. The Debtors were also parties to a number of materially unfavorable supply and services contracts. Longevity in the retail food industry—the result of a consistent focus on customer satisfaction—saddled the company with three significant prepetition legacy costs:

•	substantial obligations arising from “dark store” leases—i.e., locations where the Debtors have ceased ongoing operations but have been unable to sublease, assign, or terminate the relevant lease;

•

unfavorable supply and logistics agreements, including (a) a supply and logistics contract with C&S through which C&S supplied approximately 70 percent of the Debtors’ total inventory; and (b) a transportation and logistics contract with Grocery Haulers Inc. (“GHI”) under which GHI provided certain transportation and logistics services to the Debtors’ 120 Pathmark-branded stores, and certain transportation services to other Debtor stores; and

[15]	As discussed more fully below, Tengelmann also controls certain Convertible Preferred Stock (as defined herein) that provides voting rights equivalent to 12,000,000 common shares.

•	significant employee related obligations, including underfunded single- and multi-employer pensions, expensive health and welfare programs, and high store labor costs as a percentage of sales.

E.	Executive Officers of the Debtors

Name	Title
Samuel Martin	President and Chief Executive Officer

Frederic F. Brace	Chief Administrative Officer, Chief Restructuring Officer and Chief Financial Officer

Paul Hertz	Executive Vice President, Operations

Thomas O’Boyle	Executive Vice President, Merchandising, Marketing and Supply & Logistics

Christopher W. McGarry	Senior Vice President and General Counsel

Carter Knox	Senior Vice President, Human Resources & Communications

Mr. Martin was appointed President and Chief Executive Officer on July 29, 2010. Prior to joining A&P, Mr. Martin served as Executive Vice President and Chief Operating Officer of OfficeMax Incorporated, from September 2007 to July 2010. Prior to joining OfficeMax, Mr. Martin served as Senior Vice President of Operations for Wild Oats Markets, Inc. from January 2006 to September 2007. Prior to joining Wild Oats, Mr. Martin served as Senior Vice President of Supply Chain at Shopko from April 2003 to April 2006. From 1998 until 2003, he was Regional Vice President, Western Region and General Manager for Toys “R” Us, Inc., where he was responsible for operations, including stores, distribution, and logistics.

Mr. Brace was appointed Chief Financial Officer on March 28, 2011, Chief Restructuring Officer on December 9, 2010 and Chief Administrative Officer on August 20, 2010. Mr. Brace was a member of the Board of Directors of the Company from August 4, 2009 to August 20, 2010. Mr. Brace served as Executive Vice President and the Chief Financial Officer of UAL Corp., an air transportation company, from August 2002 until his retirement from UAL Corp. in October 2008. From 2004 to 2008, Mr. Brace also served as a member of the Board of Directors, chair of the audit and finance committees, and member of the executive committee of SIRVA, Inc., a relocation logistics services provider, from 2004 through 2008. During 2009, Mr. Brace also served as a member of the Board of Directors and of the audit committee of BearingPoint, Inc., a leading global management and technology consulting services firm during 2009. Currently, Mr. Brace is also a member of the Board of Directors, the audit committee and the compensation committee of Anixter International, a communications, electrical wire and cable products distribution company.

Mr. Hertz was appointed Executive Vice President of Operations on August 18, 2010. Prior to joining A&P, Mr. Hertz was Executive Vice President of Retail Stores for OfficeMax, which he joined in September 2007. Previously, Mr. Hertz served as Vice President of Stores for Wild Oats Markets, Inc. from August 2006 to September 2007. Prior to joining Wild Oats, Mr. Hertz served as Vice President of

Store Operations for ShopKo Stores Inc. from April 2003 to August 2006. For the 16 years prior to joining Shopko, Mr. Hertz held positions of increasing responsibility with Fred Meyer Stores, a division of The Kroger Company including, Vice President, Regional Director of Stores.

Mr. O’Boyle was appointed Executive Vice President, Merchandising and Marketing on August 25, 2010. Prior to joining A&P, Mr. O’Boyle was President and Senior Vice President, Food and Drug, for Sears Holdings from 2008 to 2010. Before joining Sears, Mr. O’Boyle was Senior Vice President, Merchandising and Marketing for Albertson’s from 2005 to 2006. Before that he held merchandising and marketing management positions at Jewel Food Stores and American Stores.

Mr. McGarry was appointed Senior Vice President, General Counsel and Secretary on October 7, 2009. Mr. McGarry joined A&P in March 2006 as Vice President of Legal Services. From July 2006 to October 2009, he served as Vice President, Legal Compliance Officer and Assistant Secretary. Prior to joining A&P, Mr. McGarry was General Counsel from 2003 to 2005 for Exel, Inc., successor-in-interest to Tibbett & Britten Group Americas, a major international logistics service provider for the food and beverage, fashion and other consumer product sectors. From 1992 to 1998 and from 2001 to 2003, he was a Partner and attorney in various New Jersey based law firms. From 1998 to 2001, Mr. McGarry served as Assistant General Counsel and Corporate Secretary for The Grand Union Company.

Mr. Knox was appointed Senior Vice President of Human Resources and Communications on August 19, 2010. Prior to joining A&P, Mr. Knox was Senior Vice President of Human Resources for OfficeMax from 2005 to August 2010. Before joining OfficeMax, Mr. Knox held roles of increasing responsibility at Fred Meyer, a division of The Kroger Company, over more than 30 years. His responsibilities spanned store operations, merchandising, marketing and human resources.

F.	The Debtors’ Prepetition Capital Structure

As of the Commencement Date, the Debtors were obligated on approximately $1.0 billion in funded debt, comprised of: (a) obligations under the Secured Credit Facility; (b) the Second Lien Notes; (c) four series of Unsecured Notes; and (d) a $10.0 million unsecured Promissory Note (each as defined herein). The Debtors also have 175,000 shares of convertible preferred stock issued and outstanding, with a $1,000 per share liquidation preference.

The Debtors’ prepetition indebtedness and preferred equity capital can be summarized as follows:

($ millions) Debt/Preferred Equity	Funded Debt/ Liquidation Preference
Secured Credit Facility - ABL	$38.0
Secured Credit Facility - Term	97.5
Second Lien Notes	260.0
Unsecured Notes	632.8
Promissory Note	10.0

Total Funded Debt	$1,038.3
Convertible Preferred Stock	175.0

1.	Secured Credit Facility

Prior to the Commencement Date, the Debtors, Bank of America, N.A., as administrative agent (the “First Lien Agent”), and the lenders party thereto were parties to that certain Amended and Restated Credit Agreement, dated as of December 27, 2007 (as amended, supplemented, modified, or amended and restated from time to time, the “First Lien Credit Agreement”). The First Lien Credit Agreement provided the Debtors with $620 million in total availability through: (a) a “Tranche A” revolver (providing $502 million in maximum availability, with no balance drawn as of December 11, 2010); (b) a “Tranche A-1” revolver (providing $20 million in maximum availability, with no balance drawn as of December 11, 2010); (c) a $47.5 million “Term Loan”; and (d) a $50 million “Term A-2” Loan (collectively, the “Secured Credit Facility”). The Secured Credit Facility also provided for, among other things, a $400 million letter of credit subfacility under which approximately $196.2 million in letters of credit are issued and outstanding as of December 11, 2010.16

Generally, the payment waterfall incorporated into the First Lien Credit Agreement provided that obligations arising under the Term Loan have a senior interest in certain “Principal Properties” (as defined in the First Lien Credit Agreement) versus other claims arising under the Term Loan.17 The payment waterfall further provided that proceeds from non-Principal Properties collateral is used: first to satisfy claims arising under the Tranche A revolver and Term Loan (ratably); second to cash collateralize issued but undrawn letters of credit issued by lenders under the Tranche A revolver; third to satisfy the Tranche A-1 revolver; and fourth to satisfy claims arising under the Term A-2 Loan.

2.	Second Lien Notes

A&P as issuer, and each of the above-captioned Debtors, as guarantors, have issued senior secured notes (collectively, the “Second Lien Notes”) pursuant to that indenture dated as of August 4, 2009 (the “Second Lien Notes Indenture”) by and between the Debtors and Wilmington Trust Company in its capacity as original trustee and collateral agent (the “Original Second Lien Indenture Trustee”). Wells Fargo Bank, National Association became the successor trustee and collateral agent under the Second Lien Notes Indenture (the “Second Lien Indenture Trustee”), pursuant to an Agreement of Removal, Appointment and Acceptance, dated as of March 11, 2011, by and among the Second Lien Indenture Trustee and The Bank of New York Mellon Trust Company, National Association, as the predecessor trustee and collateral agent. The Second Lien Notes bear interest at 11.375% per annum, and approximately $260.0 million principal amount Second Lien Notes remained outstanding as of the Commencement Date. The Second Lien Notes mature on August 4, 2015.

The Second Lien Notes are secured by second priority liens on substantially all the Debtors’ personal property, including inventory and receivables, pursuant to that certain security agreement dated as of August 4, 2009, by and between the Debtors and the Original Second Lien Indenture Trustee, in its capacity as original collateral agent (the “Second Lien Security Agreement”). The Second Lien Indenture Trustee became the successor collateral agent (“Second Lien Agent”) under the Second Lien Security Agreement in connection with its becoming the successor trustee under the Second Lien Notes Indenture. The Second Lien Notes are also secured by certain of the Debtors’ leaseholds and owned real property other than the Principal Properties.

[16]	Generally, letters of credit issued under the Secured Credit Facility reduce availability under the Tranche A revolver.
[17]	Principal Properties are three parcels of real property owned or leased by the Debtors.

3.	Intercreditor Agreement

On August 4, 2009, the First Lien Agent, in its capacity as collateral agent under the Secured Credit Facility, and the Original Second Lien Indenture Trustee, in its capacity as original collateral agent under the Second Lien Security Agreement, entered into an agreement that, among other things, assigned relative priorities to liens arising under the Secured Credit Facility, the Second Lien Indenture and Second Lien Security Agreement against certain collateral of the Debtors (the “Intercreditor Agreement”). Among other things, the Intercreditor Agreement provides that liens arising under the Second Lien Notes, the Second Lien Indenture, and the Second Lien Security Agreement are subordinate to liens arising under the Secured Credit Facility. The Intercreditor Agreement also imposes certain conditions on: (a) certain rights and remedies available to the Second Lien Agent in an event of default; (b) the ability of the Second Lien Agent or holders of Second Lien Notes (collectively, the “Second Lien Noteholders”) to challenge the validity or priority of liens arising under the Secured Credit Facility; and (c) the extent to which the Second Lien Noteholders and Second Lien Agent may contest a postpetition financing provided by or consented-to by lenders (or their successors) under the Secured Credit Facility (including a refinanced facility) or the First Lien Agent (or its successors) for failure to provide adequate protection during a bankruptcy proceeding, provided that certain conditions specified in the Intercreditor Agreement are met. The Debtors expressly are not third party beneficiaries of the Intercreditor Agreement.

4.	Unsecured Notes

In addition to its secured debt, A&P has issued four series of unsecured notes: (a) $165.0 million in 5.125% unsecured convertible notes (collectively, the “5.125% Convertible Notes”); (b) $12.8 million in 9.125% unsecured notes due 2011 (collectively, the “9.125% Senior Notes”); (c) $255.0 million in 6.75% unsecured convertible notes due 2012 (collectively, the “6.75% Convertible Notes”); and (d) $200.0 million in unsecured quarterly interest notes due 2039 (collectively, the “Quarterly Interest Bonds,” and together with the 5.125% Convertible Notes, the 9.125% Senior Notes, and the 6.75% Convertible Notes, the “Unsecured Notes”). The Unsecured Notes are unsecured obligations of A&P.

5.	Promissory Note

As of the Commencement Date, A&P had issued a $10.0 million unsecured promissory note payable to Erivan Karl Haub (the “Promissory Note”). Mr. Haub is the father of Christian Wilhelm Erich Haub, the Debtors’ former Executive Chairman. Interest on the Promissory Note accrued at 6.00% per year, and the Promissory Note matured in August 2011.

6.	Convertible Preferred Stock

In 2009, the Debtors issued 175,000 outstanding shares of convertible preferred stock, $1,000 per share liquidation preference, in two separate series: (a) 115,000 shares of “Series A- Y” convertible preferred stock; and (b) 60,000 shares of convertible preferred stock issued through a “Series A-T” (collectively, the “Convertible Preferred Stock”). Mandatory quarterly dividends are payable on the Convertible Preferred Stock at either 8.00% (cash) or 9.50% (paid-in-kind). The Convertible Preferred Stock is convertible to common A&P stock under certain conditions, and holders of the Convertible Preferred Stock vote on matters requiring shareholder approval on an “as converted” basis.

Affiliates of Yucaipa control the Debtors’ Series A-Y Convertible Preferred Stock. Yucaipa is also entitled to appoint 2 directors to the A&P board by virtue of its control of the Series A-Y Convertible Preferred Stock.18 Tengelmann controls the Series A-T Convertible Preferred Stock, and Tengelmann is entitled to appoint 4 directors to the A&P board by virtue of its control of the Series A-T Convertible Preferred Stock.19

G.	Employees

As of February 26, 2011, the Debtors employed approximately 40,700 Employees, of whom approximately 68% are employed on a part-time basis. As of February 26, 2011 approximately 92% of the employees were members of unions, and the Debtors were party to 35 collective bargaining agreements (“CBAs”) with the various bargaining units of certain international and local unions, including (a) the Retail and Wholesale Union, (b) the Retail, Wholesale and Department Store Union, (c) the United Food and Commercial Workers International Union, (d) the 1199 National Health and Human Services Employees Union, (e) the United Pharmacists Guild and (f) the International Union of Operating Engineers. In addition to their employees, the Debtors supplement their workforce by utilizing (a) approximately three temporary employees who are provided to the Debtors and (b) approximately 13 independent contractors that provide services related to many aspects of the Debtors’ operations and are vital to the Debtors’ businesses.

H.	Benefit Plans

As of the Commencement Date, the Debtors sponsored, maintained or contributed to the following employee pension benefit plans: (1) an A&P-sponsored, single employer defined benefit plan, entitled The Great Atlantic & Pacific Tea Company, Inc. Pension Plan (“A&P Plan”), that covers certain non-union and union-represented employees of A&P; (2) a single employer defined benefit pension plan sponsored and administered by a joint board of trustees for the benefit of certain eligible full-time employees of A&P who are represented by United Food and Commercial Workers (“UFCW”) Local 464A and certain retirees who were represented by UFCW Locals 342-50 and 174 , entitled the New York-New Jersey Amalgamated Pension Plan for A&P Employees ( the “Amalgamated Plan”); (3) an A&P-sponsored multiple employer defined benefit pension plan that covers certain A&P employees and certain collectively bargained employees of GHI, entitled the Pathmark Stores, Inc. Pension Plan (the “Pathmark Plan”); (4) an A&P-sponsored single employer defined benefit pension plan covering only seven retirees from a former A&P subsidiary, entitled the Delaware County Dairies, Inc. Hourly Employees’ Pension Plan (the “Delaware Dairies Plan,” together with the A&P Plan, the Amalgamated Plan, and the Pathmark Plan, the “Pension Plans”); and (5) 12 multiemployer defined benefit pension plans (the “Multiemployer Plans”). Each of the Pension Plans and Multiemployer Plans are governed by provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Further, the Pension Plans and Multiemployer Plans are covered by the termination insurance program described in Title IV of ERISA. The Pension Benefit Guaranty Corporation (“PBGC”) is a wholly-owned United States government corporation created by ERISA to administer the mandatory pension plan termination insurance program. The PBGC’s principal purpose is to guarantee the payment of certain pension benefits to participants upon termination of a pension plan.20

[18]	The Series A-Y Convertible Preferred Stock also provides Yucaipa with voting rights equivalent to 23,000,000 shares of common stock.
[19]	The Series A-T Convertible Preferred Stock also provides Tengelmann with voting rights equivalent to 12,000,000 shares of common stock.
[20]	See 29 U.S.C. § 1302.

The Debtors also provide health and welfare benefits to eligible active employees (and their eligible dependents) under various benefit plans sponsored and maintained by A&P. The A&P-sponsored medical plans are primarily self-funded, although certain medical and other welfare coverage options are fully insured. A&P also provides retiree health and retiree life insurance to certain closed groups of retirees and their spouses. Pursuant to certain CBAs, the Debtors also contribute to certain multiemployer health and welfare funds that provide medical and other health and welfare benefits for union-represented employees and retirees.

1.	Single Employer Pension Plans

a.	The A&P Plan

As of January 1, 2010, the A&P Plan covered approximately 15,000 participants, including approximately 6,500 active employees. Both union and non-union employees and former employers participate in the A&P Plan. Benefit accruals for non-union employees under the A&P Plan were frozen in 2010, but benefit accruals for eligible union employees continue in accordance with the applicable CBAs.

The A&P Plan includes the ability of certain participants to receive benefits in a lump sum. However, due to the payment restrictions imposed by Section 436 of the Internal Revenue Code and Section 206(g) of ERISA, lump sum benefit payments are currently not available from the A&P Plan.

A&P’s projected annual minimum required contributions to the A&P Plan, which were due in fiscal year 2011 and cover the 2010 and 2011 plan years, are approximately $15.56 million. This includes a contribution of approximately $8.4 million that was due on September 15, 2011 with respect to the A&P Plan’s 2010 plan year and quarterly contributions of approximately $1.79 million with respect to the A&P Plan’s 2011 plan year that were due on each of April 15, July 15, and October 15, 2011, as well as a similar contribution which will be due on January 15, 2012. Because of the Chapter 11 Cases, these contributions remain unpaid to date. Under ERISA, these contributions are joint and several liabilities of each of the Debtors who are part of the same “controlled group.”21 Absent termination of the A&P Plan in accordance with ERISA, the Debtors anticipate making any missed contributions (plus applicable interest) to the A&P Plan prior to the Effective Date.

b.	The Amalgamated Plan

The Amalgamated Plan is a single employer plan under ERISA, and A&P is the employer obligated to contribute to the Amalgamated Plan. However, A&P does not sponsor or administer the Amalgamated Plan. A&P contributes monthly to the Amalgamated Plan based on the requirements set forth in the applicable CBAs. The Amalgamated Plan’s actuaries estimated the minimum funding contribution for the calendar year 2011 to total $1.9 million.

c.	Delaware Dairies Plan

The Delaware Dairies Plan is a single employer defined benefit pension plan. As of December 31, 2010, there were only seven participants in this plan, all of whom were retirees. The assets of the Delaware Dairies Plan totaled approximately $73,000 as of December 31, 2010, and no minimum contributions have been due during the Chapter 11 Cases.

[21]	See 29 U.S.C. § 1082(b)(2) and (d)(3).

2.	Multiple Employer Plan - The Pathmark Plan

As of January 1, 2010, the Pathmark Plan covered approximately 6,700 participants, including approximately 1,500 active employees. Both union and non-union employees and former employees of A&P participate in the Pathmark Plan. Benefit accruals for A&P employees under the Pathmark Plan were frozen as of December 31, 2007, and many such participants under the Pathmark Plan began accruing benefits under the A&P Plan on January 1, 2008.

Effective August 31, 2008 and prior to the rejection of the GHI Contract (described below) and the subsequent termination by GHI of the employment of relevant employees, benefit accruals under the Pathmark Plan were provided only to certain eligible employees of GHI who were represented by the International Brotherhood of Teamsters Local 863 (“Teamsters 863”). GHI is an unrelated company that formerly handled transportation and logistics services for the Pathmark stores. The participation of GHI employees in the Pathmark Plan is the basis for the classification of the Pathmark Plan as a multiple employer plan.

GHI employees’ participation in the Pathmark Plan was negotiated simultaneously with GHI’s withdrawal from the Local Union No. 863 I.B. of T. Pension Fund (“Local 863 Fund”), a multiemployer pension plan. Such negotiation triggered withdrawal liability of GHI. In satisfaction of such withdrawal liability, A&P, GHI and the Local 863 Fund trustees negotiated an arrangement whereby the Pathmark Plan received a transfer of pension assets and liabilities for GHI employees from the Local 863 Fund. In January 2009, approximately $12 million in assets and approximately $81 million in liabilities were transferred from the Local 863 Fund to the Pathmark Plan. Under an August 29, 2008 letter agreement between GHI and A&P, A&P assumed economic responsibility with respect to the GHI employees in the Pathmark Plan (the “Spinoff Agreement”). Since the Debtors’ rejection of the GHI Contract and the subsequent termination by GHI of the employment of relevant employees, such employees are no longer accruing benefits under the Pathmark Plan. The Debtors do not intend to assume the Spinoff Agreement, and instead, the Debtors intend to reject the Spinoff Agreement to the extent it is executory. GHI asserts that the Spinoff Agreement cannot be rejected as an executory contract. The Debtors disagree, but in any event, the Debtors believe that no claims would arise under the Spinoff Agreement, and to the extent any claims arise under the Spinoff Agreement, such claims would be general unsecured prepetition claims.

A&P’s projected annual minimum required contributions to the Pathmark Plan, which were due in fiscal year 2011 and cover the 2010 and 2011 plan years, are approximately $5.2 million. This includes a contribution of approximately $3.1 million that was due on September 15, 2011 with respect to the Pathmark Plan’s 2010 plan year and quarterly contributions of approximately $0.7 million with respect to the Pathmark Plan’s 2011 plan year that were due on each of April 15, July 15, and October 15, 2011, as well as a similar contribution which will be due on January 15, 2012. Because of the Chapter 11 Cases, these contributions remain unpaid to date. Under ERISA, these contributions are joint and several liabilities of each of the Debtors who are part of the same “controlled group”22 Absent termination of the Pathmark Plan in accordance with ERISA, the Debtors anticipate making any missed contributions (plus applicable interest) to the Pathmark Plan prior to the Effective Date.

Pursuant to Articles IV.P.3 and I.A.11 of the Plan, as of the Effective Date, the Reorganized Debtors shall continue the A&P Pension Plans (which include the A&P Plan, the Amalgamated Plan, the Delaware Dairies Plan, and the Pathmark Plan) in accordance with, and subject to, their terms, ERISA, and the Internal Revenue Code, and the Reorganized Debtors shall preserve all of their rights thereunder. The A&P Pension Claims and all Proofs of Claims filed on account thereof shall be deemed withdrawn as of the Effective Date without any further action of the Debtors, the Reorganized Debtors or the PBGC, and without any further action, order, or approval of the Bankruptcy Court.

[22]	See 29 U.S.C. § 1082(b)(2) and (d)(3).

3.	Multiemployer Plans

A&P currently contributes to 12 multiemployer defined benefit pension plans under a number of existing CBAs between various labor unions and A&P. Pursuant to the CBAs, A&P contributes monthly amounts to the Multiemployer Plans on behalf of A&P’s active employees. A&P’s projected annual contributions for fiscal year 2011 to all of the Multiemployer Plans are approximately $48.7 million. A&P’s annual contributions to the Multiemployer Plans vary widely by plan, ranging from $0.2 million with respect to one Multiemployer Plan to $8 million with respect to another Multiemployer Plan.

In addition to periodic contributions required by the CBAs, additional liability, known as “withdrawal liability,” can be imposed on an employer (and its controlled group) under ERISA in the event of a “withdrawal” by the employer from a multiemployer pension plan.23 Until a contributing employer withdraws from a multiemployer plan, withdrawal liability is a contingent liability of the employer. Under ERISA, a withdrawal occurs when an employer stops contributing – or significantly reduces its contributions over a period of time – to a multiemployer pension plan.24 In general terms, withdrawal liability is the employer’s pro rata share of the plan’s unfunded vested benefits. The multiemployer plans have filed several Proofs of Claim against the Debtors for (a) contingent withdrawal liability and (b) prepetition withdrawal liability. The Debtors have received 11 Proofs of Claim on account of contingent withdrawal liability totaling approximately $406 million.

The Debtors withdrew from the Central States, Southeast and Southwest Areas Pension Fund (“Central States Fund”) in 2008. The Central States Fund filed a Proof of Claim asserting a claim for approximately $58 million on account of a pre-petition complete withdrawal by Debtors on June 21, 2008. The Debtors have reached an agreement with the Central States Fund, whereby, among other things, the Debtors will stipulate that Central States Fund’s claim in the amount of approximately $58 million is Allowed, undisputed, and shall be deemed an Allowed Pension Withdrawal Claim.

The Debtors withdrew from the Retail, Wholesale and Department Store International Union and Industry Benefit and Pension Funds (“RWDSU Fund”) in 1999. The RWDSU Fund filed a Proof of Claim asserting a claim for approximately $3 million in unpaid pre-petition withdrawal liability relating to the Debtors’ June 25, 1999 withdrawal from the RWDSU Fund.

The Debtors withdrew from the UFCW Local 1262 and Employees Pension Fund (“Local 1262 Fund”) in 2009. The Local 1262 Fund filed a Proof of Claim asserting a claim for approximately $14 million on account of a pre-petition partial withdrawal by Debtors related to the conversion of Pathmark-bannered stores to Food Basics-bannered stores in 2009.

The Debtors withdrew from the Amalgamated Meat Cutters and Retail Food Store Employees Union Local 342 Pension Fund (“Local 342 Fund”) in 2008. In 2009, the Local 342 Fund assessed withdrawal liability against the Debtors totaling approximately $28 million on account of Debtors’ complete withdrawal from the Local 342 Fund in 2008. Effective December 1, 2010, the Local 342 Fund asserted that it terminated by reason of the withdrawal of every employer from the plan under 29 U.S.C. 1341A(a)(2), and on June 17, 2011 the Local 342 Fund filed a Proof of Claim asserting withdrawal liability against Debtors of approximately $71 million on account of such mass withdrawal termination.

[23]	See 29 U.S.C. § 1381 et seq.
[24]	See 29 U.S.C. §§ 1383, 1385.

In June 2011, the Debtors sold the Southern Stores pursuant to a Bankruptcy Court-approved asset sale. The Debtors had obligations under certain CBAs to contribute to the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund (“FELRA Fund”) with respect to employees in the Southern Stores. As a result of the sale of the Southern Stores, such employees were terminated and the Debtors’ obligations to contribute to FELRA with respect to such employees ceased, which the Debtors believe resulted in prepetition withdrawal liability against them. The FELRA Fund filed a contingent Proof of Claim asserting approximately $77 million of withdrawal liability.

The Debtors contribute to the United Food and Commercial Workers Union and Participating Food Industry Employers Tri-State Pension Fund (“Tri-State Fund”) on behalf of certain employees represented by CBAs. Under the modified CBAs, the Debtors will no longer have an obligation to contribute to the Tri-State Fund, triggering a complete withdrawal from the Tri-State Fund, if the contribution rates negotiated by the Debtors and the applicable local unions are not accepted by the Tri-State Fund trustees on or before December 31, 2011. In such event, the Tri-State Fund would have a claim against the Debtors. Although the Tri-State Fund filed a proof of claim for contingent withdrawal liability, no amount of estimated withdrawal liability was specified. If the Tri-State Fund trustees do accept the parties’ proposed contribution rates, the Debtors will not withdraw from the Tri-State Fund on or before December 31, 2011.

4.	PBGC Claims

On or about June 17, 2011, the PBGC filed 13 separate Proofs of Claim against the Debtors with respect to the A&P Plan, the Amalgamated Plan and the Pathmark Plan. In accordance with the Order Approving Stipulation Permitting Pension Benefit Guaranty Corporation To File Consolidated Claims Under A Single Case Number [Docket No. 1949], a single Proof of Claim was deemed to constitute the filing of a Proof of Claim against each and every Debtor in the Chapter 11 Cases. Specifically, the PBGC filed Claims for:

•	the estimated amount of such Pension Plans’ unfunded benefit liabilities if the Pension Plans were to terminate (“Underfunded Liability Claims”);[25]

•	the estimated amount of unpaid minimum funding contributions that may be owed to such Pension Plans (the “Funding Claims”); [26]

•

the estimated amount of premium payments owed to the PBGC with respect to such Pension Plans (including the plan termination PBGC premium added to ERISA by the Deficit Reduction Act of 2005, [27] which could apply if such Pension Plans were terminated) (the “Premium Claims”);[28]

[25]

Specifically, the PBGC filed Underfunded Liability Claims for: (a) the A&P Plan in the amount of the $82.1 million; and (b) the Amalgamated Plan in the amount of $39.4 million. The PBGC filed an Underfunded Liability Claim for the Pathmark Plan in an unliquidated amount. The PBGC asserted a portion of these amounts is entitled to Administrative Claim or Priority Claim status.

[26]

Specifically, the PBGC filed Funding Claims for: (a) the A&P Plan in the amount of $13, 745,517; (b) the Amalgamated Plan in the amount of $1,489,241; and (c) the Pathmark Plan in the amount of $7,578,513. The PBGC asserted a portion of these amounts is entitled to Administrative Claim or Priority Claim status.

[27]	See 29 U.S.C. §1306(a)(7).
[28]

Specifically, the PBGC filed Premium Claims that included the contingent termination premium estimated by the PBGC as follows: (a) the A&P Plan in the amount of $56,220,000; (b) the Amalgamated Plan in the amount of $15,896,250; and (c) the Pathmark Plan in an unliquidated amount. The PBGC asserted a portion of these amounts is entitled to Administrative Claim or Priority Claim status.

•	the shortfall and waiver amortization charges that may be owed to the Pension Plans (the “Waiver Amortization Claims”);[29] and

•	the estimated amount of liability that may have resulted if the Debtors withdrew from the Pathmark Plan (the “Pathmark Plan Withdrawal Claim”).[30]

I.	Securities Class Action Lawsuit

On September 9, 2011, a securities class action lawsuit was filed in the United States District Court for the District of New Jersey (Dudley v. Haub, et al., Case No. 11-cv-05196-WJM-MF) that alleges on behalf of purchasers of the Debtors’ securities during the period between July 23, 2009 and December 10, 2010, that certain of the Debtors’ former and current executives violated the securities laws by making fraudulent or misleading statements with respect to material adverse facts about the Debtors’ financial condition, business and prospects (as filed or amended, the “Securities Class Action Lawsuit”). The Debtors are not named as defendants in the Securities Class Action Lawsuit. However, the Debtors’ current CEO and two members of the Debtors’ Board of Directors are individually named defendants. The Debtors view the Securities Class Action Lawsuit as lacking merit, as, among other things, the statements and disclosures forming the basis for the allegations are forward-looking statements subject to “safe harbor” protections, or are otherwise not actionable. The Debtors and applicable non-Debtors do not concede any liability and do not agree with the allegations in the Securities Class Action Lawsuit. The Debtors reserve any and all rights to contest the claims and to enforce any stay of the actions as against the Debtors.

Notwithstanding anything in the Plan or in any Confirmation Order to the contrary, nothing in the Plan or any Confirmation Order, except for the Third-Party Release in Article VIII.E of the Plan, shall discharge, release or enjoin claims, or the prosecution of claims asserted in the Securities Class Action Lawsuit, against non-Debtors, or limit the rights of any non-Debtor parties in connection with any settlement, or enforcement of any settlement or judgment, obtained in the Securities Class Action Lawsuit against non-Debtors, including without limitation to the extent of available insurance coverage and proceeds under any directors and officers insurance for the benefit of the non-Debtor defendants in such litigation.

Nothing in the Plan shall affect any otherwise applicable law or rule requiring the Debtors, the Reorganized Debtors and any transferee, and any of their successors or assigns to provide for an adequate protocol for the preservation of the Debtors’ records or documents in connection with the Securities Class Action Lawsuit.

The Debtors and applicable non-Debtors do not concede any liability and do not agree with the allegations in the Securities Class Action Lawsuit. The Debtors and applicable non-Debtors reserve any and all rights to contest the claims and to enforce any stay of the actions as against the Debtors.

[29]

Specifically, the PBGC filed Waiver Amortization Claims for: (a) the A&P Plan in the amount of $45,543,464; (b) the Amalgamated Plan in the amount of $23,230,041; and (c) the Pathmark Plan in the amount of $63,558,032, each asserted as a general unsecured claim.

[30]

Specifically, the PBGC filed the Withdrawal Claim for the Pathmark Plan in an unliquidated amount. The Withdrawal Claim assumes a withdrawal on June 30, 2011, and in such claim the PBGC demands payment of the liability to the PBGC to be held in escrow pursuant to 29 U.S.C. §1363(b).

ARTICLE V.

THE CHAPTER 11 CASES

The following is a general summary of the Chapter 11 Cases, including certain events preceding the Chapter 11 Cases, the stabilization of the Debtors’ operations, and the Debtors’ restructuring initiatives implemented since the Commencement Date.

A.	Events Leading to the Commencement of the Chapter 11 Cases

1.	Challenging Operating Environment

Ongoing challenges facing the U.S. economy and the corresponding slowdown in consumer purchasing negatively impacted the Debtors’ revenues and operating cash flow. Falling consumer spending rates were exacerbated by declines in producer and retail food prices, resulting in retail price deflation across the grocery industry as a whole. This deflationary cycle was compounded by the intense competitive pressure found in the supermarket industry. The Debtors’ $8.4 billion in revenues over the twelve months ended September 11, 2010 reflected an 8.9 percent decline over the period ended September 10, 2009, with the Debtors generating only $104 million in EBITDA over this time. The reduction in EBITDA left the Debtors with diminished capacity to invest in long-term capital projects, with projected capital expenditures for the current fiscal year reduced over $10 million from fiscal 2009 and over $40 million from fiscal 2008. The Debtors’ comparable store sales growth was also down approximately 6.9 percent on a year to date basis.

Margin pressure imposed by declining operating cash flow had, in turn, amplified the bottom line effects of the Debtors’ leveraged balance sheet and significant legacy costs. The Debtors estimated that “dark store” leases would impose approximately $77 million of costs in fiscal 2011 alone. Further, unfavorable contracts with parties such as C&S and GHI continued to weigh on the Debtors, and ongoing pension and post-retirement obligations had contributed to the Debtors’ declining performance.

2.	Restructuring Initiatives

Prior to the Commencement Date, the Debtors took steps to both increase liquidity and reduce costs. In August 2009, the Debtors raised approximately $162.2 million in preferred equity capital through their sale of Convertible Preferred Stock. Also in August 2009, the Debtors raised an additional $253.0 million through the sale of the Second Lien Notes.

In July 2010, the Debtors publicly launched a comprehensive, five-point turnaround plan to increase profitability and stakeholder value. This plan was focused on: (a) installing a strong management team; (b) reducing structural and operating costs; (c) improving customer value; (d) enhancing the overall customer experience; and (e) increasing liquidity. Through this plan, the Debtors implemented wholesale changes to their management team in 2010, including their appointment of a new chief executive officer, the appointment of three new executive officers with significant industry expertise, and the appointment of a new Chief Administrative Officer in August 2010.

Liquidity-enhancing initiatives included the sale of non-core or underperforming assets and liquidity-enhancing transactions such as an $89.8 million sale-leaseback of six owned store locations. The Debtors also sought to increase operating cash flow by optimizing inventory mix, increasing sales training initiatives, and introducing new higher margin, “owned label” brands and products across their store fleet.

The Debtors initiated a major liquidity enhancing initiative in July 2010, when they retained Bank of America, the First Lien Agent, to secure a leasehold mortgage financing to upsize the First Lien Credit Facility ABL by approximately $200 million. Yet, in the days after Thanksgiving when it became clear that certain of the Debtors’ business partners could not provide meaningful cost concessions—an important part of the business plan underlying this facility—the Debtors were forced to abandon this financing initiative.

The Debtors took additional prepetition steps to address their uncompetitive cost structure. The Debtors conducted multiple reductions in force, cut corporate spending, and reduced general and administrative costs. These initiatives have already generated total cost savings of approximately $40 million on an annualized basis, including over $10 million in annual salary savings.

The Debtors sought to work constructively with their business partners in this process. In particular, the Debtors made repeated efforts to engage C&S, given C&S’s undeniable importance to the Debtors’ supply chain and cost structure as a whole. Prior to filing these Chapter 11 Cases, it became clear that C&S was unwilling or unable to provide meaningful cost or trade concessions outside of the chapter 11 process.

The Debtors ultimately determined that the combination of falling revenues, a leveraged balance sheet, legacy costs, and unfavorable supply relationships could not be fixed outside of chapter 11. Of course, the Debtors were acutely aware of the operational and financial challenges facing chapter 11 debtors in general, and the unique challenges facing retail debtors in particular. As a result, the Debtors immediately took actions to make sure they had more than sufficient liquidity to fund their in-court restructuring, including obtaining a debtor-in-possession financing facility. Based on these efforts, the Debtors secured a fully-committed, $800 million credit facility (the “DIP Facility”) from JPMorgan Chase Bank (“JPM”), which is described in greater detail below.

B.	Stabilization of Operations

Upon commencing the Chapter 11 Cases, the Debtors sought and obtained a number of orders from the Bankruptcy Court to ensure a smooth transition of their operations into chapter 11 and facilitate the administration of the Chapter 11 Cases. Several of these orders are briefly summarized below.

1.	Administrative Motions

To facilitate a smooth and efficient administration of the Chapter 11 Cases and to reduce the administrative burden associated therewith, the Bankruptcy Court entered the following procedural orders: (a) authorizing the joint administration of the Debtors’ Chapter 11 Cases [Docket No. 68]; (b) granting the Debtors an extension of time to file their schedules of assets and liabilities and statement of financial affairs (collectively, the “Schedules and Statements”) [Docket No. 496];31 (c) establishing certain notice, case management and administrative procedures [Docket No. 75]; (d) preparing a list of creditors in lieu of a formatted mailing matrix and consolidating the list of creditors to the 40 largest unsecured creditors [Docket No. 79]; and (e) authorizing the employment and retention of KCC as notice and claims agent [Docket No 207].

[31]	On March 25 2011, the Debtors filed their Schedules and Statements with the Bankruptcy Court [Docket No. 1080].

2.	Motion to Continue Using Existing Cash Management System [Docket No. 17]

The Bankruptcy Court authorized the Debtors to continue using their cash management systems and their respective bank accounts, business forms, and investment practices by a Final Order dated February 7, 2011 [Docket No. 733]. The cash management order also approved the Debtors’ investment and deposit guidelines and permitted the Debtors to set off both prepetition and postpetition intercompany obligations between Debtors, or between Debtors and non-Debtor Affiliates.

3.	Motion to Pay Shippers and Lienholder Prepetition Claims [Docket No. 8]

By interim order granted on December 14, 2010 [Docket No. 77], and Final Order granted on January 12, 2011 [Docket No. 500], the Bankruptcy Court authorized the Debtors to pay the prepetition Secured Claims of, among other parties, shippers, warehousemen, and lienholders up to $3.4 million.

4.	Motion to Pay Employee Wages and Benefits [Docket No. 3]

By interim order granted on December 14, 2010 [Docket No. 54], and Final Order granted on January 12, 2011 [Docket No. 497], the Debtors obtained authorization from the Bankruptcy Court to: (a) pay certain prepetition wages, salaries and other compensation, taxes withholdings and reimbursable expenses of their employees; (b) to pay and honor obligations relating to employee medical and other benefit programs; and (c) to continue their employee benefits programs on a postpetition basis.

5.	Motion to Pay Critical Trade Vendors [Docket No. 15]

By interim order granted on December 14, 2010 [Docket No. 55], and Final Order granted on January 12, 2011 [Docket No. 504], the Bankruptcy Court authorized the Debtors to pay prepetition Claims of certain critical vendors. Specifically, the Debtors were authorized to pay (a) $61 million in prepetition Claims to a highly select group of vendors, that are not party to Executory Contracts, who supply the Debtors’ stores with product on trade terms and (b) up to $5 million in Section 503(b)(9) Claims.

6.	Motion to Authorize Maintenance of Customer Programs [Docket No. 4]

By interim order granted on December 14, 2010 [Docket No. 73], and Final Order granted on January 12, 2011 [Docket No. 498], the Bankruptcy Court authorized the Debtors to continue to maintain and administer prepetition customer programs, promotions and practices and pay and otherwise honor their obligations to customers relating thereto in the ordinary course of business consistent with past practice.

7.	Motion to Establish Notification and Hearing Procedures for Trading in Equity Securities [Docket No. 10]

As of the Commencement Date, the Debtors’ NOLs and certain other tax attributes were estimated to be approximately $979 million. Under the Internal Revenue Code, NOLs that accumulate prior to emergence from bankruptcy may be used to offset post-emergence taxable income. Under the applicable federal tax laws, however, the Debtors would lose the ability to utilize a significant portion of their NOLs if an “ownership change” were to occur prior to completion of the Chapter 11 Cases. Consequently, trading in the equity securities of the Debtors could have jeopardized the Debtors’ ability to use those NOLs. To protect these valuable NOL carryforwards for future use to offset taxable income, the Debtors sought and obtained an interim order from the Bankruptcy Court on December 15, 2010 [Docket No. 82], and a Final Order on January 12, 2011 [Docket No. 502] restricting trading of their equity securities.

8.	Motion Determining Adequate Assurance of Payment for Future Utility Services [Docket No. 11]

By Final Order granted on January 12, 2011 [Docket No. 503], the Bankruptcy Court established procedures for determining adequate assurance of payment for future utility service in recognition of the severe impact even a brief disruption of utility services would have on the Debtors. Subsequently, certain of the Debtors’ utility providers appealed the Bankruptcy Court’s final order. On November 15, 2011, the United States District Court for the Southern District of New York affirmed the Bankruptcy Court’s Final Order [Docket No. 2871].

9.	Motion to Pay Prepetition Sales, Use, and Franchise Taxes [Docket No. 6]

By interim order granted on December 14, 2010 [Docket No. 76], and Final Order granted on January 12, 2011 [Docket No. 499], the Bankruptcy Court authorized the Debtors to pay prepetition sales, use, franchise, income, property, and other taxes and any tax-related fees charges, and assessments accrued prepetition.

10.	Motion For Entry of An Order Authorizing Debtors to Release Certain Funds Held in Trust and to Continue Performance of and Honor Obligations Under Consignment Arrangements and Deposit Arrangements [Docket No. 9]

By Final Order granted on January 12, 2011 [Docket No. 501], the Bankruptcy Court authorized the Debtors to release certain funds held in trust and to continue to perform and honor obligations under their pre-petition consignment and deposit arrangements in the ordinary course of business, in a manner consistent with past practice, in order to uphold the Debtors’ reputation for reliability and to preserve the loyalty, goodwill and support of their Customers.

11.	Motions for Entry of an Order Authorizing Rejection of Certain Unexpired Nonresidential Real Property Leases [Docket Nos. 18, 164]

By Final Order granted on December 14, 2010 [Docket No. 81] and Final Orders granted on January 12, 2011 [Docket Nos. 507, 508], the Bankruptcy Court authorized the Debtors to reject certain “dark store” leases where they have ceased ongoing operations and have been unable to sublease, assign, or terminate the relevant leases and reject certain underperforming nonresidential leases and related subleases.

12.	Applications for Retention of Debtors’ Professionals

Throughout the Chapter 11 Cases, the Bankruptcy Court has approved the Debtors’ retention of certain Professionals to represent and assist the Debtors in connection with the Chapter 11 Cases. These Professionals include, among others: (a) Kirkland & Ellis LLP as counsel for the Debtors (order granted January 12, 2011) [Docket No. 488]; (b) Huron Consulting Services LLC, as Financial Advisory (order granted January 12, 2011) [Docket No. 486]; and (c) Lazard Freres & Co. LLC (“Lazard”) as investment bankers for the Debtors (order granted January 12, 2011) [Docket No. 487].

C.	Postpetition Financing

1.	DIP Financing

As noted above, at the outset of the Chapter 11 Cases, the Debtors focused on negotiating and obtaining a DIP financing facility that would provide liquidity and ensure continued operations throughout the Chapter 11 Cases, and upon emergence from bankruptcy. With the assistance of their investment banker, Lazard, the Debtors’ management team engaged in a competitive process to procure the best available postpetition financing facility which resulted in competing DIP financing proposals. Ultimately, the Debtors’ entered into a credit agreement with JPM (the “DIP Agreement”) to obtain the $800 million DIP Facility. The Debtors filed a motion for approval of the DIP Facility on December 12, 2010 [Docket No. 19]. Over several objections, the Bankruptcy Court, by interim order [Docket No. 43] and Final Order [Docket No. 479] (collectively, the “DIP Orders”), authorized the Debtors to: (a) enter into the DIP Facility, consisting of (i) a $350 million term loan facility to refinance the Debtors’ prepetition senior secured credit facility and provide approximately $187 million in incremental liquidity and (ii) a $450 million revolving facility, including access to a $250 million letter of credit sublimit; and (b) grant adequate protection to the Debtors’ secured lenders.

As approved on January 11, 2011 [Docket No. 479], the DIP Facility and accompanying DIP Orders provided the following relief:

a.	Financing: authority to enter into the DIP Agreement for an $800 million debtor-in-possession financing facility, which:

•	repaid approximately $135.5 million outstanding under the prepetition Secured Credit Facility upon entry of the interim order;

•

provided approximately $187 million in incremental liquidity to fund the Debtors’ operations through a secured superpriority priming senior term loan facility upon entry of the interim order and approximately $263 million of incremental liquidity upon entry of the Final Order; and

•

provided a $450 million secured superpriority priming senior revolving borrowing base facility with approximately $200 million in letters of available credit upon entry of the interim order, the remainder of which was made available upon entry of the Final Order.

b.	DIP Liens: authority to grant:

•	a first-priority, fully perfected lien on all unencumbered assets (primarily consisting of certain of the Debtors’ leasehold interests);

•

a first-priority, fully perfected priming lien on all assets of the Debtors subject to the lien securing the notes issued by A&P under the indenture dated as of August 4, 2009, pursuant to section 364(d) of the Bankruptcy Code; and

•	a fully perfected junior lien on all property subject to other pre-existing, validly perfected, non-avoidable liens existing as of the Commencement Date.

c.	Adequate Protection: approval of the form and manner of adequate protection provided to the Second Lien Lenders pursuant to sections 361(a) and 363(c) of the Bankruptcy Code.

d.	DIP Claims: authority to grant a superpriority administrative claim with respect to all loans made and obligations incurred by the Debtors on or after the Commencement Date pursuant to the DIP Agreement, subject only to the Carve Out set forth in the DIP Orders, pursuant to section 364(c)(1) of the Bankruptcy Code.

e.	Cash Collateral: authority to use cash collateral within the meaning of section 361 of the Bankruptcy Code.

As of the date hereof, the DIP Agreement has been twice amended. The first amendment to the DIP Agreement, among other things, provided that the Debtors’ disposition of the Southern Stores (as defined herein) would not result in a Prepayment Event, as defined under the DIP Agreement, thereby allowing the Debtors to retain the $40 million in proceeds generated from the sale of the Southern Stores without having to pay down the DIP Facility. The second amendment to the DIP Agreement modified certain financial covenants which, among other things, waived and allows for the waiver of the minimum cumulative EBITDA requirements for December 31, 2011 and January 28, 2012, provided, that, the Debtors file a plan of reorganization by January 30, 2012 that contemplates full indefeasible repayment of the obligations under the DIP Agreement, in cash, upon the effective date of such plan. The filing of the Plan satisfies the requirement entitling the Debtors to the EBITDA waiver described in the previous sentence.

D.	Appointment of Committees

1.	The Creditors’ Committee

On December 21, 2010, the United States Trustee appointed the Creditors’ Committee pursuant to section 1102 of the Bankruptcy Code, consisting of: (a) the Wilmington Trust Company; (b) the PBGC; (c) United Food & Commercial Workers International Union, CLC; (d) Central States, Southeast and Southwest Areas Pension Fund; (e) 1199 SEIU Healthcare Employees Pension Fund; (f) Kimco Realty Corporation; (g) McKesson Pharmaceutical; (h) C&S Wholesale Grocers, Inc.; and (i) Calip Dairies Inc. On June 3, 2011, the United States Trustee appointed Kraft Foods Global, Inc. to the Creditors’ Committee.

The Bankruptcy Court has approved the Creditors’ Committees’ retention of the following professionals: (a) Milbank, Tweed, Hadley & McCloy LLP as counsel [Docket No. 998]; (b) Klestadt & Winters, LLP as conflicts-counsel [Docket No. 1048]; and (c) FTI Consulting, Inc. as restructuring and financial advisors [Docket No. 999].

E.	Operational Restructuring Initiatives

The Debtors have used the tools of chapter 11 to implement certain operational restructuring initiatives to successfully reorganize their business, including: (a) rationalizing their store footprint; (b) strategically replacing and improving their supply and logistics arrangements; and (c) executing labor cost savings initiatives.

1.	Rationalization of Store Portfolio

A fundamental component of the Debtors’ operational restructuring plan has been the rationalization of the Debtors’ footprint. The Debtors, with the assistance of their advisors and in consultation with the Creditors’ Committee, engaged in a comprehensive review of their store portfolio with the objective of identifying and closing unprofitable and non-core store locations.

a.	Dark Stores Leases

In accordance with the Debtors’ operational restructuring activities, the Debtors, with the assistance of their advisors, began the process of reviewing and analyzing their contractual obligations so as to identify the contracts and leases that are burdensome to the Estates and may be rejected pursuant to section 365 of the Bankruptcy Code. By the Commencement Date, the Debtors had identified 73 “dark store” leases where the Debtors had ceased ongoing operations and were unable to sublease, assign, or terminate the relevant leases (collectively, the “Dark Store Leases”). The Debtors’ estimated that the Dark Store Leases would have imposed tens of millions of accrued actual costs in the fiscal year 2011 alone, with the full economic impact on the Estates potentially even more dramatic. The Dark Store Leases represented an unnecessary expense to the Estates and effectively contributed no value to the Debtors’ balance sheet. Thus, pursuant to the Debtors’ First Omnibus Motion for Entry of an Order Authorizing Rejection of Certain Unexpired Nonresidential Real Property Leases Nunc Pro Tunc to the Date Hereof [Docket No. 18] and the Debtors’ Second Omnibus Motion for Entry of an Order Authorizing Rejection of Certain Unexpired Nonresidential Real Property Leases and Related Subleases [Docket No. 164], the Debtors obtained authority from the Bankruptcy Court to reject 73 Dark Store Leases, another 25 underperforming leases and 26 subleases [Docket Nos. 81, 507, and 508].

b.	Southern Stores

In the process of evaluating their store portfolio, the Debtors identified 25 stores in the mid-Atlantic region operating under the SuperFresh banner (collectively, the “Southern Stores”) as non-core assets. Following a robust marketing process and a two-day public auction, on June 20, 2011, and June 23, 2011, the Bankruptcy Court entered orders approving the sales of assets associated with the Southern Stores including, grocery stores, lease assignments and pharmacy assets to the highest bidders [Docket Nos. 1947, 1944, 1962, and 1965]. The Bankruptcy Court also authorized the Debtors to conduct store closing sales to dispose of all inventory and assets of the Southern Stores that were no successfully auctioned, and any assets excluded from the purchase agreements of the Southern Stores that were successfully auctioned [Docket No. 1734]. The sale of the assets of the Southern Stores generated more than $40 million in cash proceeds (excluding additional proceeds for inventory) for the Estates and freed the Debtors from the costs of operating underperforming stores that are not part of their going-forward business plan. Further, pursuant to the first amendment to the DIP Agreement, the Debtors were not obligated to use the proceeds from the Southern Store sales to pay down the DIP Facility.

c.	Store Closing Sales

To facilitate the Debtors’ efforts to rationalize their store footprint, the Debtors sought authority from the Bankruptcy Court to: (i) commence store closing sales at stores the Debtors identify from time to time for closure in accordance with certain EBITDA related store rationalization procedures, notwithstanding any contractual provisions or state and local laws restricting such sales (the “Store Closing Sales”); (ii) sell certain of the Debtors assets in connection with the Store Closing Sales free and clear of all liens, claims and encumbrances; (iii) enter into a consulting agreement with a liquidation consultant; and (iv) assume, assign or reject unexpired leases subject to the Store Closing Sales [Docket No. 1004]. To date, the Debtors have executed approximately 32 Store Closing Sales, generating approximately $24 million in annual EBITDA improvement.

The Debtors are continuing to evaluate their Unexpired Leases in consultation with the Investors.

2.	Implementing Improved Supply and Logistics Arrangements

Another key aspect of the Debtors’ operational restructuring plan has been the replacement of costly, out-dated supply and logistics arrangements with new agreements tailored to the Debtors’ revised store footprint that provide significant cost savings.

a.	The New C&S Agreement

C&S is the Debtors’ primary supplier, supplying approximately 70% of the merchandise sold by the Debtors, as of the Commencement Date. On March 7, 2008, A&P and C&S entered into an agreement under which C&S provided warehousing, transportation, and procurement services supporting virtually all of the Debtors’ operations (the “C&S Agreement”).

The Debtors thoroughly analyzed the C&S Agreement and concluded that it was materially unfavorable to A&P and incompatible with an emergence strategy. In December of 2010, the Debtors hired Marie Robinson, an experienced supply and logistics executive, who developed and supervised a substantial effort to re-engineer A&P’s supply and logistics arrangements and analyze all alternatives.

In early 2011, the Debtors initiated a multi-month and multi-round request for proposal process (“RFP”) from several supply and logistics providers, including C&S. The Debtors and their advisors considered C&S’s bid and also assembled composite bids based on a multi-provider solution that split the services that C&S currently provides among multiple suppliers. After analyzing all of the bids and following several weeks of negotiations with C&S, and with input from the Creditors’ Committee and the Debtors’ other key constituents, the Debtors concluded that the best option was to accept C&S’s bid offering a replacement contract and enter into a new supply and logistics contract with C&S (the “New C&S Agreement”).

On June 23, 2011, the Bankruptcy Court authorized the Debtors to reject the C&S Agreement and enter into the New C&S Agreement and to settle certain prepetition claims between the Debtors and C&S related thereto, including rejection damages [Docket No. 1964]. The projected net cost savings from the New C&S Agreement exceeds $50 million in the first year following emergence, alone, which, upon the Effective Date of the Plan, will become operative. In addition, the New C&S Agreement provides for immediate and improved operational efficiencies and controls, flexibility to remain effective upon implementation of the Plan, and more favorable payment terms. Further, the New C&S Agreement contemplates C&S waiving its damages claim arising from the Debtors’ rejection of the C&S Agreement.32 The New C&S Agreement also resolves the setoff dispute among the parties embodied in the Stipulation and Agreed Order Regarding Setoff Rights [Docket No. 1483], entered by the Court on May 2, 2011 whereby the parties reserved all rights to litigate the disputed amounts and categories of claims at a later date. The Debtors shall retain the $5.8 million already remitted by C&S, and C&S shall retain the remaining $12.2 million and apply that amount in satisfaction of C&S’s liquidated prepetition claim.

[32]

C&S’s rejection damages claim waiver is voided if the New C&S Agreement is terminated prior to the Debtors’ emergence from chapter 11 and C&S may terminate the New C&S Agreement if the Debtors fail to emerge from chapter 11 by June 12, 2012 as an operating enterprise. Notably, this is the same date upon which the DIP facility matures and becomes fully payable.

b.	Rejection of GHI Trucking Agreement

On February 4, 2011, the Bankruptcy Court entered an order authorizing the Debtors’ rejection of the trucking agreement with GHI (the “GHI Contract’) upon entering into an alternative transportation logistics arrangement [Docket No. 721] (the “GHI Contract Order”).33

The GHI Contract was inherited in the Pathmark Acquisition. The GHI Contract gave GHI the exclusive right to service the Pathmark-branded stores regardless of the origin or the volume of products to be delivered. The Debtors analyzed the costs and benefits of the GHI Contract and found that they paid substantially more for the services they receive under the GHI Contract than the prices they could negotiate with other parties in the current marketplace for comparable logistics. In response to the general need to economically restructure their third-party logistics arrangements, and, in the short-term, secure a less costly provider of interim trucking services to the Pathmark-branded stores, the Debtors circulated RFPs to numerous transportation services, including GHI and C&S. Ultimately, C&S’s bid for interim trucking services was the most favorable and the Debtors entered into an interim trucking agreement with C&S. The interim trucking agreement with C&S permitted the Company to realize material transportation cost savings immediately upon rejection of the GHI Contract. The interim trucking agreement was later incorporated into the New C&S Agreement.

3.	Reducing Labor Costs

The final piece of the Debtors’ operational restructuring plan has been the development of a sustainable labor solution that sufficiently accommodates the Debtors’ needs to: (a) control labor costs; (b) attract and maintain a qualified and motivated workforce; (c) have sufficient flexibility to adapt their labor arrangements to their business needs; and (d) achieve a sustainable balance between the Debtors’ capital structure and pension obligations to ensure the availability of favorable exit financing options.

The Debtors are parties to 35 CBAs, which cover approximately 92% of their workforce. Among other things, these agreements require the Debtors to make significant pension, and health care-related contributions on their employees’ behalf. The Debtors contributed $56.6 million, $62.3 million and $48.2 million to the Multiemployer Pension Plans in the fiscal years 2010, 2009 and 2008, respectively. Moreover, the Debtors believe their collectively bargained wage, pension, and health care obligations placed them at a competitive disadvantage and were unsustainable at existing levels.

To develop a sustainable labor solution, the Debtors worked with their labor constituencies for months in extensive, arm’s-length negotiations. The Debtors and their advisors devised term sheets for each of their 35 CBAs and delivered them to the local unions on May 5, 2011. In the several months following the delivery of the term sheets, the Debtors’ senior management engaged in multiple negotiations with union representatives and exchanged counteroffers and term sheet revisions.

[33]

On February 3, 2011, in anticipation of the GHI Contract Order, GHI filed an emergency motion for stay pending appeal of the GHI Contract Order [Docket No. 714]. On February 4, 2011, the Debtors filed an opposition to GHI’s motion for stay pending appeal of the GHI Contract Order [Docket No. 720]. On February 7, 2011, the Bankruptcy Court denied GHI’s motion for stay pending appeal of the GHI Contract Order [Docket No. 730].

The pace of the parties’ negotiations accelerated when the Debtors reached agreement on the Securities Purchase Agreements, dated as of November 3, 2011 (and since amended and restated), with the Investors. A key factor in the Debtors’ acceptance of the deal with the Investors was the UFCW’s support of the Debtors’ and the Investors’ work towards a successful restructuring transaction. The Securities Purchase Agreements provided deadlines for the completion of negotiations between the Debtors and their local unions. In addition, the Securities Purchase Agreements brought Yucaipa, and its proven acumen in grocery and labor-related matters, into the negotiations as an additional voice to help both sides reach consensus.

Ultimately, the parties met the entire week of November 11, 2011 and began a series of negotiations aimed at closing the gap and reaching a final deal. The parties continued to document their agreements over the following week, and the final local union term sheet was executed on November 23, 2011. That same day, the Debtors filed a motion seeking Court authority to enter into modifications to 34 CBAs [Docket No. 2910] (the “Modified CBAs Motion”). At a hearing on December 5, 2011, the Bankruptcy Court approved the Modified CBAs Motion, and on December 8, 2011, the Bankruptcy Court entered an order approving the Modified CBAs Motion [Docket No. 3007].

The Debtors estimate that the modified CBAs will generate material savings, which savings are reflected in the Financial Projections attached hereto as Exhibit C. Although the modified CBAs require substantial sacrifices from the Debtors’ employees, they will permit the Debtors to survive in the competitive grocery business while still permitting the Debtors to retain and attract high-quality associates.

The terms of the modified CBAs are extended, which will provide the Debtors with substantial stability as reorganized entities. The modified CBAs also make myriad changes, varying by CBA, to 34 different CBAs among the Debtors and 13 independent local unions. In general, the modified CBAs alter certain provisions relating to wages, benefits, and working conditions, all of which have a direct and favorable impact on the Debtors’ bottom line. The terms of the modified CBAs are described in greater detail in the Modified CBAs Motion.

As of the filing of this Disclosure Statement, the Debtors have reached an agreement in principle with the Service Employees International Union, Local 1199 (“SEIU Local Union”), pursuant to which SEIU Local Union has agreed to certain modifications to its CBA that will provide cost savings to the Debtors. The modifications to SEIU Local Union’s CBA, subject to ratification by the members of SEIU Local Union and Bankruptcy Court approval, are intended to become effective on or before January 1, 2012.

F.	Executory Contracts and Unexpired Leases

The Bankruptcy Code authorizes a debtor, subject to the approval of the Bankruptcy Court, to assume and assign, or reject Executory Contracts and Unexpired Leases. In conjunction with their overall asset rationalization efforts, the Debtors have engaged in a comprehensive evaluation of their Executory Contracts and Unexpired Leases.

The overwhelming majority of the Debtors’ store locations are leased, and as of the Commencement Date, the Debtors were parties to more than 700 unexpired leases of nonresidential real property, including subleases and leases on account of vacant properties, or locations previously assigned by the Debtors. The Leases are also a key component of the collateral package supporting the Debtors’ postpetition lending facility and borrowing base. In order to right-size their store footprint, the Debtors, with the assistance of their advisors, have engaged in a comprehensive review of their store portfolio with the objective of identifying and selling non-core store locations.

On March 8, 2011 the Debtors sought and received approval of streamlined procedures to assume, assign or reject Unexpired Leases [Docket No. 1004]. During the course of the Chapter 11 Cases, the Debtors and their Professionals have evaluated Executory Contracts and Unexpired Leases in the context of the Debtors’ business plan. For each of these Executory Contracts and Unexpired Leases, the Debtors determined, based on the economics of the specific contract and their overall restructuring efforts, whether the contract was a candidate for assumption, rejection, or amendment and assumption.

To date, the Debtors have filed six omnibus motions to assume certain unexpired nonresidential leases [Docket Nos. 1959, 2271, 2486, 2656, 2780, 2936]. The Bankruptcy Court, pursuant to sections 363(b) and 365(a) of the Bankruptcy Code, has granted the Debtors authority to assume approximately 385 unexpired nonresidential leases and related subleases pertaining to approximately 235 operating stores, which compromise is the cornerstone for the Debtors’ ongoing business operations [Docket Nos. 2181, 2372, 2636, and 2879].

G.	Analysis and Resolution of Claims

The Debtors’ Schedules and Statements provide information pertaining to the Claims against the Estates. On March 25, 2011, the Debtors filed their Schedules and Statements with the Bankruptcy Court. Interested parties may review the Schedules and Statements at the office of the Clerk of the United States Bankruptcy Court for the Southern District of New York, White Plains Division, 300 Quarropas Street, White Plains, New York 10601 or online at http://www.kccllc.net/APTea.

1.	Claims Bar Date

On May 2, 2011 the Bankruptcy Court entered an order (the “Bar Date Order”) [Docket No. 1476] requiring all persons or entities, except as otherwise provided in the Bar Date Order, that can assert a Claim against the Debtors that arose or is deemed to have arisen prior to the Commencement Date, including all claims, as defined in section 101(5) of the Bankruptcy Code, all claims pursuant to section 503(b)(9) of the Bankruptcy Code and all claims held by governmental units, to submit a written Proof of Claim so as to be actually received on or before June 17, 2011 at 5:00 p.m. (prevailing Eastern Time) by KCC, the Debtors’ Claims Agent, in accordance with the Bar Date Order.

To date, KCC has received approximately 10,700 Proofs of Claim. Based upon a general reconciliation of the Debtors’ books and records, the Debtors believe that many of the filed Proofs of Claim are invalid, untimely, duplicative, or overstated, and, have therefore calculated the recoveries under the Plan with the assumption that such Claims will be expunged from the Claims Register. Based on this general reconciliation effort, the Debtors believe the actual total amount of the unsecured Claims Pool is approximately $1.0 billion to $1.7 billion, approximately $650 million of which is bond debt.

2.	De Minimis Settlement Procedures

On March 10, 2011, the Bankruptcy Court approved the Debtors’ motion seeking approval of certain procedures (the “De Minimis Settlement Procedures”) for settling de minimis Claims [Docket No. 1002] (the “De Minimis Claims Order”). Under the De Minimis Settlement Procedures, where the proposed settlement amount is of a Claim or Cause of Action by a third party against one or more of the Debtors (the “Third Party Claims”) and is equal to or less than $75,000, the Debtors, in their reasonable business judgment, may settle such Claim without prior notice to any third parties or further notice or action by the Bankruptcy Court. Where the proposed settlement amount is of a Third Party Claim and is greater than $75,000 but less than $2,250,000, the Debtors, in their reasonable business judgment, may settle such Claim without further action of the Bankruptcy Court, provided, that the Debtors provide ten days written notice to certain parties in interest pursuant to the De Minimis Claims Order and no objection is received from such parties within those ten days.

H.	Maintaining Exclusive Right to File a Plan of Reorganization

Section 1121(b) of the Bankruptcy Code establishes an initial period of 120 days after the Bankruptcy Court enters an order for relief under chapter 11 of the Bankruptcy Code during which only the debtor may file a plan. Without further order of the Bankruptcy Court, the Debtors’ initial exclusivity period to file a plan would have expired on April 9, 2011. By order dated March 10, 2011, the Bankruptcy Court extended the Debtors’ exclusivity periods through and including December 31, 2011 (to file a plan) and through and including February 29, 2011 (to solicit acceptances) [Docket No. 1003]. The order authorizing these extensions reserved the Debtors’ right to seek additional extensions of these exclusivity periods.

On August 1, 2011 the Debtors filed their second motion to extend their exclusive periods [Docket No. 2268]. On August 18, 2011, the Bankruptcy Court approved the motion and extended the Debtors exclusive periods to both file and solicit votes for their plan of reorganization to January 16, 2012 and March 16, 2012, respectively [Docket No. 2370].

I.	Negotiations Relating to the Development of the Plan

Beginning several months ago, at the same time that the Debtors were executing their substantial reorganization initiatives, the Debtors engaged in plan discussions with the Convertible Noteholders, which resulted in substantial dialogue during the months of August, September and October regarding capital investments to support a plan of reorganization, and which contributed to the terms memorialized in the Securities Purchase Agreements (the “Noteholders’ Proposal”). The Convertible Noteholders represent the Debtors’ largest unsecured creditor group and had demonstrated the financial wherewithal to deliver the capital infusion the Debtors needed to emerge from chapter 11. The material terms of the Noteholders’ Proposal were nearly finalized as of the end of October and the Debtors were prepared to file a motion for approval of the agreement on October 28, 2011, with the proposed investment contingent upon obtaining labor savings that the Debtors had yet to secure.

However, on October 24, 2011, Yucaipa submitted to A&P’s Board of Directors a letter of interest to provide an alternative investment. At 8:30 AM on October 26, 2011, the Board formed an independent restructuring committee, excluding those directors that could be perceived as having an affiliation with Yucaipa (the “Restructuring Committee”), to evaluate both the Convertible Noteholders’ Proposal and Yucaipa’s proposal. The first meeting of the Restructuring Committee took place thirty minutes later, at 9:00 AM on October 26, 2011, for the purpose of evaluating Yucaipa’s proposal. Following the October 26, 2011 Restructuring Committee meeting, the Debtors’ management and professionals engaged in parallel, around-the clock negotiations with the Convertible Noteholders and Yucaipa, providing updates to the Restructuring Committee on October 28, October 31 and November 1, 2011. Before submission of the joint proposal, the Debtors’ believed Yucaipa’s proposal offered certain advantages to the Convertible Noteholders—namely that (i) a Yucaipa-sponsored plan of reorganization was more likely to garner support from the Debtors’ unions; (ii) Yucaipa had general familiarity with the Debtors’ operations; and (iii) Yucaipa had the supermarket industry experience that could benefit the Debtors’ going-forward operations and efforts to obtain exit financing. On the other hand, that the sale of certain assets to Yucaipa in conjunction with the Debtors’ emergence from chapter 11 apart from the rest of the corporate enterprise could possibly have made outside financing more costly to obtain.

Ultimately, the convertible noteholders and Yucaipa expressed an interest in submitting a joint proposal early in the morning hours of November 1, and it became clear to the Debtors and the Restructuring Committee that the best solution for the Debtors and their estates would be to allow the Convertible Noteholders and Yucaipa to jointly invest, harnessing the benefits of each proposal. The Securities Purchase Agreements embody the results of these negotiations. Lazard and Kirkland updated the Restructuring Committee on November 1 of the developments overnight and moved forward with documenting a joint proposal. Specifically, as a result of these negotiations, the Convertible Noteholders agreed to, among other things, (a) decrease the $26 million agreed-to break-up fee to $20 million and (b) a include a “fiduciary out” provision which would allow the Debtors to consider unsolicited proposals upon execution of the Securities Purchase Agreements. For its part, Yucaipa agreed to forgo its earlier plan to purchase certain assets concurrently with the Debtors’ emergence.

On November 2, 2011, the Restructuring Committee recommended that the Board authorize the Debtors’ management to enter into the Securities Purchase Agreements, and the Board gave such authorization on that same day. The Debtors’ management and professionals then finalized the Securities Purchase Agreements, and the parties signed the Securities Purchase Agreements on November 3, 2011. The parties amended and restated the Securities Purchase Agreements and submitted them to the Bankruptcy Court, certain parties in interest and (in a redacted form) to certain parties that objected to the Debtors’ motion to enter into the Securities Purchase Agreements. On December 6, 2011, the Bankruptcy Court entered an order authorizing the Debtors to enter into the amended and restated Securities Purchase Agreements [Docket No. 2962]. The Securities Purchase Agreements are the backbone of the Plan, which the Debtors believe represents their best option to maximize value for the estates, exit chapter 11 as expeditiously as possible, and provide their reorganized enterprise with the capital needed to implement their post-reorganization business plan.

J.	Plan Support Agreement With Certain Holders of Debtors’ Second Lien Notes

A&P, as issuer, and each of the Debtors, as guarantors, have issued notes (the “Second Lien Notes”) pursuant to that indenture dated as of August 4, 2009 (the “Second Lien Indenture”) by and between the Debtors and Wells Fargo Bank, N.A. in its capacity as successor trustee (the “Second Lien Trustee”). The Second Lien Notes are secured by liens on substantially all the Debtors’ personal property and certain parcels of the Debtors’ real property. Holders of the Second Lien Notes beneficially owning approximately 70% of the aggregate principal value of the Second Lien Notes are members of the Ad Hoc Consortium of Second Lien Noteholders.34

Beginning in mid-November, 2011, the Debtors, the Ad Hoc Consortium of Second Lien Noteholders, the Investors, and the Second Lien Trustee and their respective professionals engaged in arm’s length, good faith negotiations around the terms of a potential settlement to address their respective positions and, ultimately, to secure the collective support of certain holders of the Debtors’ Second Lien Notes for the Debtors’ proposed Plan. Through these negotiations, the parties addressed:

•

the treatment under the Plan of certain holders of the Debtors’ Second Lien Notes that have executed the Plan Support Agreement (collectively, the “Consenting Noteholders”),[35] including the treatment of makewhole claims potentially arising under the Second Lien Indenture and the Second Lien Notes and the treatment of other claims arising under the Second Lien Indenture and the Second Lien Notes under the Plan, including default interest, interest on interest, and other claims;

[34]

The Ad Hoc Consortium of Second Lien Noteholders is described more fully in the Amended Verified Statement of Brown Rudnick LLP Pursuant to Bankruptcy Rule 2019(a) filed with the Bankruptcy Court on November 11, 2011 [Docket No. 2856].

[35]	Collectively, the Consenting Noteholders hold approximately $204 million of the Debtors’ Second Lien Notes—or approximately 79% of the Second Lien Notes’ aggregate principal value.

•	issues related to the Debtors’ potential cramdown of the Consenting Noteholders under the Plan; and

•	the Consenting Noteholders’ ultimate support for the Debtors’ Plan.

The negotiations were a success and are embodied in the Plan Support Agreement. Pursuant to the Plan Support Agreement, the Debtors have agreed to amend the Plan to provide for: (a) the allowance of Second Lien Note Claims in the aggregate amount of $309,660,000.00 (assuming a March 1, 2012 Effective Date), subject to a per diem adjustment for the accrual of interest of $108,785.00 per day;36 (b) the payment of the Consenting Noteholders’ Second Lien Note Claims on a Pro Rata basis in full in Cash; (c) the Consenting Noteholders and, subject to certain conditions, the Second Lien Trustee to be Released Parties and Exculpated Parties under the Plan; and (d) the allowance and payment of the Consenting Noteholders’ and the Second Lien Trustee’s reasonable and documented fees and expenses as of the Effective Date in an amount not to exceed $1,800,000, plus any fees and expenses payable by the Debtors pursuant to the Final DIP Order that remain unpaid as of the Plan Effective Date.37

Pursuant to the Plan Support Agreement, and as described more fully in Article VI.G.1 herein, the treatment of holders of Allowed Class A Second Lien Note Claims depend on whether Class A votes to accept the Plan (or is presumed to have accepted the Plan) or votes to reject the Plan.

The Bankruptcy Court authorized the Debtors to enter into the Plan Support Agreement at a hearing held on December 15, 2011.38

ARTICLE VI.

PLAN SUMMARY

A.	Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor can reorganize its business for the benefit of itself, its creditors, and interest holders. Chapter 11 also strives to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of a debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

[36]

As set forth more fully in the Plan Support Agreement, this amount excludes and does not include any Applicable Premium (as defined in the Second Lien Indenture), makewhole premium, prepayment penalty, or similar Claim arising under or related to the Second Lien Indenture or the Second Lien Notes. Subject to the terms and conditions set forth in the Plan Support Agreement, the Debtors expressly reserve all rights to contest any such claims on any basis.

[37]

The Final DIP Order provides for the reimbursement of up to $175,000 of reasonable fees and expenses per month as further adequate protection for the Second Lien Trustee, subject to the terms and conditions set forth more fully therein. (See Final DIP Order ¶ 15(e)(ii).) To be clear, the Debtors will not be obliged to pay any additional fees and expenses under the Plan Support Agreement unless and until the Plan is confirmed and consummated, nor is the Second Lien Trustee waiving any rights with respect to such fees and expenses pursuant to section 506(b) of the Bankruptcy Code.

[38]	See Order Authorizing the Debtors to Enter Into a Plan Support Agreement With Certain Holders of the Debtors’ Second Lien Notes [Docket No. ].

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan of reorganization makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity holder in the debtor, whether or not such creditor or equity holder is impaired under or has accepted the plan, or receives or retains any property under the plan. Subject to certain limited exceptions, and except as otherwise provided in the plan or the confirmation order itself, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the Plan and substitutes for those debts the obligations specified under the confirmed plan.

A chapter 11 plan may specify that the legal, contractual, and equitable rights of the holders of claims or interests in certain classes are to remain unaltered by the reorganization effectuated by the plan. Such classes are referred to as “unimpaired” and, because of such favorable treatment, are presumed to accept the plan. Accordingly, a debtor need not solicit votes from the holders of claims or interests in such unimpaired classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed to reject the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes that are receiving a distribution of property under the plan but are not “unimpaired” will be solicited to vote to accept or reject the plan.

Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor’s creditors and interest holders. In compliance therewith, the Plan divides Claims and Interests into various Classes and sets forth the treatment for each Class. The Debtors believe that the Plan has classified all Claims and Interests in compliance with section 1122 of the Bankruptcy Code, but it is possible that a holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such modifications of the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT, AND THE EXHIBITS AND DEFINITIONS CONTAINED IN EACH DOCUMENT.

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO IN THE PLAN. THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN.

THE PLAN ITSELF AND THE DOCUMENTS IN THE PLAN CONTROL THE ACTUAL TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN AND WILL, UPON THE OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON, AMONG OTHER ENTITIES, ALL HOLDERS OF CLAIMS AND INTERESTS, THE REORGANIZED DEBTORS, ALL ENTITIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THE DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.

B.	Overall Structure of the Plan

Pursuant to the Plan, the Investors are providing a total New Money Commitment of $490 million in the form of (i) $210 million39 face amount of privately placed New Second Lien Notes, (ii) $210 million face amount of privately placed New Convertible Third Lien Notes, and (iii) an $80 million New Equity Investment. Pursuant to the Substantive Consolidation Settlement described herein, holders of allowed General Unsecured Claims will receive their Pro Rata share of a cash pool of $40 million, less the amount distributed pursuant to the Substantive Consolidation Settlement.

In connection with its purchase of the NewCo Equity and the New Convertible Third Lien Notes, Yucaipa will acquire warrants to purchase NewCo Equity representing 7.0% of the fully diluted (prior to the issuance of any equity incentives pursuant to any management equity incentive plan A&P may implement pursuant to the Plan) common equity in Reorganized A&P at the time of the Plan Effective Date (the “Investment Warrants”).

As part of the Plan, on November 3, 2011, the Debtors and the Investors entered into security purchase agreements in respect of the New Second Lien Notes, the New Convertible Third Lien Notes and the New Equity Investment (collectively, the “Securities Purchase Agreements”). The Securities Purchase Agreements each provide that the parties will support the Plan in all aspects. Each of the Investors has agreed that, subject to certain exceptions, so long as the Company is in compliance with its obligations under the Securities Purchase Agreements and the Securities Purchase Agreements have not been terminated, the Investors will, subject to the receipt by the Investors of a Disclosure Statement approved by the Bankruptcy Court, timely vote or cause to be voted all of their Claims against the Debtors to accept the Plan, and not to change or withdraw such vote.

The Securities Purchase Agreements contain customary representations, warranties and covenants. In certain limited circumstances, the Investors have the right to terminate the Securities Purchase Agreements and withdraw their support for the Plan. For example, the Investors may terminate the Securities Purchase Agreements and will not be required to support the Plan if (a) the representations and warranties made by the Debtors in connection with the Securities Purchase Agreements fail to be true and correct in all material respects or (b) the Debtors fail to materially perform or comply with any covenants contained in the Securities Purchase Agreements.

The Securities Purchase Agreements contain both exclusivity and non-solicitation covenants that prohibit the Debtors from soliciting alternative transactions; however, they also contain a limited “fiduciary out” permitting the Debtors to consider unsolicited superior offers.

The Securities Purchase Agreements provide that the Debtors will pay the Investors a $40 million commitment fee payable in New Convertible Third Lien Notes and, under certain circumstances, a $15 million break-up fee to the Investors. They also provide that the Debtors will pay the Investors’

[39]

The $210 million face amount of the New Second Lien Notes will be issued with a 5.0% original issue discount, therefore, the aggregate amount of the securities includes $200 million–not $210 million–in funds from the issuance of the New Second Lien Notes.

reasonable fees and expenses, provided, that to the extent the total fees and expenses of professional advisors retained by the Investors (excluding any success fees, transaction fees or comparable fees set forth on Schedule 1.7 of the Company Disclosure Schedule attached to the Securities Purchase Agreements) which are incurred during the period from and after the Execution Date of the Securities Purchase Agreements and on or before the Closing Date of the Securities Purchase Agreements (or any earlier termination of the Securities Purchase Agreements, exceed $5.0 million, the payment (or reimbursement) of such professional fees and expenses in excess of $5.0 million shall be subject to further approval by the Bankruptcy Court.

The Securities Purchase Agreements are the backbone of the Plan, which the Debtors believe represents their best option to maximize value for the estates, exit chapter 11 as expeditiously as possible, and provide their reorganized enterprise with the capital needed to implement their post-reorganization business plan.

The preceding description is a summary of the Securities Purchase Agreements and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of Securities Purchase Agreements.

C.	Substantive Consolidation Settlement

The Plan provides for a settlement and compromise of the issues relating to whether the liabilities and assets of the Debtors should be substantively consolidated for purposes of distributions under the Plan. These issues include: (a) whether the elements necessary to obtain an order of substantive consolidation are satisfied in the Chapter 11 Case; (b) the value of the Debtors’ Estates on an individual and a consolidated basis, and the proper method of determining such value; (c) whether the Estate of each Debtor should be treated separately for purposes of making payments to holders of Claims; (d) whether it is possible to attribute particular Claims asserted in the Chapter 11 Cases to a specific Debtor; (e) the value to be accorded to guarantees issued by one Debtor in favor of another Debtor; (f) the strength of the relative rights and positions of the different Classes of unsecured Claims with respect to disputes over substantive consolidation; (g) other issues having to do with the rights of certain Estates, Claims, or Classes of Claims vis-à-vis other Estates, Claims, or Classes of Claims; and (h) the nature of Intercompany Claims arising in the ordinary course of business.

Substantive consolidation is a judicially-created remedy whereby the assets and liabilities of two or more related entities are pooled, and the pooled assets are used to satisfy the claims of creditors of all the consolidated entities. The Debtors believe there is sufficient evidence to satisfy the legal standard for substantive consolidation, specifically that the Debtors’ businesses are “hopelessly entangled” and creditors relied on the Debtors as a single economic unit when transacting business with the Debtors in the ordinary course. However, certain creditors, namely holders of Guaranteed Landlord Claims and Pension Withdrawal Claims, may assert that they would be disadvantaged by substantive consolidation. After considering the various factors weighing both in favor of and against substantive consolidation, and in consultation with the Creditors’ Committee, the Debtors concluded that complex, time-consuming, and ultimately uncertain substantive consolidation litigation was likely if the Debtors pursued substantive consolidation of their estates, and that the cost of such litigation could pose material risk to the Debtors’ reorganization efforts and all creditor recoveries. Therefore, the Plan proposes a compromise that would eliminate the necessity of such costly and time-consuming litigation and that best approximates the equitable distribution of the Debtors’ assets after taking into account the issues described in the preceding paragraph.

1.	Legal Standard for Substantive Consolidation

The Second Circuit, in Union Sav. Bank v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515, 518 (2d Cir. 1988) established a two-pronged test for determining whether the equitable remedy of substantive consolidation is appropriate: (i) did creditors deal with the entities as a single economic unit and not rely on the separate identity of the debtors in extending credit or (ii) are the affairs of the debtors so hopelessly entangled that consolidation will benefit all creditors. See Augie/Restivo, 860 F.2d at 518. Substantive consolidation is appropriate where either test is satisfied. In applying these tests, courts generally consider several of the following factors when determining whether to grant substantive consolidation of debtors in chapter 11, including: (a) the presence or absence of consolidated financial statements; (b) the unity of interests and ownership between the various entities; (c) the existence of intercompany guarantees; (d) the degree of difficulty in segregating and ascertaining the assets and liabilities of the various entities; (e) the informal transfer of assets among the entities; (f) the commingling of assets, liabilities, and business functions; (g) the profitability of consolidation at a single location; (h) whether a parent owns a majority of its subsidiary’s stock; (i) whether the entities have common officers and directors; (j) whether a subsidiary is grossly undercapitalized; (k) whether a subsidiary solely conducts business with its parent; (l) disregard of the legal requirements of a subsidiary as a corporation separate from its parent; (m) the existence of a single cash management system; (n) whether different entities were created only to provide tax benefits; (o) assumption by a parent of contractual obligations of its subsidiaries; (p) sharing of overhead, management, accounting, and other related expenses among different corporate entities; (q) failure to distinguish between property of each entity; (r) a parent paying salaries of employees of subsidiaries; (s) a parent or its affiliates financing the subsidiary; (t) a parent shifting people on and off its subsidiary’s board of directors; (u) a parent referring to its subsidiary as a department or division; (v) directors of a subsidiary not acting independently in the interest of the subsidiary, but taking direction from the parent; and (w) a parent acting from the same business location as its affiliates and subsidiaries. See, e.g., In re Vecco Constr. Indus., Inc., 4 B.R. 407, 410 (Bankr. E.D. Va. 1980); PBGC v. Ouimet Corp., 711 F.2d 1085, 1093 (1st Cir. 1983); In re Drexel Lambert Grp., Inc., 138 B.R. 723, 766 (Bankr. S.D.N.Y. 1992); In re Eagle-Picher Indus., Inc., 192 B.R. 903, 907 (Bankr. S.D. Ohio 1996); In re Lionel L.L.C., Case No. 04-17324, 2008 WL 905928, at *11 (Bankr. S.D.N.Y. Mar. 31, 2008). As the above-mentioned factors indicate, a substantive consolidation analysis is extremely fact-intensive.

2.	The Debtors’ Analysis of Substantive Consolidation

The Debtors’ management and advisors undertook a comprehensive analysis of many of the factors listed in Article VI.C.1 above that courts consider in a substantive consolidation analysis. The Debtors reviewed, among other things, the Debtors books and records, public filings, accounting and cash management systems, intercompany claims, intercompany guarantees, and expense allocations. Through this extensive analysis, the Debtors determined that substantive consolidation may be feasible.

a.	Hopeless Entanglement

The Debtors believe that a number of factors support a conclusion that their businesses are “hopelessly entangled” on a financial and operational basis, and that such factors satisfy the second prong of the Augie/Restivo test described above.

The Debtors’ reporting and accounting systems do not record information that would enable a determination of each individual Debtor’s financial picture with a high degree of certainty, although the Debtors maintained financial statements by Debtor entity prior to the Petition Date. Prior to the Petition Date, the Debtors financial reporting system generated intercompany balances arising from the ordinary operation of the Debtors’ business. Intercompany balances for any particular legal entity could fluctuate based on, among other things, transfers of cash or personal property from one legal entity to another, invoices satisfied by one legal entity on another’s behalf, or the allocation of corporate overhead or other expenses among different legal entities.

For example, the Debtors would typically pay vendor invoices through a disbursement from an A&P-owned bank account, regardless of whether inventory was delivered to an A&P-owned store or a location nominally owned by an affiliated Debtor. Thus, a $1,000,000 payment on account of inventory delivered to a store location owned by Pathmark Stores, Inc. would be reflected as a $1,000,000 increase to A&P’s intercompany receivable balance, and a $1,000,000 decrease to Pathmark Stores, Inc.’s intercompany receivable balance. Prior to the Petition Date, the Debtors’ financial reporting system would record thousands of transactions like this in the ordinary course of business.

However, the Debtors’ financial reporting did not track the particular entity to which any given intercompany receivable is due, or vice versa. For example, the Debtors do not historically maintain an account that tracks all A&P/Pathmark Stores, Inc. transactions. Instead, each Debtor maintained a single intercompany balance that aggregated all intercompany transactions for that entity (as opposed to maintaining separate balances for intercompany transactions with each of its 53 Debtor Affiliates), although such transactions would be recorded in the Debtors’ general ledger. In other words, the Debtors cannot readily identify the affiliate(s) from which a particular prepetition intercompany balance is due.

Further, until 2009, the Debtors maintained financial statements on a consolidated basis only. The Debtors’ initial legal entity balance sheets were developed based on available records and required significant estimates with respect to, among other things, the assets (including inventory, contracts, store leases, and personal property), liabilities, and intercompany balances. Even after the Debtors began legal entity accounting, they continued to publicly file audited financial statements on a consolidated basis only. As a result, the Debtors’ intercompany balances have never been audited or otherwise tested by the Debtors’ independent accountants.

After extensively reviewing their financial accounting, the Debtors believe that it would be extremely difficult and prohibitively expensive to deconstruct their intercompany balances and consolidated financial statements and accurately determine the amount of assets and liabilities at each Debtor.

Further, the Debtors share overhead, management, accounting, and other related expenses. Each Debtor is managed and operated by the same executive management team based in Montvale, New Jersey. Corporate overhead is generally allocated to each Debtor as a percentage of sales or expenses to cover the pro rata share for costs such as executive compensation but is not allocated based on actual use of shared resources. Other corporate overhead expenses are allocated to divisions, and to the stores within a particular division, based on sales. However, these relationships are not governed by formal intercompany services agreements among the respective Debtors but are, instead, a function of accounting practices utilized by the Debtors’ centralized financial staff in the ordinary course of business.

Although, given a significant level of professional resources and a commensurate amount of time, it may be possible to reconcile or validate the Debtors’ intercompany books and records through a forensic accounting analysis, the Debtors believe this exercise would be prohibitive in terms of both cost and the resulting delays that would necessarily be imposed upon their overall reorganization efforts.

b.	Creditors’ Reliance on the Debtors as a Single Integrated Enterprise

The Debtors believe the vast majority of their creditors perceived and relied upon the Debtors as a single economic unit and did not rely on the separate identity of any Debtor in the ordinary course of business because, among other things: (i) most of the Debtors’ major vendor contracts are entered into by only A&P regardless of the fact that such vendors supplied store locations nominally owned by subsidiary Debtors; (ii) marketing relationships and merchandising programs were typically negotiated by the Debtors’ centralized merchandising staff on behalf of the A&P enterprise as a whole; (iii) the Debtors issued financial statements on a “consolidated only” basis prior to the Prepetition Date; (iv) the Debtors typically used the same letterhead, business cards, and check forms for business (regardless of the particular legal entity at issue); (v) creditors of A&P subsidiaries generally did not have access to financial statements of such entities, but instead only had access to consolidated financial statements; (vi) most of the Debtors did not have individual credit ratings, and (vii) substantially all cash disbursements are made through bank accounts owned or maintained by A&P. Overall, the Debtors generally presented themselves as a single integrated enterprise and their creditors did not rely on the separate identity of any one Debtor.

3.	The Substantive Consolidation Settlement

Despite the strength of the Debtors’ arguments, the Debtors identified certain risks and barriers to continuing to dispute the substantive consolidation issue. Litigation, which would require significant discovery in addition to hearings and trial, could easily span several months and cost millions of dollars. Without the Substantive Consolidation Settlement, the Chapter 11 Cases would be substantially prolonged, and the Debtors would face not only the increased costs of substantive consolidation litigation but also the additional costs inherent in lingering in bankruptcy. In addition, the Debtors recognize that certain creditors may have relied on the corporate separateness of particular Debtors when electing to extend credit on a prepetition basis or that may otherwise hold claims against multiple Debtor entities on account of creditor-specific contractual rights.40

Accordingly, and with the goal of effectuating a reorganization that maximizes value to creditors, the Debtors met with advisors to the Creditors’ Committee on numerous occasions to keep them apprised of the Debtors’ analysis, and also to provide the Creditors’ Committee with the opportunity to test the Debtors’ legal and factual determinations. The Debtors also provided the Creditors’ Committee’s advisors with significant levels of diligence throughout this process, including the opportunity to meet with various members of the Debtors’ legal, financial, and merchandising teams. Through these discussions, the Debtors proposed the framework for the Substantive Consolidation Settlement in consultation with the Creditors’ Committee’s advisors.

Pursuant to the Substantive Consolidation Settlement embodied in the Plan, holders of Allowed Unsecured Claims will receive their Pro Rata shares of the Unsecured Creditor Cash Pool. The Debtors believe that the substantive consolidation of the Debtors may adversely impact holders of Allowed (Class I) Guaranteed Landlord Claims and Allowed (Class J) Pension Withdrawal Claims because such holders may be entitled to a recovery from multiple operating Debtors on account of their Allowed (Class I) Guaranteed Landlord Claims and Allowed (Class J) Pension Withdrawal Claims. Therefore, in order to provide an equitable distribution to holders of Allowed Pension Withdrawal Claims and holders of Allowed Guaranteed Landlord Claims who vote to approve the Plan, in consultation with the Creditors’ Committee, the Plan and Substantive Consolidation Settlement provide for an enhanced recovery to these holders as provided in Article III.C.9.b and Article III.C.10.b of the Plan. The terms of the Substantive Consolidation Settlement shall not be changed without the consent of the Investors (such consent shall not be unreasonably withheld or delayed in the case of a change that is not adverse to the Investors), and any change shall be made in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent.

[40]

The Debtors reserve their rights, subject to the consent of the Investors (such consent shall not be unreasonably withheld or delayed in the case of a decision by the Debtors or Reorganized Debtors that is not adverse to the Investors), to substantively consolidate their estates, in full, outside of the terms of the Substantive Consolidation Settlement.

Holders of Allowed Guaranteed Landlord Claims specifically bargained to have recourse against both an operating Debtor and A&P, through a guarantee. Also, holders of Allowed Pension Withdrawal Claims assert that they are entitled to recover from all of the Debtors on a joint and several basis pursuant to ERISA and PBGC regulations.41 Accordingly, the Debtors believe that holders of Allowed Guaranteed Landlord Claims and holders of Allowed Pension Withdrawal Claims would have potentially viable arguments in opposition to the substantive consolidation of the Debtors’ Estates.

As a result of the Substantive Consolidation Settlement, except as otherwise provided herein (including any exhibits or supplements hereto), and only for purposes of voting and distributions under the Plan: (a) the separate Chapter 11 Cases of the Debtors will be consolidated into the case of A&P as a single consolidated case; (b) all property of the Estate of each Debtor will be deemed to be property of the consolidated Estates; (c) all Claims against each Estate will be deemed to be Claims against the consolidated Estates, any Proof of Claim filed against one or more of the Debtors will be deemed to be a single Proof of Claim filed against the consolidated Estates, and all duplicate Proofs of Claim filed on account of a Claim representing a single liability (other than Claims filed against multiple Debtors on the basis of joint and several liability) will be deemed expunged; (d) no distributions under the Plan will be made on account of Intercompany Claims or Intercompany Interests; (e) Allowed Claims based on joint and several liability shall be deemed satisfied by a single distribution as if the Claim were held solely against one Debtor Entity; (f) except as provided in the Plan with respect to the treatment of Guaranteed Landlord Claims and Pension Withdrawal Claims, all Claims based upon pre-petition unsecured guarantees by one Debtor in favor of any other of the Debtors or other basis of co-Debtor liability will be eliminated (other than guarantees existing under assumed Executory Contracts or Unexpired Leases), and no distributions under the Plan will be made on account of Claims based upon such guarantees or other basis of co-Debtor liability; and (g) for purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, the Debtors will be treated as one consolidated entity so that, subject to the other provisions of section 553 of the Bankruptcy Code, pre-petition debts due to any of the Debtors may be set off against the pre-petition debts of any other of the Debtors.

The Plan will not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under the Plan. The compromise plan structure will not (a) impair the validity or enforceability of guarantees that exist under or with respect to assumed executory contracts or unexpired leases; (b) affect valid, enforceable, and unavoidable Liens that would not otherwise be terminated under the Plan, except for Liens that secure a Claim that is eliminated by virtue of the plan structure and Liens against collateral that are extinguished by virtue of such plan structure; (c) have the effect of creating a Claim in a Class different from the Class in which a Claim would have been placed in the absence of such structure; or (d) affect the obligation of each of the Reorganized Debtors, pursuant to section 1930 of Title 28 of the United States Code, to pay quarterly fees to the Office of the United States Trustee until such time as each particular Debtor’s case is closed.

The Substantive Consolidation Settlement is the result of negotiations among the advisors to the Creditors’ Committee and the Debtors. This negotiation followed extensive legal analysis by the Debtors regarding whether substantive consolidation was appropriate. The Debtors will address certain aspects of their analysis at the Confirmation Hearing in support of the Substantive Consolidation Settlement. Among other things, key factors assessed in the analyses included:

[41]	See 29 U.S.C. 1381; 29 U.S.C. 1301(b)(1); 29 C.F.R. 4001.2; 29 C.F.R. 4001.3.

•	the strength of a given holder’s argument that their recoveries are materially affected by substantive consolidation of the Debtors in light of applicable law;

•	the probability that a given holder would be successful in opposing substantive consolidation of the Debtors’ estates;

•	the risks and costs of substantive consolidation;

•	the magnitude and likely treatment of intercompany claims;

•	the estimated size of a given holders’ claims relative to the estimated size of the entire Unsecured Creditors’ claims pool; and

•	the projected recoveries of Unsecured Creditors on a consolidated basis with and without implementation of the Substantive Consolidation Settlement.

Based upon the Debtors’ analysis and negotiations with the Creditors’ Committee, the Debtors and the advisors for the Creditors’ Committee agreed that Pension Withdrawal Claims and Guaranteed Landlord Claims should be entitled to a recovery enhancement under the Substantive Consolidation Settlement. The Debtors and the advisors for the Creditors’ Committee then allocated the percentages in negotiations based upon the factors described above and their respective analyses. As a result of these analyses and negotiations, the Debtors’ determined that the Pension Withdrawal Claims and Guaranteed Landlord Claims’ incremental recovery as a multiple of General Unsecured Claims should be 2.35 times and 1.46 times General Unsecured Claim Recoveries, respectively. The Creditors’ Committee continues to consider and analyze the Substantive Consolidation Settlement.

As a result of the Substantive Consolidation Settlement, the Debtors estimate that holders of Allowed Pension Withdrawal Claims, Allowed Guaranteed Landlord Claims and other Allowed Unsecured Claims will receive the recoveries summarized in the table below. The below table is illustrative of projected recoveries and reflects current estimates of the categories of Claims below. The amounts and percentages, as applicable, may materially change. However, pursuant to the Substantive Consolidation Settlement, the row pertaining to the “Recovery as Multiple of Other Unsecured Claims” ratios will remain constant regardless of fluctuations in the ultimate amount of Allowed Claims.

	Pension Withdrawal Claims	Guaranteed Landlord Claims	Other Unsecured Claims
Estimated Amount of Allowed Claims	$238.0 million	$25.0 million	$1.237 billion
Estimated Aggregate Recovery	$12.2 million	$0.8 million	$27.01 million
Percent Recovery	5.1%	3.2%	2.2%
Incremental Recovery due to Substantive Consolidation Settlement v. Other Unsecured Claims	2.9%	1.0%	N/A
Recovery as Multiple of Other Unsecured Claims	2.35x	1.46x	N/A

4.	The Substantive Consolidation Settlement is in the Best Interests of all Creditors

The Plan is deemed to be a motion under sections 105, 363, and 1123 of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules for approval of the compromise and settlement of the issues described above. The confirmation of the Plan shall constitute approval of such motion by the Bankruptcy Court, and the Confirmation Order shall contain findings supporting and conclusions approving the compromise and settlement as fair and equitable and within the bounds of reasonableness.

As indicated above, pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, the Plan incorporates the proposed Substantive Consolidation Settlement. In order to approve a compromise or settlement, a court must find that the proposed compromise is fair and equitable and in the best interests of the bankruptcy estate. See Protective Comm. for Indep. Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424, (1968); Fisher v. Pereira (In re 47-49 Charles St., Inc.), 209 B.R. 618, 620 (S.D.N.Y. 1997). In the context of evaluating a settlement, the court may approve a settlement so long as the settlement does not “fall below the lowest point in the range of reasonableness.” Cosoff v. Rodman (In re W.T. Grant Co.), 699 F.2d 599, 608 (2d Cir. 1983) (citing Newman v. Stein, 464 F.2d 689, 693 (2d Cir. 1972). In considering a settlement, a court need not conduct a “mini-trial” of the merits of the claims being settled, W.T. Grant Co., 699 F.2d at 608, or conduct an extended full independent investigation. In re Drexel Burnham, 134 B.R. at 496.

Courts in this Circuit consider the following factors when determining whether to approve a settlement under Rule 9019: (a) the balance between the litigation’s possibility of success and the settlement’s future benefits; (b) the likelihood of complex and protracted litigation, “with its attendant expense, inconvenience, and delay;” (c) “the paramount interests of the creditors;” (d) whether other parties in interest support the settlement; (e) the “competency and experience of counsel” supporting, and “[t]he experience and knowledge of the bankruptcy court judge” reviewing, the settlement; (f) “the nature and breadth of releases to be obtained by officers and directors”; and (g) “the extent to which the settlement is the product of arm’s length bargaining.” See In re Iridium Operating LLC, 478 F.3d 452, 462 (2d Cir. 2007) (quoting In re WorldCom, Inc., 347 B.R. 123, 137 (Bankr. S.D.N.Y. 2006)).

The decision to approve a settlement lies within the sound discretion of the bankruptcy court. Nellis v. Shugrue, 165 B.R. 115, 122-23 (S.D.N.Y. 1994). The court may give weight to the informed judgment of the debtor that a compromise is fair and equitable. In re Purofied Down Prods. Corp., 150 B.R. 519, 522 (S.D.N.Y. 1993). Additionally, a court may exercise its discretion “in light of the general public policy favoring settlements.” In re Hibbard Brown & Co., Inc., 217 B.R. 41, 46 (Bankr. S.D.N.Y. 1998).

The Debtors believe that the proposed Substantive Consolidation Settlement is in the best interests of the Debtors’ Estates because of the complexity of potential substantive consolidation litigation, the Debtors’ corporate and operational structure, and the available proceeds for distribution to unsecured creditors. The Debtors, the Creditors’ Committee, and major creditor constituencies recognized that litigation would likely require a detailed, fact-intensive inquiry that would require substantial time, energy and expense to discover and adjudicate. Such lengthy litigation would significantly delay confirmation of the Plan and could significantly impair the Debtors’ ability to consummate the Securities Purchase Agreements on which the Debtors’ restructuring efforts hinge. Indeed, the benefit to the Debtors’ Estates is derived not only from the aforementioned benefits, but also from the fact that without the Debtors’ negotiation of the terms of the Substantive Consolidation Settlement, the Plan likely would not exist.

Finally, the Debtors recognized that preserving the Debtors’ corporate structure (a) was essential to the Debtors’ success after the Effective Date, (b) would ultimately enhance creditor recoveries, and (c) avoided potentially inaccurate valuations of entities that did not have historical stand-alone values.

Therefore, after taking into account the aforementioned facts, the Debtors conclude that the Substantive Consolidation Compromise and the related features embodied in the Plan are equitable and in the best interests of the Debtors’ Estates.

D.	Trade Creditors

Trade Creditors who enter into a Trade Agreement, as defined in Exhibit A to the Plan, acceptable to the Debtors and the Investors (and in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) prior to the Effective Date (to take effect upon and following the Effective Date) may receive an enhanced recovery on their applicable Allowed Trade Claim from the Trade Claims Cash Pool, as described in Exhibit A to the Plan.

On or before January 15, 2012, or such later date that may be agreed to by the Debtors and the Investors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent), the Debtors shall provide a form of Trade Agreement to certain Trade Creditors under which the Debtors and the Investors may elect to provide an Incremental Trade Recovery, as defined in Exhibit A to the Plan, pursuant to the Plan.

As a condition to receive an Incremental Trade Recovery, the applicable Trade Creditor must hold an Allowed Class H Trade Claim and must execute a Trade Agreement on or before the objection deadline for the Confirmation Hearing, as such date may be extended by the Debtors and the Investors in their discretion. Unless otherwise agreed-to by the Debtors and the Investors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent), each Trade Agreement shall provide the Reorganized Debtors with trade terms (including trade credit, pricing, and credit limits) at least as favorable to the Debtors as those in place prior to the Commencement Date. The executed form of Trade Agreement must be acceptable to the Debtors and the Investors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) for the applicable Trade Creditor to receive an Incremental Trade Recovery.

On a weekly basis following entry of an order approving Disclosure Statement by the Bankruptcy Court, the Debtors shall disclose all Incremental Trade Recoveries to be provided pursuant to executed Trade Agreements, if any, to: (1) the Creditors’ Committee’s professionals (on a “professional eyes only” basis); (2) the DIP Facility Administrative Agent and its counsel; (3) the office of the United States Trustee; (4) the Investors; and (5) such other parties as may be agreed-to by the Debtors and the Investors or otherwise ordered by the Bankruptcy Court.

Notwithstanding anything herein or in the Plan to the contrary, (1) the Debtors shall be under no obligation to offer or agree to provide any Incremental Trade Recovery to any Trade Creditor and (2) the amount of any Incremental Trade Recovery offered or ultimately provided to a Trade Creditor, if any, shall be determined by the Debtors and the Investors in their discretion (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent).

E.	Administrative and Priority Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, DIP Facility Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in this Article VI.

1.	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) or Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than of a Professional Claim), including any Allowed Administrative Claim of the Notes Trustee or Second Lien Trustee, will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (1) on the Effective Date, or as soon as practicable thereafter, (2) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter, (3) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Commencement Date, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the holders of such Allowed Administrative Claims, (4) for any amounts owed pursuant to the Securities Purchase Agreements, in accordance with the Securities Purchase Agreements or as allowed pursuant to the Securities Purchase Agreements Order or (5) for any professional fee and expense amounts owed pursuant to the Union Settlement Agreements, in accordance with the Union Settlement Agreements, not to exceed $2.75 million pursuant to the terms thereof. For the avoidance of doubt, all reasonable fees and expenses that are submitted to the Debtors and the Creditors’ Committee of the Notes Trustee (and its counsel, agents, and advisors) that are provided for under the Notes Indentures, as applicable, shall be paid in full in Cash on the Effective Date, or as soon as practicable thereafter, without a reduction to the recoveries of applicable holders of Allowed Claims only if Classes E, F and G (defined below) each vote in favor of the Plan.

Additionally, the reasonable and documented fees and expenses of (a) the Second Lien Trustee and Seward & Kissell LLP in its capacity as counsel to the Second Lien Trustee, and (b) Brown Rudnick LLP and Miller Buckfire & Co. LLC in their capacities as advisors to the Second Lien Trustee and/or the Ad Hoc Consortium (as defined in the Plan Support Agreement, and as applicable) submitted to the Debtors (subject to redaction to preserve attorney-client privilege) shall be Administrative Claims Allowed against the Debtors’ estates payable on the Effective Date in an aggregate amount not to exceed $1,800,000.00 plus any fees and expenses payable by the Debtors pursuant to Paragraph 15(e)(ii) of the Final DIP Order that remain unpaid as of the Effective Date (the “Second Lien Professional Fee Cap”);

provided that the foregoing shall not in any way limit, waive, or modify (x) the rights of the Second Lien Trustee and its attorneys, professionals, and advisors to seek payment and/or reimbursement of fees, costs, and expenses pursuant to the Second Lien Indenture, including any such fees, costs, and expenses exceeding the Second Lien Professional Fee Cap or (y) any party’s ability to contest any such additional fees or expenses sought under clause (x) hereof; provided further that the foregoing shall not limit nor be deemed to limit fees and expenses payable by the Debtors pursuant to Paragraph 15(e)(ii) of the Final DIP Order). For the avoidance of doubt, the fees and expenses payable pursuant to this paragraph: (i) shall not be subject to a request for payment of Administrative Claims (other than with respect to fees and expenses requested pursuant to clause (x) of this paragraph) and (ii) shall not reduce the recoveries of the holders of Allowed Second Lien Note Claims (other than through the Second Lien Trustee’s exercise of its charging lien under Section 7.07 of the Second Lien Indenture in accordance with Article VII.A.3 of the Plan).

Except as otherwise provided in Article II.A of the Plan, unless previously filed, requests for payment of Administrative Claims (other than requests for the payment of Transaction Expenses, which shall be governed pursuant to the terms of the Securities Purchase Agreements and the Securities Purchase Agreements Order) must be filed and served on the Reorganized Debtors no later than the Administrative Claims Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, stopped and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their property and Estates and such Administrative Claims shall be deemed discharged as of the Effective Date. For the avoidance of doubt, the payment of the Break-Up Fee and any Transaction Expenses shall be governed by the Securities Purchase Agreements and the Securities Purchase Agreements Order.

The UFCW Local Unions, on behalf of the employees represented by the UFCW Local Unions, shall accrue and shall be entitled to a stipulated, approved and allowed administrative claim in the amount of the actual cash savings provided to the Debtors under the Modified Collective Bargaining Agreements from the effective date of the Union Settlement Agreements through Confirmation, as provided in the Union Settlement Agreements. Any such administrative expense claim will be capped at a maximum of $18 million based on cash savings provided in the fourth calendar quarter of 2011 and $7 million based on cash savings provided in the first calendar quarter of 2012, it being understood that if the cash savings during the fourth calendar quarter of 2011 are less than $18 million, any excess will be added to the $7 million cap for the first calendar quarter of 2012. If the actual cash savings provided to the Company under the Modified Collective Bargaining Agreements between the effective date of the Union Settlement Agreements and Confirmation exceeds the amounts of the caps described above, any excess savings shall be treated as a stipulated, approved, and allowed administrative claim that is subordinated in priority and (to the extent relevant) payment timing to any other administrative expense claims allowed in the Chapter 11 Cases. In any event, any such administrative claim shall be waived, extinguished, and forever discharged upon Confirmation of a Plan which contemplates the continued operation of a chain of grocery stores, by either the Company or a buyer through a plan-related sale that is otherwise consistent with the Union Settlement Agreements.

2.	Professional Claims

a.	Final Fee Applications

All final requests for payment of Professional Claims shall be filed and served no later than 60 days after the Confirmation Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

b.	Professional Fee Escrow Account

In accordance with Article VI.E.2.c hereof, on the Confirmation Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Except as provided in the last sentence of this paragraph, such funds shall not be considered property of the estates of the Debtors or Reorganized Debtors, as applicable. The amount of Professional Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account within 10 days after such Claims are Allowed by a Final Order. When all Allowed Professional Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall revert to the Reorganized Debtors.

c.	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall provide good faith estimates of their Professional Compensation prior to and as of the Effective Date and shall deliver such estimates to the Debtors no later than 10 days prior to the Confirmation Hearing, provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional. If a Professional does not provide an estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

d.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall, without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation incurred by the Debtors or Reorganized Debtors, as applicable. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	DIP Facility Claims

Except to the extent that a holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed DIP Facility Claim, each such Allowed Claim shall be paid in full in Cash on the Effective Date, or as soon as practicable thereafter, provided such payments shall be distributed to the DIP Facility Administrative Agent on behalf of holders of such Allowed Claims.

4.	Priority Tax Claims

With the reasonable consent of the Investors, each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim (1) Cash, payable by the Debtors on the Effective Date, in an amount equal to the amount of such Allowed Priority Tax Claim, (2) Cash in an amount agreed to by the Debtor or Reorganized Debtor (on the Effective Date), as applicable, and such holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (3) at the option of the Debtors (on the Effective Date) or the Reorganized Debtors (after the Effective Date), Cash in the aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period not more than five years after the Commencement Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors (on the Effective Date) or the Reorganized Debtors (after the Effective Date) and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

F.	Classification of Claims and Interests

The Plan constitutes a separate plan of reorganization for each Debtor, provided, however, that the classifications, recoveries and voting rights set forth below reflect the Substantive Consolidation Settlement described in Article IV.B above. Except for the Claims addressed in Article IV. E above, all Claims and Interests are classified in the Classes set forth below pursuant to section 1122 of the Bankruptcy Code. As set forth above, in accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Professional Claims, DIP Facility Claims or Priority Tax Claims. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of voting and receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a letter for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights

A	Second Lien Note Claims	Impaired/ Unimpaired	Entitled to Vote/ Conclusively Presumed to Accept [42]

B	Secured Tax Claims	Unimpaired	Conclusively Presumed to Accept

C	Other Secured Claims	Unimpaired	Conclusively Presumed to Accept

D	Other Priority Claims	Unimpaired	Conclusively Presumed to Accept

E	Convertible Notes Claims	Impaired	Entitled to Vote

F	9.125% Senior Note Claims	Impaired	Entitled to Vote

[42]

Pursuant to Article III.C.1.d of the Plan, Class A is Impaired and holders of Allowed Class A Claims may vote to accept or reject the Plan; provided that the Debtors reserve the right to assert the treatment provided to holders of Second Lien Note Claims under Article III.C.1 of the Plan renders holders of Second Lien Note Claims Unimpaired.

Class	Claim or Interest	Status	Voting Rights
G	Quarterly Interest Bond Claims	Impaired	Entitled to Vote

H	Trade Claims	Impaired	Entitled to Vote

I	Guaranteed Landlord Claims	Impaired	Entitled to Vote

J	Pension Withdrawal Claims	Impaired	Entitled to Vote

K	Union Claims	Impaired	Entitled to Vote

L M	General Unsecured Claims Intercompany Claims	Impaired Impaired/ Unimpaired	Entitled to Vote Deemed to Reject/ Conclusively Presumed to Accept[43]

N	Interests in A&P	Impaired	Deemed to Reject

O	Intercompany Interests	Impaired/ Unimpaired	Deemed to Reject/ Conclusively Presumed to Accept[44]

P	Subordinated Claims	Impaired	Deemed to Reject

G.	Treatment of Classes of Claims and Interests

1.	Class A — Second Lien Note Claims

a.	Classification: Class A consists of all Second Lien Note Claims.

b.	Allowance: Second Lien Note Claims shall be Allowed in the aggregate amount of $309,660,000.00; provided the Allowed aggregate Second Lien Note Claims shall (x) increase by $108,785.00 for each day that the Effective Date occurs after March 1, 2012 and (y) decrease by $108,785.00 for each day that the Effective Date occurs before March 1, 2012. For the avoidance of doubt, Second Lien Note Claims Allowed pursuant to this Article III.C.1b of the Plan excludes and shall not include any Applicable Premium (as defined in the Second Lien Indenture), makewhole premium, prepayment penalty, or similar Claim arising under or related to the Second Lien Indenture or the Second Lien Notes.

c.	Treatment: Except to the extent that a holder of an Allowed Class A Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class A Claim, each such holder of an Allowed Class A Claim shall receive:

[43]

Pursuant to Article III.C.12. of the Plan, Holders of Allowed Class N Interests are deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code, unless Allowed Class N Interests are Reinstated, in which case the holders of Allowed Class N Interests are Unimpaired and are conclusively presumed to accept.

[44]

Pursuant to Article III.C.14. of the Plan, Holders of Allowed Class N Interests are deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code, unless Allowed Class N Interests are Reinstated, in which case the holders of Allowed Class N Interests are Unimpaired and are conclusively presumed to accept.

(i)	If Class A votes to accept the Plan or is presumed to have accepted the Plan: Cash distributed on the Effective Date in an amount equal to such Holder’s Pro Rata portion of the Second Lien Cash Pool.

(ii)

If Class A votes to reject the Plan: At the holder’s election, (A) Cash distributed on the Effective Date in an amount equal to such holder’s Pro Rata portion of the Second Lien Cash Pool (without any reduction on account of the Allowed amount of any Second Lien Note Claims that are satisfied with Replacement Second Lien Notes), or (B) Replacement Second Lien Notes with a present value equal to the Allowed amount of such holder’s Second Lien Note Claim (which may include any makewhole claim, prepayment penalty, or Applicable Premium Allowed by the Bankruptcy Court, if any, in addition to Second Lien Note Claims Allowed pursuant to Article III.C.1.b of the Plan).[45]

d.	Voting: Class A is Impaired and holders of Allowed Class A Claims may vote to accept or reject the Plan; provided that the Debtors reserve the right to assert the treatment provided to holders of Second Lien Note Claims under Article III.C.1 of the Plan renders holders of Second Lien Note Claims Unimpaired.

e.	Holders of Class A Claims must clearly indicate their election with respect to the treatment of their Second Lien Notes Claim in the event Class A votes to reject the Plan, as provided in the applicable Ballot. If a holder of Second Lien Notes Claims fails to make such an election or fails to timely return a duly completed Ballot, it will be deemed to have elected the cash distribution provided under Article III.C.1.c.ii.A of the Plan (which excludes any makewhole claim, prepayment penalty, or similar claim or charge) if Class A votes to reject the Plan. If Class A votes to accept the Plan, holders of Class A Claims will receive a cash distribution in an amount equal their pro rata portion of the Second Lien Cash Pool (which excludes any makewhole claim, prepayment penalty, or similar claim or charge) regardless of any such election.

2.	Class B — Secured Tax Claims

a.	Classification: Class B consists of all Secured Tax Claims.

[45]

Under Article III.C.1.c.ii of the Plan, a holder of Second Lien Note Claims that duly elects option (A) will receive its Pro Rata share of the Second Lien Cash Pool (as determined by such holder’s Pro Rata share of the aggregate principal amount of all Second Lien Note Claims) without regard to any Second Lien Note Claims satisfied by Replacement Second Lien Notes if Class A votes to reject the Plan.

By way of illustration, under Article III.C.1.c.ii, a hypothetical holder of $26,000,000.00 in aggregate principal amount of Second Lien Note Claims (i.e., 10.0% of the aggregate principal amount of all Second Lien Note Claims) that duly elects option (A) will receive $30,966,000.00 on a March 1, 2012 Effective Date if Class A votes to reject the Plan (i.e., 10.0% of the Second Lien Notes Cash Pool)—regardless of whether other holders of Second Lien Note Claims elect to share in the Second Lien Cash Pool or to receive Replacement Second Lien Notes, and regardless of whether any Replacement Second Lien Notes issued by the Debtors incorporate the value of a makewhole premium, prepayment penalty, or similar charge allowed by the Bankruptcy Court, if any.

b.	Treatment: Except to the extent that a holder of an Allowed Class B Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class B Claim, each such holder of an Allowed Class B Claim shall receive, at the option of the Debtors or the Reorganized Debtors (with the reasonable consent of the Investors), as applicable:

(i)	Cash on the Initial Distribution Date, or as soon as practicable thereafter, in an amount equal to such Allowed Class B Claim; or

(ii)	commencing on the Initial Distribution Date, or as soon as practicable thereafter, and continuing over a period not exceeding five years from the Commencement Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Class B Claim, together with interest at the applicable non-default contract rate under non-bankruptcy law, subject to the option of the Debtors or the Reorganized Debtors to prepay the entire amount of such Allowed Claim during such time period.

c.	Voting: Class B is Unimpaired, and the holders of Allowed Class B Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class B Claims are not entitled to vote to accept or to reject the Plan.

3.	Class C — Other Secured Claims

a.	Classification: Class C consists of all Other Secured Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class C Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class C Claim, each such holder of an Allowed Class C Claim shall, at the option of the Debtors or the Reorganized Debtors, as applicable, and the Investors:

(i)	have its Allowed Class C Claim Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Class C Claim to demand or receive payment of such Allowed Class C Claim prior to the stated maturity of such Allowed Class C Claim from and after the occurrence of a default; or

(ii)	receive Cash in an amount equal to such Allowed Class C Claim, including any interest on such Allowed Class C Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Initial Distribution Date and the date such Allowed Class C Claim becomes an Allowed Class C Claim, or as soon as practicable thereafter; or

(iii)	receive the collateral securing its Allowed Class C Claim.

c.	Voting: Class C is Unimpaired, and holders of Allowed Class C Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class C Claims are not entitled to vote to accept or reject the Plan.

4.	Class D — Other Priority Claims

a.	Classification: Class D consists of all Other Priority Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class D Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class D Claim, each such holder of an Allowed Class D Claim shall have its Allowed Class D Claim paid in full in Cash on the later of (i) the Initial Distribution Date, or as soon as practicable thereafter and (ii) the date such Class D Claim becomes Allowed, or as soon as practicable thereafter.

c.	Voting: Class D is Unimpaired, and holders of Allowed Class D Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class D Claims are not entitled to vote to accept or reject the Plan.

5.	Class E — Convertible Notes Claims

a.	Classification: Class E consists of all Convertible Note Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class E Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class E Claim, each holder of an Allowed Class E Claim shall receive on the Initial Distribution Date, or as soon as practicable thereafter, Cash equal to its Pro Rata portion of the Unsecured Creditor Cash Pool.

c.	Voting: Class E is Impaired and holders of Allowed Class E Claims are entitled to vote to accept or reject the Plan.

6.	Class F — 9.125% Senior Note Claims

a.	Classification: Class F consists of all 9.125% Senior Note Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class F Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class F Claim, each holder of an Allowed Class F Claim shall receive on the Initial Distribution Date, or as soon as practicable thereafter, Cash equal to its Pro Rata portion of the Unsecured Creditor Cash Pool.

c.	Voting: Class F is Impaired and holders of Allowed Class F Claims are entitled to vote to accept or reject the Plan.

7.	Class G — Quarterly Interest Bond Claims

a.	Classification: Class G consists of all Quarterly Interest Bond Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class G Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class G Claim, each holder of an Allowed Class G Claim shall receive on the Initial Distribution Date, or as soon as practicable thereafter, Cash equal to its Pro Rata portion of the Unsecured Creditor Cash Pool.

c.	Voting: Class G is Impaired and holders of Allowed Class G Claims are entitled to vote to accept or reject the Plan.

8.	Class H — Trade Claims

a.	Classification: Class H consists of all Trade Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class H Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class H Claim, each holder of an Allowed Class H Claim shall receive on the Initial Distribution Date, or as soon as practicable thereafter: (a) Cash equal to its Pro Rata portion of the Unsecured Creditor Cash Pool; and (b) if such holder enters into a trade agreement acceptable to the Debtors (and in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) and the Investors before the Effective Date, that provides for a distribution from the Trade Claims Cash Pool, a distribution from the Trade Claims Cash Pool.

c.	Voting: Class H is Impaired and holders of Allowed Class H Claims are entitled to vote to accept or reject the Plan.

9.	Class I — Guaranteed Landlord Claims

a.	Classification: Class I consists of all Guaranteed Landlord Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class I Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class I Claim, each holder of an Allowed Class I Claim shall receive on the Initial Distribution Date, or as soon as practicable thereafter: (a) Cash equal to its Pro Rata portion of the Unsecured Creditor Cash Pool or (b) if such holder votes in favor of the Plan, a Cash distribution from the Unsecured Creditor Cash Pool such that the applicable holder’s aggregate recovery for its Allowed Class I Claim is equal to the product of (x) what such holder would receive under clause (a) above for such Allowed Class I Claim (as adjusted for Pro Rata calculations) and (y) 1.46.

c.	Voting: Class I is Impaired and holders of Allowed Class I Claims are entitled to vote to accept or reject the Plan.

10.	Class J — Pension Withdrawal Claims

a.	Classification: Class J consists of all Pension Withdrawal Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class J Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class J Claim, each holder of an Allowed Class J Claim shall receive on the Initial Distribution Date, or as soon as practicable thereafter: (a) Cash equal to its Pro Rata portion of the Unsecured Creditor Cash Pool or (b) if such holder votes in favor of the Plan, a Cash distribution from the Unsecured Creditor Cash Pool such that the applicable holder’s aggregate recovery for its Allowed Class J Claim is equal to the product of (x) what such holder would receive under clause (a) above for its Allowed Class J Claim (as adjusted for Pro Rata calculations) and (y) 2.35.

c.	Voting: Class J is Impaired and holders of Allowed Class J Claims are entitled to vote to accept or reject the Plan.

11.	Class K — Union Claims

a.	Classification: Class K consists of all Union Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class K Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class K Claim, each holder of an Allowed Class K Claim shall receive the consideration set forth in the Union Settlement Agreement.

c.	Voting: Class K is Impaired and holders of Allowed Class K Claims are entitled to vote to accept or reject the Plan.

12.	Class L — General Unsecured Claims

a.	Classification: Class L consists of all General Unsecured Claims.

b.	Treatment: Except to the extent that a holder of an Allowed Class L Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class L Claim, each holder of an Allowed Class L Claim shall receive on the Initial Distribution Date, or as soon as practicable thereafter, Cash equal to its Pro Rata portion of the Unsecured Creditor Cash Pool.

c.	Voting: Class L is Impaired and holders of Allowed Class L Claims are entitled to vote to accept or reject the Plan.

13.	Class M — Intercompany Claims

a.	Classification: Class M consists of all Intercompany Claims.

b.	Treatment: Subject to the provisions of Article IV.T. of the Plan (“Restructuring Transactions”), holders of Allowed Class M Intercompany Claims shall not receive any distributions on account of such Allowed Class M Intercompany Claims; provided, however, the Debtors and Reorganized Debtors reserve the right to Reinstate any or all Allowed Class M Intercompany Claims on or after the Effective Date in accordance with section 1124 of the Bankruptcy Code and such Reinstated Intercompany Claims, including Intercompany Claims against non-Debtor affiliates, shall vest in the applicable Reorganized Debtor or its successor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and interests.

c.	Voting: Class M is Impaired, and holders of Allowed Class M Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code, unless Allowed Class M Intercompany Claims are Reinstated, in which case the holders of Allowed Class M Intercompany Claims are Unimpaired and are conclusively presumed to accept the Plan.

14.	Class N — Intercompany Interests

a.	Classification: Class N consists of all Intercompany Interests.

b.	Treatment: Subject to the provisions of Article IV.T. of the Plan (“Restructuring Transactions”), holders of Allowed Class N Intercompany Interests shall not receive any distributions on account of such Allowed Class N Intercompany Interests; provided, however, the Debtors and the Reorganized Debtors reserve the right to Reinstate any or all Allowed Class N Intercompany Interests on or after the Effective Date in accordance with section 1124 of the Bankruptcy Code and such Reinstated Intercompany Interests, including Intercompany Interests in non-Debtor affiliates, shall vest in the applicable Reorganized Debtor or its successor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and interests.

c.	Voting: Class N is Impaired, and holders of Allowed Class N Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code, unless Class N Intercompany Interests are Reinstated, in which case the holders of Allowed Class N Intercompany Interests are Unimpaired and are conclusively presumed to accept the Plan.

15.	Class O — Interests in A&P

a.	Classification: Class O consists of all Interests in A&P.

b.	Treatment: Holders of Allowed Class O Interests shall not receive any distributions on account of such Allowed Class O Interests. On the Effective Date, all Class O Interests shall be canceled and extinguished.

c.	Voting: Class O is Impaired, and holders of Allowed Class O Interests are deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Class O Interests are not entitled to vote to accept or reject the Plan.

16.	Class P — Subordinated Claims

a.	Classification: Class P consists of all Subordinated Claims.

b.	Treatment: Holders of Allowed Class P Claims shall not receive any distributions on account of such Allowed Class P Claims. On the Effective Date, all Class P Claims shall be discharged.

c.	Voting: Class P is Impaired and holders of Allowed Class P Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Allowed Class P Claims are not entitled to vote to accept or reject the Plan.

H.	Special Provisions Governing Vote Tabulation

Except as otherwise provided herein, in the motion to approve the Disclosure Statement and its related exhibits: (i) if no holders of Claims eligible to vote in a particular Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims in such Class; and (ii) any Class of Claims that does not have a holder of an Allowed Claim or Interest or a Claim temporarily allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

I.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against the holder of any such Unimpaired Claim.

J.	Provisions for Implementation of the Plan

1.	Use of Proceeds from New Money Commitment and Exit Facility

Unless otherwise provided in the Plan or the Securities Purchase Agreements, the Debtors and Reorganized Debtors, as applicable, shall use the proceeds received from the New Money Commitment, together with proceeds from the Exit Facility and other funds held by the Debtors on the Effective Date, (i) to make cash distributions required by the Plan, (ii) to pay Transaction Expenses not previously paid, (iii) to pay other expenses of the Chapter 11 Cases, to the extent so ordered by the Bankruptcy Court, and (iv) for general corporate purposes.

The Debtors and their advisors have commenced a comprehensive process for obtaining an Exit Facility. As part of these efforts, the Debtors reached out to approximately a dozen banks, of which nine banks submitted proposals. The proposals contemplate a $400 million revolver and a $350 million term loan at market rates. The Debtors will likely select two to three banks to be underwriters or arrangers for the Exit Facility and anticipate having a fully underwritten Exit Facility by the Confirmation Hearing.

2.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

3.	NewCo Equity

The issuance of the NewCo Equity by Reorganized A&P to the Investors on the Effective Date in consideration for the New Equity Investment is authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized A&P, as applicable. Pursuant to the Plan, the issuance and distribution by Reorganized A&P on or after the Effective Date of shares of NewCo Equity to the Investors in consideration for the New Equity Investment (to the extent practicable, directly, or else through a Distribution Agent) to satisfy the Debtors’ obligations under the Securities Purchase Agreements, subject to dilution by the Management Equity Incentive Program and/or other agreement or as otherwise provided by the Securities Purchase Agreements, is authorized. All of the shares of NewCo Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. On the Effective Date, each of Reorganized A&P and the other Reorganized Debtors shall be a private company. As such, the Reorganized Debtors will not list the NewCo Equity on a national securities exchange as of the Effective Date.

4.	Registration Exemptions

The offering, issuance, and distribution of any Securities pursuant to the Plan and any and all settlement agreements incorporated therein are expected to be exempt from applicable federal and state securities laws (including blue sky laws), registration and other requirements, including but not limited to, the registration and prospectus delivery requirements of section 5 of the Securities Act, pursuant to section 4(2) of the Securities Act, or another available exemption from registration under the Securities Act, as applicable. In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued pursuant to the Plan or any and all settlement agreements incorporated therein will be transferable under the Securities Act by the recipients thereof, subject to (1) the restrictions, if any, on the transferability of such Securities and instruments, including restrictions contained in the Reorganized A&P Charter and the Securities Purchase Agreements and (2) any other applicable regulatory and legal requirements.

5.	Vesting of Assets in the Reorganized Debtors

Except as specifically or expressly provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property of the Debtors’ Estates, all of the Debtors’ Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, that may be specifically granted to secure the Exit Facility, the New Second Lien Notes and the New Convertible Third Lien Notes, and if applicable, the Replacement Second Lien Notes and the Other Secured Claims). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

6.	Cancellation of Notes, Instruments, Certificates and Other Documents

On the Effective Date, except as otherwise specifically provided for in the Plan or the Securities Purchase Agreements (and except for such Certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the

Plan): (1) the obligations of the Debtors under the DIP Facility, the 1991 Indenture, the 2007 Indenture, the Second Lien Indenture, the Convertible Notes, the 9.125% Senior Notes, the Quarterly Interest Bonds and the Second Lien Notes and any other Certificate, share, note, bond, indenture, purchase right, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest, equity or profits interest in the Debtors or any warrants, options or other securities exercisable or exchangeable for, or convertible into, debt, equity, ownership or profits interests in the Debtors giving rise to any Claim or Interest, and any options, or other securities exercisable or exchangeable for, or convertible into Interests or equity of the Debtors, shall be cancelled as to the Debtors; (2) the obligations of the Debtors under the DIP Facility, the 1991 Indenture, the 2007 Indenture, the Second Lien Indenture, the Convertible Notes, the 9.125% Senior Notes, the Quarterly Interest Bonds and the Second Lien Notes shall be fully released, settled, and compromised as to the Debtors and the non-Debtor Affiliates, and the Reorganized Debtors shall not have any continuing obligations thereunder except as otherwise provided in the Plan; and (3) the obligations of the Debtors, the Reorganized Debtors and the non-Debtor Affiliates, pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing any shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be fully released, settled, and compromised; provided, however, that notwithstanding Consummation or the occurrence of the Effective Date, any indenture or agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing holders to receive distributions under the Plan, (2) allowing and preserving the rights of the DIP Facility Administrative Agent, Second Lien Trustee, and Wilmington Trust, as provided in Article VI.M herein.

7.	Reinstatement of Intercompany Claims and Interests

In the event that the Debtors elect to Reinstate Intercompany Claims or Intercompany Interests pursuant to Article III.C.13 or Article III.C.15 of the Plan, respectively, each Reorganized Debtor shall, without the need for any further corporate act or other action under any applicable law, regulation, order or rule, issue authorized new Equity Securities to the Reorganized Debtor that was that Debtor’s or non-Debtor Affiliate’s corporate parent prior to the Effective Date so that each Reorganized Debtor will retain its 100% ownership of its pre-Commencement Date subsidiaries. The foregoing may be modified by the Debtors and the Investors at any time.

8.	Issuance of New Securities; Execution of Plan Documents

Except as otherwise provided in the Plan or the Securities Purchase Agreements, the Reorganized Debtors shall issue on the Effective Date all Securities, notes, instruments, Certificates, and other documents required to be issued pursuant to the Plan and the Securities Purchase Agreements (as approved by the Securities Purchase Agreements Order).

9.	Post-Confirmation Property Sales

To the extent the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) or Reorganized Debtors, as applicable, purchase or sell any property after the Confirmation Date and prior to the Effective Date, the Debtors or Reorganized Debtors, as applicable, may elect to purchase or sell such property pursuant to sections 363, 1123(a)(5)(D), 1141(c), and 1146(a) of the Bankruptcy Code.

10.	Corporate Action

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Debtors or the Reorganized Debtors, whether taken prior to or as of the Effective Date, shall be deemed authorized, approved and ratified without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, holders of Claims or Interests, directors, managers or officers of the Debtors, the Reorganized Debtors, or the Investors, or any other Entity or Person, as applicable. Such actions include (1) the adoption and filing of the Reorganized A&P Charter and the adoption of the Reorganized A&P Bylaws, (2) the appointment of the New Board, (3) the adoption and implementation of the Management Equity Incentive Program, (4) the adoption of severance agreements (as applicable) without action by the New Board as, and to the extent, provided in section 1.11 of the Securities Purchase Agreements, (5) entering into the Management Services Agreement, (6) the authorization, issuance and distribution pursuant to the Plan and the Securities Purchase Agreements of the New Second Lien Notes, the New Convertible Third Lien Notes, the NewCo Equity, the Investment Warrants and any other Securities to be authorized, issued and distributed pursuant to the Plan and Securities Purchase Agreements, and (7) the consummation and implementation of the Exit Financing.

11.	Certificate of Incorporation and Bylaws

The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies, limited partnerships, or other forms of Entity) of the Debtors (other than A&P) shall be amended in a form as may be required to be consistent with the provisions of the Plan, the Securities Purchase Agreements and the Bankruptcy Code, and shall be in form and substance acceptable to the Investors. The certificate of incorporation and bylaws of A&P shall be as contained in the Plan Supplement and as acceptable to the Investors. The Reorganized A&P Charter will, among other things, (1) authorize the issuance of the shares of NewCo Equity; and (2) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting Equity Securities.

After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other constituent documents as permitted by the laws of its respective state, province, or country of formation and its respective charters and bylaws.

12.	Effectuating Documents, Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities Purchase Agreements and the Securities issued pursuant thereto in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan or the Securities Purchase Agreements.

13.	Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. Such exemption specifically applies, without limitation, to (1) the Restructuring Transactions; (2) the creation of any mortgage, deed of trust, Lien or other security interest; (3) the making or assignment of any lease or sublease; (4) the issuance and/or distribution of NewCo Equity, any Replacement Second Lien Notes, the New Second Lien Notes, the New Convertible Third Lien Notes, the Investment Warrants and any other securities of the Debtors or the Reorganized Debtors; or (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan or the Securities Purchase Agreements, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; or (e) assignment executed in connection with any Restructuring Transaction occurring pursuant to the Plan or the Securities Purchase Agreements.

14.	Directors and Officers of Reorganized A&P

On the Effective Date, the term of the current members of the board of directors of A&P shall expire, and the New Board shall be appointed pursuant to the Securities Purchase Agreements. On and after the Effective Date, each director or officer of Reorganized A&P shall serve pursuant to the terms of the Reorganized A&P Charter, the Reorganized A&P Bylaws, or other constituent documents, the Management Services Agreement, as applicable, and applicable state corporation law. Pursuant to the terms of the Securities Purchase Agreements and the Union Settlement Agreements, the New Board shall be reconstituted to consist of seven (7) directors (or such larger number of directors as may be determined by the Investors in their discretion), of whom at least five (5) directors shall be persons designated by the Investors, one (1) person shall be a person designated by the UFCW (who (x) shall be an independent director and a grocery industry expert, and (y) shall not serve on behalf of, or take directions from, the UFCW), and one (1) person shall be the Chief Executive Officer of the Reorganized Debtors. The Reorganized A&P Bylaws and the Reorganized A&P Charter shall provide that the New Board will be divided into three classes serving staggered three-year terms. Pursuant to the Securities Purchase Agreements, on or before the Confirmation Hearing, the Investors may provide for employment offers for the Executive Management Team (as defined in the Securities Purchase Agreements).

15.	Directors and Officers of Reorganized Debtors Other Than Reorganized A&P

Unless otherwise provided in the Debtors’ disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, the officers of each of the Reorganized Debtors, other than Reorganized A&P, shall continue to serve in their current capacities after the Effective Date. The classification and composition of the boards of directors of the Reorganized Debtors other than Reorganized A&P shall be consistent with their respective new certificates of incorporation and bylaws, if any. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of the applicable certificate of incorporation, bylaws, other constituent documents, and applicable state corporation law.

16.	Compensation, Pensions, and Benefits Programs

a.	Management Equity Incentive Program. The Management Equity Incentive Program for Reorganized A&P, in accordance with the terms and conditions set forth in the “Management Equity Incentive Program” to be attached as an exhibit to the Plan Supplement, shall become effective on the Effective Date without need for further corporate action as contemplated by the Securities Purchase Agreements.

b.

Employee and Retiree Benefits. Except with respect to any equity based awards, rejected employment agreements and any other rejected benefit or compensation plans, and subject to the terms and conditions of the Securities Purchase Agreements and the Union Settlement Agreements, on and after the Effective Date, the Reorganized Debtors may (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for compensation, including bonus compensation, health care benefits, disability benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Commencement Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance pursuant to any employment agreement that is not a rejected employment agreement will not entitle any Person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, Reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan; provided, further that any such assumed plans and obligation shall be subject to modification in accordance with their terms. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans, nor shall Confirmation of the Plan and/or Consummation of the Restructuring Transactions constitute a change of control under any such contracts, agreements, policies, programs, and plans.

c.	Pensions. As of the Effective Date, the Reorganized Debtors shall continue the A&P Pension Plans in accordance with, and subject to, their terms, ERISA, and the Internal Revenue Code, and shall preserve all of their rights thereunder. The A&P Pension Claims and all Proofs of Claims filed on account thereof shall be deemed withdrawn as of the Effective Date without any further action of the Debtors, Reorganized Debtors, or the PBGC, and without any further action, order, or approval of the Bankruptcy Court.

d.	Workers’ Compensation Programs. As of the Effective Date, except as set forth in the Securities Purchase Agreements and Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ (a) written contracts, agreements, and agreements of indemnity, in each case relating to workers’ compensation, (b) self insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation, and (c) workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

17.	Intercompany Account Settlement

The Debtors and the Reorganized Debtors, and their respective Affiliates, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

18.	Preservation of Rights of Action

Subject to the releases set forth in Article VI.N.4 and Article VI.N.5 below, unless any of the Debtors’ Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all of the Debtors’ Causes of Action, whether arising before or after the Commencement Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any of the Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all of their available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all of their Causes of Action against any Entity, except as otherwise expressly provided in the Plan or a Final Order. Unless any of the Debtors’ Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all such Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

Further, subject to the releases set forth in Article VI.N.4 and Article VI.N.5 below, the Reorganized Debtors reserve and shall retain the foregoing Debtors’ Causes of Action notwithstanding the rejection or repudiation of any Executory Contract during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, as the case may be. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

19.	Avoidance Actions

The Debtors and the Reorganized Debtors waive all Avoidance Actions, provided, however, that any Avoidance Actions against an Entity that has filed a Claim against the Debtors is expressly preserved solely for the purposes of resolving Disputed Claims pursuant to Article VI.L.6. The Debtors, in consultation with the Creditors’ Committee and the Investors, determined in an exercise of their business judgment that the waiver of Avoidance Actions pursuant to this Article VI.J.19 is in the best interests of the Debtors’ estates and the Debtors’ business going forward.

20.	Restructuring Transactions

On or prior to the Effective Date, the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) or the Reorganized Debtors may enter into such transactions, execute and deliver such agreements, instruments and other documents, and take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided therein, with the consent of the Investors. The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, asset sales, liquidations, or other corporate transactions as may be determined by the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) or the Reorganized Debtors, as applicable, and the Investors, to be necessary or appropriate to implement the transactions provided for in the Securities Purchase Agreements. None of the Restructuring Transactions contemplated herein or in the Securities Purchase Agreements shall constitute a change of control under any agreement, contract or document of the Debtors or Reorganized Debtors, as applicable. Subject to the Securities Purchase Agreements, the actions to effect the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Securities Purchase Agreements and that satisfy the requirements of applicable law and any other terms to which the relevant entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Securities Purchase Agreements and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) pledging, granting of liens or security interests over, assuming or guarantying obligations or taking such similar actions as may be necessary to preserve the rights and collateral interests of the secured creditors of the Debtors and their subsidiaries at all times prior to the effectiveness and consummation of the Plan; (5) the creation of a new holding company, as provided in the Securities Purchase Agreements, or other changes to the organizational structure of the Debtors or the Reorganized Debtors, as applicable, as determined by the Debtors or the Reorganized Debtors, as applicable, and the Investors; and (6) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions or that are otherwise provided for in the Securities Purchase Agreements.

21.	Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended pursuant to the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than any requisite filings required under applicable state, provincial, or federal law), provided, however, that the Investors may elect to have a new holding company formed pursuant to the Securities Purchase Agreements.

22.	Tax Reporting Matters

All parties (including the Reorganized Debtors and holders of Claims and Interests) shall report for all federal income tax purposes in a manner consistent with the Plan.

23.	Management Services Agreement

On the Effective Date, and pursuant to the terms of the Securities Purchase Agreements, Reorganized A&P or one of its Affiliates (as agreed among Yucaipa, Liberty Harbor, Mount Kellett and the Debtors or Reorganized Debtors, as applicable) shall enter into the Management Services Agreement with The Yucaipa Companies, LLC, and such Management Services Agreement shall be on terms and conditions acceptable to Yucaipa, Liberty Harbor and Mount Kellett.

24.	Adequate Assurance Deposits

Notwithstanding anything to the contrary in the Plan or in an order previously entered by the Bankruptcy Court, unless the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) or Reorganized Debtors, with the reasonable consent of the Investors, otherwise agree, all adequate assurance deposits provided by the Debtors to utility providers pursuant to the Order Determining Adequate Assurance of Payment for Future Utility Services [Docket No. 503] shall be returned to the Reorganized Debtors within 10 business days of the Effective Date.

K.	Treatment of Executory Contracts and Unexpired Leases

1.	Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein and pursuant to the terms and conditions of the Securities Purchase Agreements, each Executory Contract and Unexpired Lease not previously assumed shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (1) is listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in the Plan Supplement; (2) has been previously assumed by the Debtors by Final Order or has been assumed by the Debtors by order of the Bankruptcy Court as of the Effective Date (including retroactively), which order becomes a Final Order after the Effective Date; (3) is the subject of a motion to assume or reject pending as of the Effective Date; (4) is an Intercompany Contract, unless such Intercompany Contract previously was rejected by the Debtors pursuant to a Final Order, is the subject of a motion to reject pending on the Effective Date, or is listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement; or (5) is otherwise assumed pursuant to the terms herein.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Counterparties to Executory Contracts or Unexpired Leases that are deemed rejected as of the Effective Date shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases, including under section 502(g) of the Bankruptcy Code, subject to compliance with the requirements herein. All Executory Contracts and Unexpired Leases rejected by the Debtors on or prior to the Confirmation Date will not be continuing obligations of the Debtors or Reorganized Debtors.

Further, the Plan Supplement will contain a schedule of “Rejected Executory Contracts and Unexpired Leases,” as may be amended from time to time with the consent, as provided in the Securities Purchase Agreements, of the Investors; provided, however, that any Executory Contract and Unexpired Lease not previously assumed, assumed and assigned, or rejected by an order of the Bankruptcy Court, and not listed in the schedule of “Rejected Executory Contracts and Unexpired Leases” will be rejected on the Effective Date, notwithstanding its exclusion from such schedule.

2.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein and pursuant to the terms and conditions of the Securities Purchase Agreements, in addition to those Executory Contracts and Unexpired Leases previously assumed by the Debtors pursuant to a Final Order (and not otherwise subsequently rejected prior to the Effective Date), the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) shall assume all of the Executory Contracts and Unexpired Leases listed on the schedule of “Assumed Executory Contracts and Unexpired Leases,” as may be amended from time to time, in the Plan Supplement and otherwise identified for assumption pursuant to Article V.A of the Plan. With respect to each such Executory Contract and Unexpired Lease listed on the schedule of “Assumed Executory Contracts and Unexpired Leases,” the Debtors shall have designated a proposed Cure. The Confirmation Order shall constitute an order of the Bankruptcy Court approving any such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code; however, parties shall not be precluded from filing objections to the Debtors’ proposed Cure by the Cure Objection Deadline.

a.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated hereunder; provided, however, that any anti-assignment provision in any assumed Executory Contract and/or Unexpired Lease shall be deemed invalid for the purposes of assumption and/or assignment pursuant to section 365 of the Bankruptcy Code in these Chapter 11 Cases, including assignment of any assumed Executory Contract and/or Unexpired Lease to any affiliate of the Debtors on or prior to the Effective Date. Confirmation of the Plan and Consummation of the Restructuring Transactions shall not constitute a change of control under any Unexpired Lease or Executory Contract assumed by the Debtors on or prior to the Effective Date. Any assignment by the Reorganized Debtors of an Executory Contract or Unexpired Lease after the Effective Date shall be governed by the terms of the Executory Contract or Unexpired Lease and applicable non-bankruptcy law.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

b.	Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including hereunder, except Proofs of Claim asserting Cures, pursuant to the order approving such assumption, including the Confirmation Order, shall be deemed disallowed as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

c.	Assumption of Modified Collective Bargaining Agreements

Unless previously assumed by the Debtors, on the Effective Date, the Debtors, pursuant to section 365 of the Bankruptcy Code, shall assume (a) the Modified Collective Bargaining Agreements as provided in the Union Settlement Agreements and as approved by the Bankruptcy Court and (b) the Other Collective Bargaining Agreements. Notwithstanding any other provision of this Plan, the cure obligations, if any, related to the assumption of each of the Modified Collective Bargaining Agreements and the Other Collective Bargaining Agreements, shall be satisfied by the Reorganized Debtors by payment, in the ordinary course, of all obligations arising under the Modified Collective Bargaining Agreements and any of the Other Collective Bargaining Agreements, including grievance settlements and arbitration awards subject to the Union Settlement Agreements and related documents and side letters. All Proofs of Claim filed by the UFCW, the UFCW Local Unions, the SEIU and the SEIU Local Union for amounts due under any collective bargaining agreement shall be considered satisfied by the agreement and obligation to assume and cure in the ordinary course as provided herein.

3.	Indemnification Obligations

Notwithstanding anything herein to the contrary, the Reorganized Debtors shall assume and be deemed to have assumed the Indemnification Obligations as of and on the Effective Date other than any Indemnification Obligation that was previously rejected by the Debtors pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject filed by the Debtors that was pending as of the Effective Date; provided, that the Reorganized Debtors shall assume and be deemed to have assumed Indemnification Obligations for a former director or officer that was not employed by, engaged by, or serving in such capacity for the Debtors at any time following November 1, 2010 only if the Debtor Release provided under Article VIII.D in the Plan is approved by the Bankruptcy Court with respect to such former director or officer; provided, further that Indemnification Obligations assumed or deemed assumed by the Reorganized Debtors pursuant to Article V.C of the Plan shall not be limited to obligations arising from or related to claims settled or released pursuant to the Debtor Release. Each Indemnification Obligation that is assumed or deemed assumed pursuant to this Article VI.K.3 shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way (whether by the Plan, a Restructuring Transaction, or otherwise), and shall be Unimpaired and unaffected, irrespective of when such obligation arose.

4.	Insurance Policies

Each insurance policy shall be assumed by the applicable Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such insurance policy is executory, unless such insurance policy previously was rejected by the Debtors pursuant to a Bankruptcy Court order, is the subject of a motion to reject pending on the Effective Date, or is included in the schedule of “Rejected Executory Contracts and Unexpired Leases” contained in the Plan Supplement. Notwithstanding anything to the contrary in the Plan or the Plan Supplement (including any other provision that purports to be preemptory or supervening), nothing in the Plan or the Plan Supplement shall in any way operate to, or have the effect of, impairing the legal, equitable or contractual rights of the Debtors’ insurers, if any, in any respect or the rights of the Debtors or any other party against the Debtors’ insurers or in respect of any insurance of the Debtors. The rights of the Debtors and the Debtors’ insurers vis-à-vis one another shall be determined under their respective insurance policies and any related agreements with the Debtors, if any, subject to the rights of the Debtors to assume any such policy or agreement in accordance with this provision.

5.	Objections to Assumption of Executory Contracts and Unexpired Leases Including Cure of Defaults

With respect to each of the Executory Contracts or Unexpired Leases listed on the schedule of “Assumed Executory Contracts and Unexpired Leases,” the Debtors (in consultation with Creditors’ Committee and the DIP Facility Administrative Agent) shall designate a proposed Cure, however, the assumption of such Executory Contracts or Unexpired Leases shall not be conditioned upon the disposition of all issues with respect to Cure.46 Such Cure shall be satisfied by the Debtors or their assignee, if any, by payment of the Cure in Cash on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court. Any provisions or terms of the Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure. Nothing herein or in the Confirmation Order shall impact any unresolved Cure disputes or pending Cure objections filed by parties to Executory Contracts and Unexpired Leases that have been previously assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

Ten days prior to the objection deadline for the Confirmation Hearing, and subsequently as needed pursuant to the amendment of the schedule of “Assumed Executory Contracts and Unexpired Leases,” the Debtors shall file with the Bankruptcy Court and serve upon counterparties to such Executory Contracts and Unexpired Leases a notice of the proposed assumption that will (1) list the applicable Cure, if any, (2) describe the procedures for filing objections to the proposed assumption or Cure, and (3) explain the process by which related disputes will be resolved by the Bankruptcy Court.

Except with respect to Executory Contracts and Unexpired Leases in which the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure that differ from the amounts proposed by the Debtors (i.e., Cure objections) must be filed with the Claims and Solicitation Agent on or before the Cure Objection Deadline. In addition, any non-Cure objection to the assumption of an Executory Contract or Unexpired Lease, to be deemed timely, must be filed with the Bankruptcy Court within fourteen days of receipt of the applicable notice of proposed assumption. To the extent counterparties file timely non-Cure objections to the assumption of any Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan, and such disputes are not consensually resolved by the parties, such assumption shall be subject to entry of a Final Order approving such assumption, provided, that, such assumption will occur retroactively, at the discretion of the Debtors or Reorganized Debtors, to the Effective Date if approved by the Bankruptcy Court. Timely raised Cure and non-Cure objections to assumption may be litigated after the Effective Date.

Any request for payment of Cure that is not timely filed shall be disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors of the amounts listed on the Debtors’ proposed Cure schedule, notwithstanding anything included in the Schedules or in any Proof of Claim to the contrary; provided, however, that nothing shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.

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For the avoidance of doubt, the Debtors’ assumption of the Executory Contracts and Unexpired Leases, pursuant to the Confirmation Order, shall occur as of the Effective Date, subject to the Debtors satisfying their business judgment, any pending or unresolved objections to such assumptions based on Cure grounds.

If the Debtors or Reorganized Debtors, as applicable, object to any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease and associated Cure will be deemed to have consented to such assumption and Cure. The Debtors or Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease within 45 days after a Final Order resolving an objection to assumption, or determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease is entered.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

6.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts.

7.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Claims Agent no later than 30 days after the later of the Effective Date or the effective date of rejection. In addition, any objection to the rejection of an Executory Contract or Unexpired Lease must be filed with the Bankruptcy Court no later than 30 days after the later of the Effective Date or the effective date of rejection. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed.

8.	Contracts, Intercompany Contracts, and Leases Entered Into After the Commencement Date

Contracts, Intercompany Contracts, and leases entered into after the Commencement Date by any Debtor, and any Executory Contracts and Unexpired Leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business.

9.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is any objection filed to the rejection of an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, shall have 45 days after entry of a Final Order resolving such objection to alter their treatment of such contract or lease.

L.	Procedures for Resolving Disputed Claims and Interests

1.	Allowance of Claims and Interests

After the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to Article VI.J.18. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until (i) the Debtors or Reorganized Debtors, as applicable, agree that such Claim is Allowed, provided, however, the Debtors shall not (I) Allow or settle, or (II) seek to Allow or settle, in either case, any Administrative or Priority Claim in excess of $250,000 arising outside the ordinary course of business without the Investors’ consent, which consent shall not be unreasonably withheld or delayed; provided, that (w) each of the Investors shall be deemed a Negative Notice Party (as defined in the Settlement Procedures Order);47 (x) each of the Investors shall have standing to object to a settlement of a Claim proposed pursuant to the Settlement Procedures Order; (y) each of the Investors shall have the same consultation and information rights provided to the Creditors’ Committee and counsel for the DIP Facility Administrative Agent pursuant to paragraph 2(g) of the Settlement Procedures Order with respect to proposed settlements of Third-Party Claims and Debtors’ Claims (each as defined in the Settlement Procedures Order) and (z) the Debtors shall not propose a settlement of an Administrative Claim or a Priority Claim outside the ordinary course of business in excess of $250,000 pursuant to Paragraph 2(d) the Settlement Procedures Order without the Investors’ prior written consent (which consent shall not to be unreasonably withheld or delayed), or (ii) such Claim is deemed Allowed or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Interest. All settled claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court, pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

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“Settlement Procedures Order” means the Order Authorizing and Approving Procedures for Settling Certain Claims and Causes of Action Brought by or Against the Debtors entered by the Bankruptcy Court on March 10, 2011 [Docket No. 1002].

2.	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan or the Securities Purchase Agreements, after the Effective Date, the Reorganized Debtors shall have the sole authority (1) to file, withdraw, or litigate to judgment, objections to Claims or Interests, (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court, and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

3.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

4.	Expungement or Adjustment to Paid, Satisfied, or Superseded Claims and Interests

Any Claim or Interest that has been paid, satisfied, or superseded, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

5.	No Interest

Unless otherwise specifically provided for in the Plan (including with respect to the Allowed amount of any Claims hereunder), required under applicable bankruptcy law, or agreed to by the Debtors, the Confirmation Order, or a postpetition agreement in writing between the Debtors and a holder of a Claim, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Commencement Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

6.	DISALLOWANCE OF CLAIMS OR INTERESTS

EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS SHALL NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

7.	Amendments to Claims

On or after the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such authorization is not received, any such new or amended Claim filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

8.	No Distributions Pending Allowance

If an objection to a Claim or portion thereof is filed prior to the Effective Date, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof, as applicable, unless and until such Disputed Claim becomes an Allowed Claim

9.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions, if any, shall be made to the holder of such Allowed Claim, however, the timing of such distribution(s) shall be at the sole reasonable discretion of the Debtors or Reorganized Debtors, and otherwise in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the holder of such Claim the distribution, if any, to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

10.	Disputed Claims Reserve

On the Effective Date (or as soon thereafter as is reasonably practicable), the Reorganized Debtors shall deposit in the Disputed Claims Reserve an amount of cash, as determined by the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) or Reorganized Debtors, from the Unsecured Creditor Cash Pool and Trade Claims Cash Pool that would likely have been distributed to the holders of all applicable Disputed Claims (that, if Allowed, would be entitled to participate in such Claims pools) as if such Disputed Claims had been Allowed Claims on the Effective Date, with the amount of such Allowed Claims to be determined, solely for the purposes of establishing reserves and for maximum distribution purposes, to be (a) the lesser of (i) the asserted amount of each Disputed Claim filed with the Bankruptcy Court as set forth in the non-duplicative Proof of Claim or as provided by the parties to the Debtors as further information with respect to the Proof of Claim, or (if no Proof of Claim was filed) scheduled by the Debtors, and (ii) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court, or (b) the amount otherwise agreed to by the Debtors, the Creditors’ Committee, the Investors and the holder of such Disputed Claim for reserve purposes.

11.	Distributions Following Resolution of All Claims

When all Disputed Claims are resolved and either become Allowed or are disallowed by Final Order, to the extent cash remains in the Disputed Claims Reserve after all holders of Disputed Claims that have become Allowed and have been paid the full amount they are entitled to pursuant to the treatment set forth for the appropriate Class under the Plan, then that excess cash shall be distributed to the Unsecured Creditor Cash Pool and holders of Allowed Unsecured Claims (to the extent they have not been paid in full) shall receive their Pro Rata share of the Unsecured Creditor Cash Pool.

M.	Provisions Governing Distributions

1.	Distributions on Account of Claims Allowed as of the Effective Date

a.	Delivery of Distributions in General. Except as otherwise provided in the Plan or the Securities Purchase Agreements, a Final Order, or as otherwise agreed to by the relevant parties on the Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided, however, that (a) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (b) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in full in Cash on the Distribution Date or in installment payments over a period not more than five years after the Commencement Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim or Allowed Secured Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

b.	Delivery of Distributions on account of DIP Facility Claims. The DIP Facility Administrative Agent: (a) shall be deemed to be the holder of all DIP Facility Claims, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of Allowed DIP Facility Claims to or on behalf of the DIP Facility Administrative Agent; (b) shall hold or direct such distributions for the benefit of the holders of Allowed DIP Facility Claims, as applicable; and (c) shall arrange to deliver such distributions to or on behalf of such holders of Allowed DIP Facility Claims; provided, however, the DIP Facility Administrative Agent shall retain all rights as administrative agent under the DIP Facility Credit Agreement in connection with delivery of distributions to DIP Facility Lenders; and provided further, however, that the Debtors’ obligations to make distributions in accordance with Article VI.E.3 shall be deemed satisfied upon delivery of distributions to the DIP Facility Administrative Agent.

c.

Delivery of Distributions on account of the Second Lien Note Claims. The Second Lien Trustee: (a) shall be deemed to be the holder of the Second Lien Note Claims, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of such Allowed Second Lien Note Claims to the Second Lien Trustee or on behalf of the Second Lien Trustee, provided that the Second Lien Trustee has given its prior written consent to the Distribution Agent to make such distributions; (b) shall hold or direct such distributions for the benefit of the holders of the Allowed Second Lien Note Claims, as applicable; and (c) shall arrange to deliver such distributions to or on behalf of the holders of the Allowed Second Lien Note Claims; provided, however, the Second Lien Trustee shall retain all rights as trustee under the Second Lien Indenture in connection with (i) delivering distributions to the holders of Allowed Second Lien Note Claims in accordance with the Plan and the Second Lien Indenture, (ii) permitting the Second Lien Trustee to exercise its charging lien under Section 7.07 of the Second Lien Indenture and (iii) allowing the Second Lien Trustee to appear in the Chapter 11 Cases after the Effective Date with respect to issues related to distributions. For the avoidance of doubt, the Second Lien Trustee shall only be required to act to make distributions in accordance with the terms of the Plan. The Debtors’ obligations to make distributions in accordance with Article III.C.1 of the Plan, including with respect to distributions due on the Effective Date pursuant to the Plan Support Agreement, shall be deemed satisfied upon delivery of distributions to the Second Lien Trustee or, if consent of the Second Lien Trustee is given as provided above, to the Distribution Agent on behalf of the Second Lien Trustee, as provided for herein.

d.	Delivery of Distributions on account of Indenture Claims. Wilmington Trust, as indenture trustee for the Notes Indentures: (a) shall be deemed to be the holder of all Indenture Claims, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of such Allowed Indenture Claims to or on behalf of the Wilmington Trust; (b) shall hold or direct such distributions for the benefit of the holders of the Allowed Indenture Claims, as applicable; (c) shall arrange to deliver such distributions to or on behalf of the holder of the Allowed Indenture Claims; provided, however, Wilmington Trust shall retain all rights as the indenture trustee for the Convertible Notes, 9.125% Senior Notes and Quarterly Interest Bonds under the Notes Indentures in connection with delivery of distributions; and provided further, however, that the Debtors’ obligations to make distributions in accordance with Article VI.G.5, Article VI.G.6, and Article VI.G.7 shall be deemed satisfied upon delivery of distributions to Wilmington Trust.

2.	Distributions on Account of Claims Allowed After the Effective Date

a.	Payments and Distributions on Disputed Claims. Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties (including the Debtors, the Reorganized Debtors and/or the Investors, as applicable), distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made on the Periodic Distribution Date; provided, however, that (a) Disputed Claims that are Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Disputed Claims that are Priority Tax Claims or Secured Tax Claims that become Allowed Priority Tax Claims or Allowed Secured Tax Claims after the Effective Date shall be paid in full in Cash on the Periodic Distribution Date that is at least 30 days after the Disputed Claim becomes an Allowed Claim or over a five-year period as provided in section 1129(a)(9)(C) of the Bankruptcy Code with annual interest provided by applicable non-bankruptcy law.

b.

Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties (including the Debtors, the Reorganized Debtors and/or the Investors, as applicable), (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or the Claims have been Allowed or expunged. All distributions made pursuant to the Plan on account of a Disputed Claim that is deemed an Allowed Claim by the Bankruptcy Court shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to holders of Allowed Claims included in the applicable Class;

provided, however, that no interest shall be paid on account of such Allowed Claims unless required under applicable bankruptcy law or specifically provided for in the Plan (including with respect to the Allowed amount of any Claims hereunder).

3.	Delivery of Distributions

a.	Record Date for Distributions. On the Distribution Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

b.	Distribution Process. Except as otherwise provided herein, the Distribution Agent shall make all distributions to holders of Allowed Claims required under the Plan, except that distributions to holders of Allowed Claims governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement. Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Distribution Agent or a Servicer, as appropriate: (a) to the signatory set forth on any of the Proofs of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related Proof of Claim; (c) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004 if no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address; (d) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address; or (e) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

c.	Accrual of Dividends and Other Rights. For purposes of determining the accrual of dividends or other rights after the Effective Date, the NewCo Equity shall be deemed issued as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided however, the Reorganized Debtors shall not pay any such dividends or distribute such other rights, if any, until after the issuance of NewCo Equity actually take place.

d.	Compliance Matters. In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

e.	Foreign Currency Exchange Rate. Except as otherwise provided in the Plan or a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Monday, December 13, 2010 as quoted at 4:00 p.m. (EDT), mid-range spot rate of exchange for the applicable currency as published in The Wall Street Journal, National Edition, on Monday, December 13, 2010.

f.	Fractional, De Minimis, Undeliverable, and Unclaimed Distributions.

(i)	Fractional Distributions. Notwithstanding any other provision of the Plan to the contrary, the Distribution Agent shall not be required to make distributions or payments of fractions of dollars. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(ii)	De Minimis Distributions. Neither the Distribution Agent nor any Servicer shall have any obligation to make a distribution on account of an Allowed Claim if (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date in question is or has an economic value less than $250,000, or (ii) the amount to be distributed to the specific holder of an Allowed Claim on the particular Periodic Distribution Date does not constitute a final distribution to such holder. The Distribution Agent need not make any distribution on account of an Allowed Claim to a specific holder if such distribution on such Allowed Claim is less than $25.00.

(iii)	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until such Distribution Agent is notified in writing of such holder’s then-current address, at which time all currently due missed distributions shall be made to such holder on the next Periodic Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to Article VI.M.3.f(iv) above, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(iv)

Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Reorganized Debtors and, to the extent such Unclaimed Distribution is NewCo Equity, shall be deemed cancelled. Upon such revesting, the Claim of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Debtors, the Reorganized Debtors, or the Distribution Agent made pursuant to any indenture or Certificate (but only with respect to the initial distribution by the Servicer to holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property law.

(v)	Surrender of Cancelled Instruments or Securities. Except as otherwise provided in the Plan, on the Effective Date, or as soon as reasonably practicable thereafter, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding that a holder of a Certificate will be deemed to have surrendered such Certificate, regardless of any actual surrender, the deemed surrender of a Certificate shall have the same effect as if such holder had actually surrendered such Certificate (including but not limited to the discharge of such holder’s Claim pursuant to the Plan), and such holder shall be deemed to have relinquished all rights, Claims and interests with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article VI.M.3.f(v) shall not apply to any Claims Reinstated pursuant to the terms of the Plan.

(vi)	Lost, Stolen, Mutilated, or Destroyed Debt Securities. Any holder of Allowed Claims evidenced by a Certificate that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Agent or Servicer, if applicable, an affidavit of loss acceptable to the Distribution Agent or Servicer setting forth the unavailability of the Certificate, and such additional indemnity as may be required reasonably by the Distribution Agent or Servicer to hold the Distribution Agent or Servicer harmless from any damages, liabilities, or costs incurred in treating such holder as a holder of an Allowed Claim. Upon compliance with this procedure by a holder of an Allowed Claim evidenced by such a lost, stolen, mutilated, or destroyed Certificate, such holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

4.	Claims Paid or Payable by Third Parties

Claims Paid by Third Parties. The Claims Agent shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

Claims Payable by Insurance Carriers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Claims Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

5.	Setoffs

Except as otherwise expressly provided for in the Plan or a Final Order of the Bankruptcy Code, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder. In no event shall any Holder of a Claim be entitled to set off any Claim against any Claim, right, or Cause of Action of a Debtor or a Reorganized Debtor, as applicable, unless such Holder has timely filed a Proof of Claim with the Bankruptcy Court preserving such setoff.

6.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any permitted pursuant to the Plan, accrued through the Effective Date.

N.	Effect of Confirmation of the Plan

1.	DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN AND EFFECTIVE AS OF THE EFFECTIVE DATE: (1) THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION, DISCHARGE, AND RELEASE OF ALL CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON SUCH CLAIMS FROM AND AFTER THE COMMENCEMENT DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY, OR ESTATES; (2) THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AND INTERESTS, NOTWITHSTANDING WHETHER ANY SUCH HOLDERS FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN, VOTED TO ACCEPT THE PLAN, OR VOTED TO REJECT THE PLAN; (3) ALL CLAIMS AND INTERESTS SHALL BE SATISFIED, DISCHARGED, AND RELEASED IN FULL, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY

CODE; AND (4) ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, THEIR SUCCESSORS AND ASSIGNS, AND THEIR ASSETS AND PROPERTIES ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS, OR ANY ACT OR OMISSION, TRANSACTION, OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED PRIOR TO THE EFFECTIVE DATE.

2.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise and any such rights shall be settled, compromised, and released pursuant to the Plan. Specifically, pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto.

3.	Compromise and Settlement of Claims and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan or any distribution to be made on account of an Allowed Claim, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement, including the Substantive Consolidation Settlement, is in the best interests of the Debtors, their Estates, and holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

4.	RELEASES BY THE DEBTORS

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, AND PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING: (1) THE SETTLEMENT, RELEASE, AND COMPROMISE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT HERETO; AND (2) THE SERVICES OF THE DEBTORS’ PRESENT AND FORMER OFFICERS, DIRECTORS, MANAGERS, AND ADVISORS IN FACILITATING THE EXPEDIENT IMPLEMENTATION OF THE RESTRUCTURING TRANSACTIONS CONTEMPLATED HEREBY, EACH OF THE DEBTORS, THE REORGANIZED DEBTORS AND THE DEBTORS’ ESTATES (INCLUDING ALL PARTIES CLAIMING DERIVATIVELY OR THROUGH THE DEBTOR OR THE REORGANIZED DEBTORS OR THEIR ESTATES) OR THEIR AFFILIATES DISCHARGE AND RELEASE AND SHALL BE DEEMED TO HAVE PROVIDED A FULL DISCHARGE AND RELEASE TO EACH RELEASED PARTY AND THEIR RESPECTIVE PROPERTY (THE “DEBTOR RELEASE”) FROM ANY AND ALL CLAIMS, OBLIGATIONS, DEBTS, RIGHTS,

SUITS, DAMAGES, REMEDIES, RIGHTS OF SETOFF, CAUSES OF ACTION, AND LIABILITIES WHATSOEVER (INCLUDING ANY DERIVATIVE CLAIMS ASSERTED ON BEHALF OF THE DEBTORS) WHETHER KNOWN OR UNKNOWN, MATURED OR UNMATURED, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, EQUITY OR OTHERWISE, WHETHER FOR TORT, CONTRACT VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, THE SECURITIES PURCHASE AGREEMENTS, THE PLAN SUPPORT AGREEMENT, THE RESTRUCTURING TRANSACTIONS, THE CHAPTER 11 CASES, THE ISSUANCE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR, ANY RELEASED PARTIES, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION OR PREPARATION OF THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN SUPPLEMENT, THE PLAN SUPPORT AGREEMENT, THE SECURITIES PURCHASE AGREEMENTS, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, INCLUDING THOSE THAT ANY OF THE DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR AN INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF THE DEBTORS OR ANY OF THEIR ESTATES; PROVIDED, HOWEVER, THAT THE FOREGOING DEBTOR RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CLAIMS OR LIABILITIES OF ANY DEBTOR: (1) ARISING UNDER ANY CONTRACTUAL OBLIGATION OWED TO THE DEBTORS, INCLUDING UNDER THE SECURITIES PURCHASE AGREEMENTS OR THE PLAN SUPPORT AGREEMENT; (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS; OR (3) CONSTITUTING INTERCOMPANY CLAIMS THAT ARE REINSTATED PURSUANT TO THE PLAN. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PLAN DOES NOT RELEASE ANY CAUSES OF ACTION THAT THE DEBTORS OR THE REORGANIZED DEBTORS HAVE OR MAY HAVE NOW OR IN THE FUTURE AGAINST ANY PARTY (INCLUDING, BUT NOT LIMITED TO, A RELEASED PARTY) ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, EACH AS DETERMINED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASING PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

5.	RELEASES BY HOLDERS OF CLAIMS

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES48 DISCHARGE AND RELEASE (AND EACH ENTITY SO DISCHARGED AND RELEASED SHALL BE DEEMED DISCHARGED AND RELEASED BY THE RELEASING PARTIES) (THE “THIRD PARTY RELEASE”) THE REORGANIZED DEBTORS, THEIR ESTATES, THEIR RESPECTIVE PROPERTY, AND THE RELEASED PARTIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, REMEDIES, CAUSES OF ACTION, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED ON BEHALF OF THE RELEASING PARTY, WHETHER KNOWN OR UNKNOWN, MATURED OR UNMATURED, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, WHETHER FOR TORT, CONTRACT, VIOLATION OF FEDERAL OR STATE SECURITIES LAW OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, THE SECURITIES PURCHASE AGREEMENTS, THE PLAN SUPPORT AGREEMENT, THE RESTRUCTURING TRANSACTIONS, THE CHAPTER 11 CASES, THE ISSUANCE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR, ANY RELEASED PARTIES, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION OR PREPARATION OF THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN SUPPLEMENT, THE PLAN SUPPORT AGREEMENT, THE SECURITIES PURCHASE AGREEMENTS, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, INCLUDING THOSE THAT ANY OF THE DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR AN INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF ITSELF, THE DEBTORS OR ANY OF THEIR ESTATES; PROVIDED, HOWEVER, THAT THE FOREGOING THIRD PARTY RELEASE SHALL NOT OPERATE TO RELEASE CLAIMS, OBLIGATIONS, DEBTS, RIGHTS, SUITS, DAMAGES, REMEDIES, CAUSES OF ACTION, AND LIABILITIES OF ANY RELEASING PARTY: (1) AGAINST A RELEASING PARTY OR A PARTY RELEASING UNDER THIS THIRD PARTY RELEASE ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE RELEASING PARTY OR LIABILITIES OF ANY RELEASING PARTY; (2) ARISING UNDER THE SECURITIES PURCHASE AGREEMENTS OR THE PLAN SUPPORT AGREEMENT; (3) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS; OR (4) AGAINST A PROFESSIONAL WITH RESPECT TO SUCH PROFESSIONAL’S FINAL FEE APPLICATION OR ACCRUED PROFESSIONAL COMPENSATION CLAIMS IN THESE CHAPTER 11 CASES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH

[48]

If you vote to accept the Plan, you are automatically deemed to consent to the Third Party Release in Article VIII.E of the Plan. If you vote to reject the Plan or do not submit a vote, you are not bound by the Third Party Release.

ABOVE DO NOT RELEASE ANY (1) POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, OR (2) CLAIMS ARISING UNDER THE SECURITIES PURCHASE AGREEMENTS. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS PARAGRAPH SHALL IN ANY WAY AFFECT THE OPERATION OF ARTICLE VIII.A OF THE PLAN, PURSUANT TO SECTION 1141(D) OF THE BANKRUPTCY CODE.

NOTWITHSTANDING ANYTHING IN THE PLAN, NO PERSON SHALL BE DISCHARGED, RELEASED, OR RELIEVED FROM ANY LIABILITY ARISING UNDER ERISA OR THE INTERNAL REVENUE CODE SOLELY WITH RESPECT TO THE A&P PENSION PLANS AS A RESULT OF THE DEBTORS’ REORGANIZATION PROCEEDINGS OR CONFIRMATION OF THE PLAN. NOR SHALL THE PENSION BENEFIT GUARANTY CORPORATION, THE A&P PENSION PLANS, OR ANY OTHER PERSON BE ENJOINED OR PRECLUDED FROM ENFORCING ANY LIABILITY ARISING UNDER ERISA OR THE INTERNAL REVENUE CODE SOLELY WITH RESPECT TO THE A&P PENSION PLANS AS A RESULT OF THE DEBTORS’ REORGANIZATION PROCEEDINGS, THE PLAN’S PROVISIONS OR THE PLAN’S CONFIRMATION.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PLAN DOES NOT RELEASE ANY CAUSES OF ACTION THAT THE DEBTORS OR THE REORGANIZED DEBTORS HAVE OR MAY HAVE NOW OR IN THE FUTURE AGAINST ANY PARTY (INCLUDING, BUT NOT LIMITED TO, A RELEASED PARTY) ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, EACH AS DETERMINED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASING PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD PARTY RELEASE.

THE THIRD PARTY RELEASE IN ARTICLE VIII.E OF THE PLAN IS CONSENSUAL. THOSE HOLDERS OF CLAIMS THAT AFFIRMATIVELY VOTE IN FAVOR OF THE PLAN ARE BOUND BY THE THIRD PARTY RELEASE. FOR THE AVOIDANCE OF DOUBT, IF A HOLDER OF A CLAIM AFFIRMATIVELY VOTES IN FAVOR OF THE PLAN, SUCH HOLDER, IN ALL CAPACITIES, WILL BE RELEASING, AMONG OTHERS, THE DEBTORS’ CURRENT AND FORMER OFFICERS AND DIRECTORS, INCLUDING OFFICERS AND DIRECTORS WHO ARE NAMED AS DEFENDANTS IN THE SECURITIES CLASS ACTION LAWSUIT (SEE ARTICLE IV.I ABOVE).

THE DEBTORS AND APPLICABLE NON-DEBTORS DO NOT CONCEDE ANY LIABILITY AND DO NOT AGREE WITH THE ALLEGATIONS IN THE SECURITIES CLASS ACTION LAWSUIT. THE DEBTORS AND APPLICABLE NON-DEBTORS RESERVE ANY AND ALL RIGHTS TO CONTEST THE CLAIMS AND TO ENFORCE ANY STAY OF THE ACTIONS AS AGAINST THE DEBTORS.

6.	WAIVER OF STATUTORY LIMITATIONS ON RELEASES

EACH OF THE RELEASING PARTIES IN EACH OF THE RELEASES CONTAINED IN ARTICLE VIII.D AND ARTICLE VIII.E OF THE PLAN EXPRESSLY ACKNOWLEDGES THAT ALTHOUGH ORDINARILY A GENERAL RELEASE MAY NOT EXTEND TO CLAIMS WHICH THE RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR, WHICH IF KNOWN BY IT MAY HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE PARTY RELEASED, THEY HAVE CAREFULLY CONSIDERED AND TAKEN INTO ACCOUNT IN DETERMINING TO ENTER INTO THE ABOVE RELEASES THE POSSIBLE EXISTENCE OF SUCH UNKNOWN LOSSES OR CLAIMS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH RELEASING PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS CONFERRED UPON IT BY ANY STATUTE OR RULE OF LAW WHICH PROVIDES THAT A RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CLAIMANT DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MAY HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE RELEASED PARTY, INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542. THE RELEASES CONTAINED IN ARTICLE VIII.D AND ARTICLE VIII.E OF THE PLAN ARE EFFECTIVE REGARDLESS OF WHETHER THOSE RELEASED MATTERS ARE PRESENTLY KNOWN, UNKNOWN, SUSPECTED OR UNSUSPECTED, FORESEEN OR UNFORESEEN.

7.	EXCULPATION

THE EXCULPATED PARTIES SHALL NEITHER HAVE, NOR INCUR ANY LIABILITY TO ANY ENTITY FOR ANY ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR RELATED TO FORMULATING, NEGOTIATING, PREPARING, DISSEMINATING, IMPLEMENTING, ADMINISTERING, CONFIRMING OR EFFECTING THE EFFECTIVE DATE OF THE PLAN, THE DISCLOSURE STATEMENT, THE SECURITIES PURCHASE AGREEMENTS, THE PLAN SUPPORT AGREEMENT, THE RESTRUCTURING TRANSACTIONS, THE ISSUANCE AND/OR DISTRIBUTION OF NEWCO EQUITY, THE NEW SECOND LIEN NOTES, THE REPLACEMENT SECOND LIEN NOTES IF APPLICABLE, THE NEW CONVERTIBLE THIRD LIEN NOTES, THE INVESTMENT WARRANTS OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE PLAN OR ANY OTHER PRE-PETITION OR POST-PETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE PLAN OR THE RESTRUCTURING OF THE DEBTORS (COLLECTIVELY, “EXCULPATED CLAIMS”); PROVIDED, THAT THE FOREGOING PROVISIONS OF THIS EXCULPATION SHALL HAVE NO EFFECT ON (A) ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN OR (B) THE LIABILITY OF ANY ENTITY THAT RESULTS FROM ANY SUCH ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, FURTHER, THAT EACH

EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL CONCERNING HIS, HER OR ITS DUTIES PURSUANT TO, OR IN CONNECTION WITH, THE PLAN; PROVIDED FURTHER, THAT THE FOREGOING “EXCULPATION” SHALL NOT APPLY TO ANY ACTS OR OMISSIONS EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, EXCEPT FOR ACTS OR OMISSIONS OF RELEASING PARTIES.

8.	INJUNCTION

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES THAT: (1) ARE SUBJECT TO COMPROMISE AND SETTLEMENT PURSUANT TO THE TERMS OF THE PLAN; (2) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.D HEREOF; (3) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.E; (4) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.G HEREOF, INCLUDING EXCULPATED CLAIMS (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN ARTICLE VIII.E); OR (5) ARE OTHERWISE STAYED OR TERMINATED PURSUANT TO THE TERMS OF THE PLAN, ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, INCLUDING ON ACCOUNT OF ANY CLAIMS, INTERESTS, CAUSES OF ACTIONS OR LIABILITIES THAT HAVE BEEN COMPROMISED OR SETTLED AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY, DIRECTLY OR INDIRECTLY, SO RELEASED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST THE DEBTORS, THE REORGANIZED DEBTOR, OR ANY ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATES OF THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (C) CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM, OR ENCUMBRANCE OF ANY KIND AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATES OF THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (D) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATES OF THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES UNLESS SUCH HOLDER HAS FILED A TIMELY PROOF OF CLAIM WITH THE BANKRUPTCY COURT PRESERVING SUCH RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; AND (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION

OR OTHER PROCEEDING OF ANY KIND AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE INVESTORS OR ANY ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATES OF THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES RELEASED, SETTLED OR COMPROMISED PURSUANT TO THE PLAN; PROVIDED THAT NOTHING CONTAINED HEREIN SHALL PRECLUDE AN ENTITY FROM OBTAINING BENEFITS DIRECTLY AND EXPRESSLY PROVIDED TO SUCH ENTITY PURSUANT TO THE TERMS OF THE PLAN; PROVIDED, FURTHER, THAT NOTHING CONTAINED HEREIN SHALL BE CONSTRUED TO PREVENT ANY ENTITY FROM DEFENDING AGAINST CLAIMS OBJECTIONS OR COLLECTION ACTIONS WHETHER BY ASSERTING A RIGHT OF SETOFF OR OTHERWISE TO THE EXTENT PERMITTED BY LAW.

9.	Summary of Release

As set forth more fully herein and in the Plan, the Plan provides for voluntary releases of certain claims and causes of action by the Debtors and third parties. The Debtors believe that these releases are justified because such releases are being provided to parties who have played an integral role in the Debtors’ restructuring efforts and are consensual. As set forth herein and in the Plan, only those holders of Claims that affirmatively vote in favor of the Plan are bound by the Third Party Release. Moreover, the release provisions of the Plan are necessary to protect the reorganized company from any potential litigation from prepetition creditors after the Effective Date. Any such litigation would hinder the efforts of the reorganized entity to effectively fulfill its responsibilities as contemplated in the Plan. As a result, the Debtors believe the releases in the Plan satisfy the standard applicable in the Second Circuit. See In re Metromedia Fiber Network, Inc., 416 F.3d 136, 142 (2d Cir. 2005) (“Nondebtor releases may be tolerated if the affected creditor consents.”); Adelphia, 368 B.R. at 140 stay granted, 361 B.R. 337 (S.D.N.Y. 2007), appeal dismissed, 367 B.R. 84 (S.D.N.Y. 2007), appeal dismissed, 371 B.R. 660 (S.D.N.Y. 2007), order aff’d, 544 F.3d 420 (2d Cir. 2008) (“The Seventh Circuit held in Specialty Equipment that consensual releases are permissible, and the Metromedia court did not quarrel with that view.”) (citation omitted).

10.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom such Reorganized Debtors have been associated, solely because one of the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtor is granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

11.	Indemnification

Notwithstanding anything in the Plan to the contrary, all indemnification provisions currently in place (whether in the Securities Purchase Agreements, by-laws, certificates of incorporation, articles of limited partnership, board resolutions, contracts, or otherwise) for the directors, officers, employees, attorneys, other professionals, and agents of the Debtors that served in such capacity from and after the Commencement Date and such directors’ and officers’ respective affiliates, shall be Reinstated (or assumed, as the case may be), and shall survive effectiveness of the Plan.

12.	Recoupment

In no event shall any holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

13.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

14.	Reimbursement or Contribution

If a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code is (i) disallowed by the Bankruptcy Court or (ii) is contingent as of the Effective Date, then such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

O.	Conditions Precedent to Consummation of the Plan

1.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article VI.O.2 hereof:

a.	the Bankruptcy Court shall have approved the Disclosure Statement, in a manner acceptable to the Debtors and the Investors, as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code and such order shall be in full force and effect and shall have become a Final Order;

b.	the Confirmation Order: (i) shall be entered by the Bankruptcy Court on or before February 14, 2012 (as such date may be extended with the consent of the Debtors and the Investors, which consent shall not be unreasonably withheld or delayed); (ii) shall include the provisions in Exhibit D to the Securities Purchase Agreements and otherwise be in form and substance acceptable to the Investors; and (iii) shall be in full force and effect and, unless waived by the Investors, shall have become a Final Order;

c.	the Plan and Plan Supplement, including any amendments, modifications, or supplements thereto, shall be in form and substance reasonably acceptable to the Investors and shall not have been modified without the consent of the Investors (such consent not to have been unreasonably withheld in the case of a modification that is not adverse to the Investors);

d.	the Transaction Expenses (as defined and provided in the Securities Purchase Agreements), to the extent not previously paid, shall be paid concurrently with the Effective Date in Cash in accordance with the terms of the Securities Purchase Agreements as approved by the Securities Purchase Agreements Order;

e.	the Commitment Fee shall be paid concurrently with the Effective Date to Liberty Harbor and Mount Kellett, as provided in the Securities Purchase Agreements;

f.	the Debtors shall have obtained an Exit Facility on terms as provided in the Securities Purchase Agreements and the Plan, and on terms and conditions reasonably acceptable to the Investors, and all conditions precedent to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof and the closing of the Exit Facility shall occur concurrently with the Effective Date;

g.	with respect to all actions, documents, Certificates, and agreements necessary to implement the Plan (a) all conditions precedent to such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements, (b) such documents, Certificates and agreements shall have been tendered for delivery, (c) to the extent required, such documents, Certificates and agreements shall have been filed with and approved by any applicable Governmental Units in accordance with applicable laws, and (d) such actions, documents, Certificates and agreements shall have been effected or executed;

h.	the Cash payable pursuant to Article III.C.1.b of the Plan shall be distributed on the Effective Date as provided herein;

i.	all conditions to the effectiveness of the Securities Purchase Agreements shall have been satisfied or waived in accordance with the terms thereof; and

j.	all other “Conditions to Investors’ Obligations at Closing” identified in section 5.1 of the Securities Purchase Agreements shall have been satisfied or waived by the Investors in accordance with the terms thereof.

2.	Waiver of Conditions Precedent

Subject to the terms of the Securities Purchase Agreements, the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) and the Investors may jointly waive any of the conditions to the Effective Date set forth in Article VI.O.1, other than the condition set forth in Article IX.A.8 of the Plan (unless consented to by the Consenting Noteholders in accordance with the Plan Support Agreement) at any time without any notice to other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

3.	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

P.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

b.	decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan; provided, however, that from and after the Effective Date, the payment of the fees and expenses of any professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to Bankruptcy Court review or approval;

c.	resolve any matters related to Executory Contracts or Unexpired Leases, including: (1) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (2) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (3) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to Article VI.K, of the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (4) any dispute regarding whether a contract or lease is or was executory or expired;

d.	ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

e.	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

f.	adjudicate, decide, or resolve any and all matters related to Causes of Action of the Debtors or brought by or against the Reorganized Debtors;

g.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

h.	enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement or the Disclosure Statement;

i.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

j.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

k.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

l.	enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of all contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases;

m.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

n.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, exculpation, injunctions, and other provisions contained in Article VI.N above and enter such orders as may be necessary or appropriate to implement such releases, exculpation, injunctions, and other provisions;

o.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid pursuant to Article VII.D.1 of the Plan;

p.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

q.	determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

r.	enter an order or Final Decree concluding or closing the Chapter 11 Cases;

s.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

t.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

u.	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

v.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

w.	hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

x.	hear and determine matters related to the Securities Purchase Agreements and related agreements;

y.	except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

z.	enforce all orders previously entered by the Bankruptcy Court; and

aa.	hear any other matter not inconsistent with the Bankruptcy Code.

Q.	Miscellaneous Provisions

1.	No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e), 6004(h), 6006(d) and 7062.

2.	Modification of Plan

Subject to the limitations contained in the Plan and the terms and conditions of the Securities Purchase Agreements: (1) the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

3.	Revocation or Withdrawal of Plan

The Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) reserve the right, subject to, and in accordance with, the terms and conditions of each of the Securities Purchase Agreements and the Securities Purchase Agreements Order, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation, Consummation or the Effective Date does not occur, then (1) the Plan shall be null and void in all respects, (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects, and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

4.	Confirmation of the Plan

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

5.	Additional Documents

On or before the Effective Date and subject to the terms and conditions of the Securities Purchase Agreements, the Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent), with the consent of the Investors (such consent shall not be unreasonably withheld or delayed), may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the Securities Purchase Agreements. The Debtors (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent), with the consent of the Investors (such consent shall not be unreasonably withheld or delayed), or the Reorganized Debtors, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan and the Securities Purchase Agreements.

6.	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. §1930(a), as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

7.	Dissolution of Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve automatically, and its members shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases; provided, however, that the Creditors’ Committee shall be deemed to remain in existence solely with respect to the final fee applications filed in connection with Article II.B. of the Plan and the Creditors’ Committee shall have the right to be heard on all issues relating to such final fee applications.

8.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

9.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

10.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors	Counsel to the Debtors

The Great Atlantic & Pacific Tea Company, Inc. 2 Paragon Drive Montvale, NJ 07645 Attn.: Christopher W. McGarry, General Counsel

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022
Attn.:   James H.M. Sprayregen, P.C.

   Paul M. Basta, Esq.

   Ray C. Schrock, Esq.

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn.:    James J. Mazza, Jr., Esq.

Counsel to the Creditors’ Committee	Counsel to the Convertible Noteholders

Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 Attn.: Dennis F. Dunne, Esq. Matthew S. Barr, Esq. Abhilash M. Raval, Esq. Michael E. Comerford, Esq.	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Attn.: Kristopher M. Hansen, Esq. Jayme T. Goldstein, Esq.

Counsel to the Second Lien Trustee	Counsel to DIP Facility Lenders

Brown Rudnick LLP 7 Times Square New York, NY 10036 Attn.: Edward S. Weisfelner, Esq. Daniel J. Saval, Esq.	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attn.: Donald S. Bernstein, Esq. Marshall S. Huebner

United States Trustee	Counsel to Yucaipa

Office of the United States Trustee U.S. Department of Justice 33 Whitehall Street, 21st Floor Attn.: Susan Golden, Esq. Richard Morrissey, Esq.	Latham & Watkins LLP 355 S. Grand Ave Los Angeles, CA 90071 Attn.: Robert Klyman, Esq.

11.	TERM OF INJUNCTIONS OR STAYS

UNLESS OTHERWISE PROVIDED IN THE PLAN OR IN THE CONFIRMATION ORDER, ALL INJUNCTIONS OR STAYS IN EFFECT IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 OR 362 OF THE BANKRUPTCY CODE OR ANY ORDER OF THE BANKRUPTCY COURT, AND EXISTING ON THE CONFIRMATION DATE (EXCLUDING ANY INJUNCTIONS OR STAYS CONTAINED IN THE PLAN OR THE CONFIRMATION ORDER) SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE. ALL INJUNCTIONS OR STAYS CONTAINED IN THE PLAN OR THE CONFIRMATION ORDER SHALL REMAIN IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR TERMS.

12.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects (other than the Securities Purchase Agreements), all of which have become merged and integrated into the Plan.

Notwithstanding anything to the contrary in the Plan (including any amendments, supplements, or modifications to the Plan) or the Confirmation Order (and any amendments, supplements, or modifications thereto) or an affirmative vote to accept the Plan submitted by any Investor, nothing contained in the Plan (including any amendments, supplements, or modifications thereto) shall diminish, reduce or negatively impact the rights of the Investors under the Securities Purchase Agreements.

13.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://www.kccllc.net/APTEA or the Bankruptcy Court’s website at www.nysb.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

14.	Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted (subject to the reasonable consent of the Investors). Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation (subject to the reasonable consent of the Investors). The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (1) valid and enforceable pursuant to its terms, (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent (in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent), and the consent of the Investors, and (3) nonseverable and mutually dependent.

ARTICLE VII.

SECURITIES LAW MATTERS

A.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code

The Replacement Second Lien Notes are being issued under Section 1145 of the Bankruptcy Code (“1145 Securities”).

As described in detail below, such securities will be “freely tradeable.”

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws when such securities are to be exchanged for Claims or principally in exchange for Claims and partly for cash. In general, securities issued under section 1145 may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•

purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•

offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in Section 2(a)(11) of the Securities Act.

To the extent that persons who receive Replacement Second Lien Notes are deemed to be “underwriters,” resales by those persons would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Those persons would, however, be permitted to sell Replacement Second Lien Notes without registration if they are able to comply with the provisions of Rule 144 or Rule 144A under the Securities Act, as described further below.

You should confer with your own legal advisors to help determine whether or not you are an “underwriter.”

B.	Securities Issued Pursuant to Exemptions Under the Securities Act of 1933, as Amended

The following securities are being issued under Section 4(2) of Securities Act (collectively, the “4(2) Securities”):

•	The NewCo Equity

•	The New Second Lien Notes

•	The New Convertible Third Lien Notes

•	The Investment Warrants

Section 4(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving any public offering is exempt from registration under the Securities Act. The term “issuer,” as used in section 4(2) of the Securities Act, means, among other things, a person who issues or proposes to issue any security.

Securities issued pursuant to the exemption provided by section 4(2) of the Securities Act are considered “restricted securities.” As a result, resales of such securities may not be exempt from the registration requirements of the Securities Act or other applicable law. Holders of such restricted securities may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

C.	Resales of 1145 Securities and 4(2) Securities / Rule 144 and Rule 144A

To the extent that persons who receive 1145 Securities are deemed to be “underwriters” (collectively, the “Restricted 1145 Holders”), resales of such securities by Restricted 1145 Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted 1145 Holders would, however, be permitted to sell 1145 Securities without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A under the Securities Act, as described further below, or if such securities are registered with the Securities and Exchange Commission. Any person who is an “underwriter” but not an “issuer” with respect to an issue of securities (other than a holder of “restricted securities”) is, in addition, entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b)(1) of the Bankruptcy Code.

To the extent that persons receive 4(2) Securities (collectively, the “Restricted 4(2) Holders” and together with the Restricted 1145 Holders, the “Restricted Holders”), such securities will be considered “restricted securities,” and Restricted 4(2) Holders are permitted to sell 4(2) Securities without registration if the applicable provisions of Rule 144 or Rule 144A under the Securities Act are complied with, as described further below, or if such securities are registered with the Securities and Exchange Commission.

1.	Rule 144

Under certain circumstances, Restricted Holders may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 provides that if certain conditions are met (for example, the availability of current public information with respect to the issuer, and compliance with volume limitations, and notice and manner of sale requirements), specified persons who resell restricted securities, or who resell securities which are not restricted but who are “affiliates” of the issuer of the securities sought to be resold, will not be deemed to be “underwriters” as defined in section 2(11) of the Securities Act. Rule 144 provides that:

•

a non-affiliate who has not been an affiliate during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is current public information regarding the issuer and after a one year holding period if there is not current public information regarding the issuer at the time of the sale; and

•

an affiliate may sell restricted securities after a six month holding period if at the time of the sale there is current public information regarding the issuer and after a one-year holding period if there is not current public information regarding the issuer at the time of the sale, provided that in each case the affiliate otherwise complies with the volume, manner of sale and notice requirements of Rule 144.

As noted in this Disclosure Statement, it is not contemplated that the Debtors or the Reorganized Debtors will be a public reporting company and, therefore, it is not expected that current public information will be available to permit resales pursuant to Rule 144 during the one-year period following the Effective Date.

2.	Rule 144A

Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain “qualified institutional buyers” of securities that are “restricted securities” within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph 4(d) of Rule 144A and certain notice provisions). Under Rule 144A, a “qualified institutional buyer” is defined to include, among other persons “dealers” registered as such pursuant to section 15 of the Exchange Act, and entities that purchase securities for their own account or for the account of another qualified institutional buyer and that, in the aggregate, own and invest on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities that, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a United States automated inter-dealer quotation system).

WHETHER OR NOT ANY PARTICULAR PERSON WOULD BE DEEMED TO BE AN “UNDERWRITER” OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OR AN “AFFILIATE” OF REORGANIZED DEBTORS WOULD DEPEND UPON VARIOUS FACTS AND CIRCUMSTANCES APPLICABLE TO THAT PERSON. ACCORDINGLY, THE DEBTORS AND REORGANIZED DEBTORS EXPRESS NO VIEW AS TO WHETHER ANY SUCH PERSON WOULD BE SUCH AN “UNDERWRITER” OR AN “AFFILIATE.” IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED DEBTORS THE DEBTORS AND REORGANIZED DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES OF REORGANIZED DEBTORS. ACCORDINGLY, IT IS RECOMMENDED THAT POTENTIAL RECIPIENTS OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

ARTICLE VIII.

STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

The following is a brief summary of the Confirmation process. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and to consult with their own advisors.

A.	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code provides that the Bankruptcy Court, after notice, may conduct the Confirmation Hearing to consider Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

B.	Confirmation Standards

Among the requirements for the Confirmation of the Plan are that the Plan is accepted by all Impaired Classes of Claims and Interests, or if rejected by an Impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, is feasible, and is in the “best interests” of holders of Claims and Interests that are Impaired under the Plan. The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization. The Debtors believe that the Plan fully complies with the statutory requirements for Confirmation of the Plan listed below.

1.	The proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

2.	The Plan has been proposed in good faith and not by any means forbidden by law.

3.	Any payment made or to be made by the proponent, by the Debtors, or by a person issuing securities or acquiring property under a Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

4.	The proponent of the Plan has disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Debtor, an Affiliate of the Debtor participating in a joint Plan with the Debtor or a successor to the Debtor under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and holders of Interests and with public policies.

5.	The proponent of the Plan has disclosed the identity of any Insider that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such Insider.

6.	With respect to each holder within an Impaired Class of Claims or Interests, each such holder (a) has accepted the Plan, or (b) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

7.	With respect to each Class of Claims or Interests, such Class (a) has accepted the Plan, or (b) is Unimpaired under the Plan (subject to the “cram-down” provisions discussed below).

8.	Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that:

•

with respect to a Claim of a kind specified in sections 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the Effective Date of the Plan, the holder of the Claim will receive on account of such Claim Cash equal to the Allowed amount of such Claim, unless otherwise agreed;

•

with respect to a Class of Claim of the kind specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each holder of a Claim of such Class will receive (a) if such Class has accepted the Plan, deferred Cash payments of a value, on the Effective Date of the Plan, equal to the Allowed amount of such Claim; or (b) if such Class has not accepted the Plan, Cash on the Effective Date of the Plan equal to the Allowed amount of such Claim; and

•

with respect to a priority tax claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the holder of such Claim will receive on account of such Claim deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim.

9.	If a Class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

10.	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

11.	All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on Confirmation of the Plan, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

C.	Liquidation Analysis

As described in greater detail in the Liquidation Analysis attached hereto as Exhibit D, in a hypothetical case under chapter 7 of the Bankruptcy Code, Holders of Allowed Administrative Claims would not be paid in full and Holders of Allowed Unsecured Claims would not receive any recovery. By comparison, under the Plan, Holders of Allowed Administrative Claims are paid in full in Cash, Holders of Allowed General Unsecured Claims receive their Pro Rata share of the Unsecured Creditor Cash Pool, Holders of Allowed Trade Claims who enter into a trade agreement acceptable to the Debtors and the Investors (and in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent) prior to the Effective Date may receive a portion of the Trade Claims Cash Pool, and Holders of Allowed Guaranteed Landlord Claims who vote in favor of the Plan and Holders of Allowed Pension Withdrawal Claims who vote in favor of the Plan, with the consent of the Investors (such consent shall not be unreasonably withheld or delayed in the case of a designation or distribution decision by the Debtors or Reorganized Debtors that is not adverse to the Investors), in consultation with the Creditors’ Committee and the DIP Facility Administrative Agent, will receive an additional distribution pursuant to the Substantive Consolidation Settlement. Therefore, the Debtors believe that the Plan satisfies the “best interests test” under section 1129(a)(7) of the Bankruptcy Code.

The Liquidation Analysis was prepared in a manner consistent with the settlement and compromise of issues related to substantive consolidation set forth in the Plan and as discussed herein. Even if a deconsolidated chapter 7 liquidation were possible, and the Debtors do not believe it would be possible, the Debtors believe that unsecured creditor recoveries in a liquidation under chapter 7 of the Bankruptcy Code would not exceed recoveries provided to prepetition unsecured creditors pursuant to the Plan in any reasonable scenario.

D.	Investment Analysis

The Plan and the Securities Purchase Agreements represent the culmination of several months of negotiations concerning capital investments in the Debtors. Throughout the process, the Debtors and their advisors have responded to all inbound investment inquiries.

Pursuant to the Plan, the Investors are providing a total New Money Commitment of $490 million in the form of (i) $210 million face amount privately placed New Second Lien Notes, (ii) $210 million face amount privately placed New Convertible Third Lien Notes, and (iii) an $80 million New Equity Investment.

The Debtors and Lazard believe the new capital infusion and post-reorganization capital structure proposed pursuant to the Plan is currently the best measure of the Debtors’ value in light of, among other things, (a) the Debtors’ and their advisors’ belief that a substantial capital infusion is necessary for the Debtors to reorganize and the Securities Purchase Agreements underlying the Plan provide for that necessary capital, (b) the robust and comprehensive negotiations that culminated in the Securities Purchase Agreements through which the Investors will provide the capital necessary to consummate the Plan and for the Debtors to reorganize, (c) the Court’s approval of the Securities Purchase Agreements and the capital commitments contained therein, which are subject to in-bound higher or better offers and subject to the plan confirmation and disclosure statement requirements in the Bankruptcy Code, and (d) the Debtors received no viable inbound inquiries except from the Investors, which, given the high profile of the Debtors’ Chapter 11 Cases and the fact that the Debtors filed for bankruptcy protection in late 2010, make it unlikely that additional parties with serious interest in providing the Debtors with the needed level of capital will emerge. In particular, pursuant to the Securities Purchase Agreements, the Debtors can continue to negotiate with parties who want to invest and make an offer. Further, the Creditors’ Committee and other parties are free to test the market for higher or better investment offers.

Lazard’s views as to the value of the Reorganized Debtors based on the capital to be provided pursuant to the Securities Purchase Agreements and the post-reorganization capital structure do not constitute a recommendation to any Holder of Claims against the Debtors as to how to vote on the Plan and do not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

E.	Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared certain

Financial Projections, which reflect the proposed effect of the Union Settlement Agreements. These Financial Projections and the assumptions upon which they are based, are attached hereto as Exhibit C. Based on these Financial Projections, the Debtors believe that given the deleveraging contemplated by the Plan, they will be able to make all payments required pursuant to the Plan and, therefore, that Confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

F.	Acceptance by Impaired Classes

The Bankruptcy Code also requires, as a condition to Confirmation, that each Class of Claims or Interests that is Impaired but still receives distributions under the Plan vote to accept the Plan, unless the Debtors can “cram-down” such Classes, as described below. A Class that is Unimpaired is presumed to have accepted the Plan and, therefore, solicitation of acceptances with respect to such Class is not required. A Class is Impaired unless the Plan leaves unaltered the legal, equitable, and contractual rights to which the Claim or Interest entitles the holder of such Claim or Interest to, or the Debtors cure any default and Reinstate the original terms of the obligation.

Pursuant to sections 1126(c) and 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code: (1) an Impaired Class of Claims has accepted the Plan if the holders of at least two-thirds in dollar amount and more than half in number of the voting Allowed Claims have voted to accept the Plan and (2) an Impaired Class of Interests has accepted the Plan if the holders of at least two-thirds in amount of the Allowed Interests of such Class actually voting have voted to accept the plan.

G.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows the Bankruptcy Court to confirm the Plan, even if the Plan has not been accepted by all Impaired Classes entitled to vote on the Plan, so long as the Plan has been accepted by at least one Impaired Class, excluding any Insider Classes, entitled to vote. Section 1129(b) of the Bankruptcy Code permits the Debtors to confirm the Plan, notwithstanding the failure of any Impaired Class to accept the Plan, in a procedure commonly known as “cram-down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each impaired Class of Claims or Interests that voted to reject the plan.

1.	No Unfair Discrimination

The test to determine whether the Plan unfairly discriminates applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The Debtors do not believe the Plan discriminates unfairly against any Impaired Class of Claims or Interests. The Debtors believe the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfies the foregoing requirements for nonconsensual Confirmation.

2.	Fair and Equitable Treatment

The test to determine whether the Plan affords fair and equitable treatment applies to Classes of different priority and status (e.g., Secured Claims versus General Unsecured Claims) and includes the general requirement that no Class of Claims receive more than 100% of the amount of the Allowed Claims in such Class. As to a dissenting Class, the test sets different standards depending on the type of Claims or Interests in such Class. Specifically, in order to demonstrate that the Plan is fair and equitable, the Debtors must demonstrate that:

•

Each holder of a Secured Claim either (a) retains its Liens on the property, to the extent of the Allowed amount of its Secured Claim and receives deferred Cash payments having a value, as of the effective date of the chapter 11 plan, of at least the Allowed amount of such Claim, (b) has the right to credit bid the amount of its Claim if its property is sold and retains its Liens on the proceeds of the sale (or if sold, on the proceeds thereof), or (c) receives the “indubitable equivalent” of its Allowed Secured Claim.

•

Either (a) each holder of an Impaired General Unsecured Claim receives or retains under the Plan property of a value equal to the amount of its Allowed Claim or (b) the holders of Claims and Interests that are junior to the Claims of the rejecting Classes will not receive any property under the Plan.

•

Either (a) each holder of an Interest will receive or retain under the Plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the Interest or (b) the holder of an Interest that is junior to the rejecting Class will not receive or retain any property under the Plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement notwithstanding that Classes L, M, N and O are not receiving a distribution because there is no Class of equal priority receiving more favorable treatment and no junior Classes to Classes L, M, N and O that will receive or retain any property on account of the Claims or Interests in such Class.

ARTICLE IX.

PLAN-RELATED RISK FACTORS AND ALTERNATIVES

TO CONFIRMATION AND CONSUMMATION OF THE PLAN

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH IN THIS ARTICLE IX AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.

A.	General

The following provides a summary of important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, holders of Claims and Interests that are Impaired and entitled to vote should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced or incorporated by reference in this Disclosure Statement, including the various risks and other factors described in A&P’s Annual Report on Form 10-K for the fiscal year ended February 26, 2011 the entirety of which is publicly available at the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system, located at http://www.sec.gov/edgar.shtml.

B.	Certain Bankruptcy Law Considerations

1.	Undue Delay in Confirmation May Significantly Disrupt the Operations of the Debtors

The continuation of the Chapter 11 Cases, particularly if the Plan is not approved or confirmed in the time frame currently contemplated, could adversely affect the Debtors’ operations and relationships with the Debtors’ customers, vendors, and employees. If Confirmation and Consummation do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased Administrative Claims or Professional Claims, and similar expenses. Prolonged Chapter 11 Cases may also make it more difficult to retain and attract management and other key personnel, and would require senior management to spend a significant amount of time and effort dealing with the Debtors’ financial reorganization instead of focusing on the operation of the Debtors’ business.

2.	Debtors May Not Be Able to Secure Confirmation or Consummation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for Confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) Confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (b) the value of distributions to non-accepting holders of Claims and Interests within a particular Class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

Furthermore, under section 1129(b)(2)(A) of the Bankruptcy Code, the Plan must provide a Class of Secured Claims that votes to reject the Plan with: (a) retention of Liens securing the Secured Claim to the extent of the Allowed amount of such Claims, whether the property subject to those Liens is retained by the Debtor or transferred to another Entity, and deferred Cash payments having a present value, as of the Effective Date of the plan of reorganization, at least equal to the value of such holder’s interest in the Estate’s interest in such property; or (b) the realization of the “indubitable equivalent” of its Allowed Secured Claim; or (c) the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the Liens securing the Claims included in the rejecting Class, free and clear of such Liens, with such Liens to attach to the proceeds of the sale and the treatment of such Liens on proceeds in accordance with clause (a) or (b) of this paragraph.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any rejecting Class, as well as of any Classes junior to such rejecting Class, than the treatment currently provided in the Plan. Any less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

3.	Parties in Interest May Object to Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a Claim or an Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests in such Class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

4.	Nonconsensual Confirmation

In the event that any Impaired Class of Claims or Interests does not accept a chapter 11 plan of reorganization, a Bankruptcy Court may nevertheless confirm such a plan at the proponent’s request if at least one Impaired Class has accepted the plan (with such acceptance being determined without including the vote of any Insider in such Class), and, as to each Impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable”

with respect to the rejecting Impaired Classes. In the event that any Impaired Class of Claims or Interests does not accept a chapter 11 plan of reorganization, the Debtors will request such nonconsensual Confirmation in accordance with section 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will find the Plan meets the requirements of section 1129(b) of the Bankruptcy Code.

5.	Debtors May Object to Claims Before or After the Effective Date

Except as otherwise provided in the Plan, the Debtors and the Reorganized Debtors reserve the right to object to the amount or priority status of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any holder of a Claim. Any holder of a Claim that is or becomes subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

6.	Risk of Nonoccurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur shortly after the Confirmation Date, there can be no assurance as to such timing, or as to whether the Effective Date will, in fact, occur.

C.	Risk Factors That May Affect the Value of the Securities to Be Issued Under the Plan

1.	Debtors Cannot Guarantee What Recovery Will Be Available to Holders of Allowed Claims in Voting Classes

No less than three unknown factors make certainty in Creditor recoveries impossible: (a) how much money will remain after paying all Allowed Claims that are senior to the Allowed Claims in Voting Classes or unclassified Allowed Claims; (b) the number or amount of Claims in Voting Classes that will ultimately be Allowed; and (c) the number or size of Claims senior to the Claims in the Voting Classes or unclassified Claims that will ultimately be Allowed.

2.	Debtors Cannot Guarantee What Recovery Will Be Available to Holders of Allowed Second Lien Note Claims

Pursuant to Article III.C.1. of the Plan, Holders of Allowed Second Lien Note Claims, shall: (i) if Class A votes to accept the Plan or is presumed to have accepted the Plan, receive Cash distributed on the Effective Date in an amount equal to such Holder’s Pro Rata portion of the Second Lien Cash Pool; or (ii) if Class A votes to reject the Plan, at the holder’s election, receive (a) Cash distributed on the Effective Date in an amount equal to such holder’s Pro Rata portion of the Second Lien Cash Pool (without any reduction on account of the Allowed amount of any Second Lien Note Claims that are satisfied with Replacement Second Lien Notes), or (b) Replacement Second Lien Notes with a present value equal to the Allowed amount of such holder’s Second Lien Note Claim (which may include any makewhole claim, prepayment penalty, or Applicable Premium Allowed by the Bankruptcy Court, if any, in addition to Second Lien Note Claims Allowed pursuant to Article III.C.1.b of the Plan).

To the extent Class A votes to reject the Plan, the Debtors cannot guarantee what recovery will be available to holders of Allowed Second Lien Note Claims who elect to receive Replacement Second Lien Notes.

3.	As a Result of Approval and Implementation of the Plan, Certain Changes in Ownership of A&P Could Occur, Which Could Adversely Affect the Debtors’ Ability to Utilize Significant Net Operating Loss Carry-Forwards Upon Emergence From Chapter 11

There are certain tax attributes, such as net operating loss carry-forwards, that may be limited or lost altogether in the event of an ownership change as defined under Section 382 of the Internal Revenue Code. If a change of ownership were to occur as a result of the implementation of the Plan, upon our emergence from chapter 11 there could be significant valuation allowances placed on deferred tax assets.

4.	The Reorganized Debtors May Not Achieve Projected Financial Results or Meet Post-Reorganization Debt Obligations and Finance All Operating Expenses, Working Capital Needs, and Capital Expenditures

The Reorganized Debtors may not be able to meet their projected financial results. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet their operational needs. Any one of these failures may preclude the Reorganized Debtors from, among other things: (a) enhancing their current customer offerings; (b) taking advantage of future opportunities; (c) growing their business; or (d) responding to competitive pressures. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve their projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain such working capital when it is required. Further, even if the Reorganized Debtors were able to obtain additional working capital, it may only be available on unreasonable terms. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors. If any such required capital is obtained in the form of equity, the interests of the holders of the then-outstanding Newco Equity (and options or other rights to acquire Newco Equity) could be diluted. While the Debtors’ Financial Projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtors, there is no guarantee that the Financial Projections will be realized.

5.	Estimated Valuation of the Reorganized Debtors and the NewCo Equity and the Estimated Recoveries to Holders of Allowed Claims Are Not Intended to Represent the Private Sale Values of the NewCo Equity

The Debtors’ estimated recoveries to holders of Allowed Claims are not intended to represent the private sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions.

6.	The Reorganized Debtors May Be Controlled By a Small Number of Holders

Consummation of the Plan may result in a small number of holders owning a significant percentage of the outstanding shares of Newco Equity. These holders may, among other things, exercise a controlling influence over the business and affairs of the Reorganized Debtors and have the power to elect directors and approve significant mergers, acquisitions, divestures, and other material corporate transactions, including the sale of the Reorganized Debtors. The Debtors can make no assurances regarding the future actions of the holders of Newco Equity and the impact such actions may have on the value of the Newco Equity.

7.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors

Holders of Allowed Claims should carefully review Article X herein, “Certain Federal Income Tax Consequences,” to determine how the tax implications of the Plan and these Chapter 11 Cases may adversely affect the Reorganized Debtors.

8.	Impact of Interest Rates

Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors’ assets. Specifically, decreases in interest rates will positively impact the value of the Debtors’ assets and the strengthening of the dollar will negatively impact the value of their net foreign assets.

D.	Risk Factors That Could Negatively Impact the Debtors’ Business

1.	The Debtors Are Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ operations and the Debtors’ ability to execute their business strategy will be subject to the risks and uncertainties associated with bankruptcy. These risks include:

•	the Debtors’ ability to obtain approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases from time to time;

•	the Debtors’ ability to sell and/or assign, assume or reject commercial leases and executor contracts;

•	the Debtors’ ability to obtain and maintain normal trade terms with suppliers and service providers and maintain contracts that are critical to their operations;

•	the Debtors’ ability to favorably negotiate approximately 34 CBAs with local unions;

•	the Debtors’ ability to attract, motivate, and retain key employees;

•	the Debtors’ ability to attract and retain customers;

•	the Debtors’ ability to fund and execute their business plan; and

•	the Debtors’ ability to obtain Creditor and Bankruptcy Court approval for, and then to consummate, a Plan to emerge from bankruptcy.

The Debtors will also be subject to risks and uncertainties with respect to the actions and decisions of the Creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ restructuring and business goals.

These risks and uncertainties could affect the Debtors’ business and operations in various ways. For example, negative events or publicity associated with the Chapter 11 Cases could adversely affect the Debtors’ sales and relationships with their customers, as well as with their suppliers and employees, which in turn could adversely affect the Debtors’ operations and financial condition. In addition, pursuant to the Bankruptcy Code, the Debtors need approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit their ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot predict or quantify the ultimate impact that events occurring during the reorganization process will have on their business, financial condition, and results of operations.

As a result of the Chapter 11 Cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty. While operating as debtors in possession, and subject to approval of the Bankruptcy Court, or otherwise as permitted in the normal course of business or Bankruptcy Court order, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the condensed consolidated financial statements included in the Form 10-K for the year ended that February 26, 2011. Further, the Plan could materially change the amounts and classifications of assets and liabilities reported in the historical consolidated financial statements. The historical consolidated financial statements do not include any adjustments to the reported amounts of assets or liabilities that might be necessary as a result of Confirmation of a Plan.

2.	Various Operating Factors and General Economic Conditions Affecting the Food Industry May Affect the Debtors’ Business and May Adversely Affect Ongoing Operating Results

The retail food and food distribution industries and the operation of A&P’s business, specifically in the New York, New Jersey and Philadelphia regions, are sensitive to a number of economic conditions and other factors such as: (a) food price deflation or inflation; (b) softness in local and national economies; (c) the availability of favorable credit and trade terms; (d) changes in business plans, operations, results and prospects; and (e) other economic conditions that may affect consumer buying habits. Any one or more of these economic conditions can affect the Debtors’ retail sales, the demand for products A&P distributes to their retail customers, operating costs and other aspects of our business. Failure to achieve sufficient levels of cash flow at reporting units could also result in additional impairment charges on goodwill, intangible assets and/or long-lived assets.

Changes in the general business and economic conditions in A&P’s markets, including the rate of inflation, population growth, the fluctuating prices of oil and gas, the nature and extent of continued consolidation in the food industry and the unemployment rate in the markets in which the Debtors’ operate, may negatively affect earnings and sales growth. General economic changes may also affect the shopping habits and buying patterns of the Debtors’ customers, which could affect sales and earnings.

The Debtors’ ability to achieve profitability may be affected by, among other things: (a) the Debtors’ success in executing their category management and purchasing programs, which are designed to improve gross margins and reduce product costs; (b) the effectiveness of efforts to improve value proposition for the Debtors’ customers through merchandising and marketing programs and to enhance customers’ experience in the Debtors’ stores; (c) the Debtors’ ability to achieve productivity improvements and reduce shrink in their stores; (d) the Debtors’ success in generating efficiencies in supporting activities; (e) the Debtors’ ability to eliminate or maintain a minimum level of supply and/or quality control problems with vendors; (f) the rebidding of the Debtors’ warehousing, logistics, procurement, and purchasing services; and (g) the results of negotiations with the Debtors’ union partners to alter existing CBAs.

3.	The Debtors Face a High Level of Competition, Including the Threat of Further Consolidation in the Food Industry, Which Could Adversely Affect the Debtors’ Sales and Future Profits

The retail food business is extremely competitive and is characterized by high inventory turnover and narrow profit margins. The retail food business is subject to competitive practices that may affect the prices at which the Debtors are able to sell products at retail locations, sales volume, and their ability to attract and retain customers. In addition, the nature and extent of consolidation in the retail food industry could affect the Debtors’ competitive position in the markets they serve.

The Debtors’ retail food business and the grocery retailing industry continue to experience aggressive competition from mass merchandisers, warehouse clubs, drug stores, convenience stores, discount merchandisers, dollar stores, restaurants, other retail chains, nontraditional competitors and emerging alternative formats in the markets where the Debtors have retail operations. Competition with these outlets is based on price, store location, advertising and promotion, product mix, quality and service. Some of these competitors may have greater financial resources, lower merchandise acquisition costs and lower operating expenses than the Debtors, and the Debtors may be unable to compete successfully in the future. Increasingly competitive markets have made it difficult generally for grocery store operators to achieve comparable store sales gains. Because sales growth has been difficult to attain, the Debtors’ competitors have attempted to maintain market share through increased levels of promotional activities and discount pricing, creating a more difficult environment in which to consistently increase year-over-year sales. Price-based competition has also, from time to time, adversely affected the Debtors’ operating margins. Competitors’ greater financial strengths enable them to participate in aggressive pricing strategies such as selling inventory below costs to drive overall increased sales. The Debtors’ continued success is dependent upon their ability to effectively compete in the food industry and to reduce operating expenses, including managing health care and pension costs contained in the Debtors’ CBAs. The competitive practices and pricing in the food industry generally and particularly in A&P’s principal markets may cause the Debtors to reduce their prices in order to gain or maintain market share of sales, thus reducing margins.

The Debtors’ in-store pharmacy business is also subject to intense competition. In particular, an adverse trend for drug retailing has been the significant growth in mail-order and Internet-based prescription processors, including importation from Canada and other countries. Due to the rapid rise in drug costs experienced in recent years, mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being mandated by an increasing number of third party pharmacy benefit managers, many of which also own and manage mail-order distribution operations. As a result, some labor unions and employers are requiring, and others may encourage, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices that are lower than the Debtors are able to offer. In addition to these forms of mail-order distribution, there has also been increasing competition from a number of Internet-based prescription distributors, which specialize in offering certain high demand lifestyle drugs at deeply discounted prices, and importers from Canada and other foreign countries. These alternate distribution channels have acted to restrain the rate of sales growth for traditional chain drug retailers in the last few years. There can be no assurance that the Debtors’ efforts to offset the effects of alternate distribution channels and eligibility changes will be successful.

4.	The Debtors are Concentrated in the New York, New Jersey and Philadelphia Metropolitan Areas and, As a Result, Their Business is Significantly Influenced by the Economic Conditions and other Characteristics of these Areas

The Debtors are vulnerable to economic downturns in the New York, New Jersey and Philadelphia metropolitan areas, in addition to those that may affect the country as a whole, as well as other factors that may impact that region, such as the regulatory environment, the cost of real estate, insurance, taxes and rent, reliance on the financial industry, increasing unemployment, weather and natural catastrophes, demographics, the availability of labor, and geopolitical factors.

The Debtors cannot predict economic conditions in this region, and factors such as interest rates, energy costs and unemployment rates may adversely affect their sales which may lead to higher losses. Any unforeseen events or circumstances that affect the area could also materially adversely affect our revenues and profitability. Further, since the Debtors are concentrated in densely populated metropolitan areas, opportunities for future store expansion may be limited, which may adversely affect their business and results of operations.

5.	The Debtors’ Vendors May Shorten Their Payment Terms, Which Would Impair Their Ability to Effectively Manage Their Cash Flow

The Debtors have negotiated payment terms with most of their vendors. However, there can be no assurance that the Debtors will be able to maintain such terms in the future.

6.	The Debtors Rely on C&S for a Substantial Amount of Products

Pursuant to the terms of the New C&S Agreement, the Debtors currently acquire most of our saleable inventory, including groceries and perishables, from one supplier, C&S. During fiscal 2010, products supplied from C&S accounted for approximately 74% of A&P’s supermarket inventory purchases. Recently, the Debtors have experienced some difficulty in the supply of isolated products to certain stores and supply interruptions by C&S could occur in the future. Any significant interruption in this supply chain, either as a result of disruptions at C&S or if the New C&S Agreement were terminated for any reason, could have a material adverse effect on the Debtors’ business and results of operations. The Debtors are therefore subject to the risks of C&S’s business, including potential labor disruptions at C&S facilities, increased regulatory obligations and distribution problems which may affect C&S’s ability to obtain products. Further, C&S may terminate the New C&S Agreement if the Debtors fail to emerge from chapter 11 bankruptcy as an operating enterprise by June 12, 2012. In the event of disruptions to the supply chain, the Debtors believe that other suppliers could provide similar products on reasonable terms, but they are limited in number and a change in suppliers could cause a delay in distribution and a possible loss of sales, which would affect operating results adversely.

7.	The Debtors May be Adversely Affected by Unexpected Changes in the Insurance Market or Changes in Factors Affecting Their Self-Insurance Reserve Estimates

The Debtors use a combination of self-insurance and insurance coverage to provide for the potential liabilities for general liability, property losses, fleet liability, workers’ compensation, employee benefits and directors and officers. There is no assurance that the Debtors will be able to continue to maintain their insurance coverage or obtain comparable coverage at a reasonable cost. Self-insurance reserves are determined based on actual claims experience and actuarially estimated claims incurred but not reported. Actuarial projections are subject to a high degree of variability, due to fluctuations in future interest and inflation rates, future economic conditions, litigation trends, benefit level changes, changes in state regulations, and changes in other factors. An increase in the frequency of claims, cost of claims or changes in actuarial assumptions could adversely affect the Debtors’ results of operations and financial condition.

8.	We May be Adversely Affected by Rising Utility and Fuel Costs

Rising fuel costs may adversely affect the Debtors’ operating costs since they incur the cost of fuel in connection with the transportation of goods from their warehouse and distribution facilities to their stores. In addition, operations at the Debtors’ stores are sensitive to rising utility fuel costs due to the amount of electricity and gas required to operate their stores. In the event of rising fuel costs, the Debtors may not be able to recover rising utility and fuel costs through increased prices charged to their customers. Oil prices directly affect the Debtors’ product transportation costs and fuel costs due to the amount of electricity and gas required to operate their stores as well as their utility and petroleum-based supply costs, including plastic bags.

9.	The Debtors May be Affected by Loss of Consumer Confidence in their Food Supply Chain or the Quality and Safety of their Products

The Debtors could be adversely affected if consumers lose confidence in the safety and quality of the food supply chain. Adverse publicity about these concerns, whether or not ultimately based on fact, and whether or not involving products sold at our stores, could discourage consumers from buying the Debtors’ products. The real or perceived sale of contaminated food products by A&P could result in a loss of consumer confidence and product liability claims, which could have a material adverse effect on the Debtors’ sales and operations.

To the extent the Debtors are unable to maintain appropriate sanitation and quality standards in our stores, food safety and quality issues could involve expense and damage to the Debtors’ various brand names. Additionally, concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may have a negative impact on pharmacy sales.

10.	Threats or Potential Threats to Security of Food and Drug Safety May Adversely Affect the Debtors’ Business

Acts or threats of war or terror or other criminal activity directed at the grocery or drug store industry, the transportation industry, or computer or communications systems, whether or not directly involving the Debtors’ stores, could increase security costs, adversely affect operations, or impact general consumer behavior and spending as well as customer orders and the Debtors’ supply chain. Other events that give rise to actual or potential food contamination, drug contamination, or food-borne illnesses could have an adverse effect on operating results.

11.	Various Aspects of the Debtors’ Business are Subject to Federal, State and Local Laws and Regulations. The Debtors’ Compliance with These Regulations May Require Additional Expenditures and Could Adversely Affect the Debtors’ Ability to Conduct Business as Planned. Changes in These Laws and Regulations Could Increase the Debtors’ Compliance Costs

The Debtors are subject to federal, state and local laws and regulations relating to zoning, land use, environmental protection, work place safety, public health, community right-to-know, beer and wine sales, pharmaceutical sales and gasoline station operations. A number of states and local jurisdictions regulate the licensing of supermarkets, including beer and wine license grants. In addition, under certain local regulations, we are prohibited from selling beer and wine in certain of our stores. Employers are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions, disabled access and work permit requirements. Compliance with these laws could reduce the revenue and profitability of the Debtors’ supermarkets and could otherwise adversely affect their business, financial condition or results of operations. In addition, any changes in these laws or regulations could significantly increase the Debtors’ compliance costs and adversely affect results of operations, financial condition and liquidity.

A number of federal state and local laws exist that impose burdens or restrictions on owners with respect to access by disabled persons. Our compliance with these laws may result in modifications to our properties, or prevent us from performing certain further renovations.

The Debtors’ pharmacy business is subject to certain government laws and regulations, including those administered and enforced by Medicare, Medicaid, the Drug Enforcement Administration (“DEA”), Consumer Product Safety Commission, U.S. Federal Trade Commission and Food and Drug Administration. For example, the conversion of various prescription drugs to over-the-counter medications may reduce the Debtors’ pharmacy sales, and if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, the Debtors’ pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market may also adversely affect the Debtors’ pharmacy business. Changes in third party reimbursement levels for prescription drugs, including changes in Medicare Part D or state Medicaid programs, could also reduce margins and have a material adverse effect on the Debtors’ business. In order to dispense controlled substances, the Debtors are required to register their pharmacies with the DEA and to comply with security, recordkeeping, inventory control and labeling standards.

In addition, the Debtors’ pharmacy business is subject to local regulations in the states where their pharmacies are located, applicable Medicare and Medicaid regulations and state and federal prohibitions against certain payments intended to induce referrals of patients or other health care business. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil, administrative and criminal penalties including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in, or exclusion from, government reimbursement programs such as Medicare and Medicaid; loss of licenses; significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements and could adversely affect the continued operation of the Debtors’ business. The Debtors’ pharmacy business is also subject to the Health Insurance Portability and Accountability Act, including its obligations to protect the confidentiality of certain patient information and other obligations. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

12.	Certain Risks Are Inherent in Providing Pharmacy Services and the Debtors’ Insurance May Not Be Adequate to Cover All Claims Associated With Pharmacy Services

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products. Although the Debtors maintain professional liability insurance and errors and omissions liability insurance, coverage limits under their insurance programs may not be adequate to protect against all future claims, or they may not be able to maintain this insurance on acceptable terms in the future. The Debtors’ results of operations, financial condition or cash flows may be adversely affected if in the future the insurance coverage proves to be inadequate or unavailable, or there is an increase in liability for which the Debtors self-insure, or suffer harm to their reputation as a result of an error or omission.

13.	Litigation, legal or Administrative Proceedings and Other Claims Could Expose the Debtors to Significant Liability

The Debtors, from time to time, are subject to various claims, administrative proceedings and litigation, which if determined adversely to them could negatively affect their financial results. The Debtors have estimated their exposure to claims, administrative proceedings and litigation and believe they have made adequate provisions for them, where appropriate. Unexpected outcomes in both the costs and effects of these matters could result in an adverse effect on the Debtors’ business and results of operation and earnings.

14.	The Debtors are Affected By Increasing Labor, Benefit and Other Operating Costs and a Competitive Labor Market and are Subject to the Risks of Workforce Disruptions

The Debtors’ financial performance is greatly influenced by increasing wage and benefit costs, including pension and health care costs, a competitive labor market and the risk of labor disruption of our highly unionized workforce.

The Debtors have approximately 39,000 employees, of whom approximately 68% are employed on a part-time basis. Over the last few years, increased benefit costs have caused A&P’s labor costs to increase and may continue to do so. Any significant failure to attract and retain qualified employees, to control labor costs or to recover any increased labor costs through increased prices charged to customers could have a material adverse effect on the Debtors’ results of operations.

As of February 26, 2011, approximately 92% of the Debtors’ employees were represented by unions and covered by CBAs or similar agreements that are subject to periodic renegotiations. Although the Debtors believe that they have successfully negotiated new CBAs, these negotiations may not prove successful, may result in a significant increase in the cost of labor or may result in the disruption of the Debtors’ operations.

15.	The Debtors Participate in Various Multiemployer Pension Plans for Substantially All Employees Represented by Unions

The Debtors will be required to make contributions to multiemployer pension plans in amounts established under CBAs. Pension expenses for these plans, which are recognized as contributions, are currently funded. Benefits generally are based on a fixed amount for each year of service. The Debtors contributed $56.6 million, $62.3 million and $48.2 million to multiemployer pension plans in fiscal 2010, fiscal 2009 and fiscal 2008, respectively. The Debtors could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union/management plans, which liabilities could be significant and material for the Debtors. To date, the Debtors have not established any liabilities for future withdrawals because such withdrawals from these plans are not probable and the amount cannot be estimated. As a result, the Debtors expect that contributions to these plans may increase. Additionally, the benefit levels and related items will be issues in the negotiation of future CBAs. Under current law, an employer that withdraws or partially withdraws from a multiemployer pension plan may incur withdrawal liability to the plan, which represents the portion of the plan’s underfunding that is allocable to the withdrawing employer under complex actuarial and allocation rules. The amount of any increase or decrease in the Debtors’ required contributions to these multiemployer pension plans will depend upon the outcome of collective bargaining, actions taken by trustees who manage the plans affecting the costs of future service benefits, government regulations and the actual return on assets held in the plans, among other factors.

16.	The Debtors May be Held Liable for Environmental Damages

The Debtors’ operations subject them to various laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous materials and the cleanup of contaminated sites. Under some environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as CERCLA or the Superfund law, and similar state statutes, responsibility for the entire cost of cleanup of a contaminated site can be imposed upon any current or former site owners or operators, or upon any party who sent waste to the site, regardless of the lawfulness of the original activities that led to the contamination. From time to time the Debtors have been named as one of many potentially responsible parties at Superfund sites, although their share of liability has typically been de minimis. Although the Debtors believe that they are currently in substantial compliance with applicable environmental requirements, future developments such as more aggressive enforcement policies, new laws or discoveries of unknown conditions may require expenditures that may have a material adverse effect on their business and financial condition.

17.	The Debtors’ Ability to Effectively Operate Could be Hindered if They Fail to Attract and Retain Key Personnel

The Debtors’ ability to operate their business and implement their strategies effectively depends, in part, on the efforts of their executive officers and other key employees. In addition, the Debtors’ future success will depend on, among other factors, the ability to attract and retain qualified personnel, particularly engineers and other employees with critical expertise and skills that support key customers and products. The loss of the services of any key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on the Debtors’ business.

E.	Risks Associated with Forward Looking Statements

1.	Financial Information Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit Was Performed

The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects, in all material respects, the financial results of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

2.	Financial Projections and Other Forward Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtors’ operations, including the Financial Projections that are, by their nature, forward looking, and which projections are necessarily based on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future financial results of the Reorganized Debtors may turn out to be different from the Financial Projections. The Financial Projections do not reflect emergence adjustments, including the impact of “fresh start” accounting.

Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize.

Due to the inherent uncertainties associated with projecting financial results generally, the projections contained in this Disclosure Statement will not be considered assurances or guarantees of the amount of funds or the amount of Claims that may be Allowed in the various Classes. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.

F.	Disclosure Statement Disclaimer

1.	This Disclosure Statement Was Not Approved by the Securities and Exchange Commission

This Disclosure Statement was not filed with the Commission under the Securities Act or applicable state securities laws. Neither the Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

2.	Reliance on Exemptions from Registration Under the Securities Act

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and is not necessarily in accordance with federal or state securities laws or other similar laws. The offer of NewCo Equity to holders of certain Classes of Claims has not been registered under the Securities Act or similar state securities or “blue sky” laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable non-bankruptcy law, the issuance of the New Debtors Common Stock (including the shares reserved for issuance under the Management Equity Incentive Program) will be exempt from registration under the Securities Act by virtue of Section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act, or Regulation D promulgated thereunder, Rule 701 of the Securities Act or a “no sale” under the Securities Act as described herein.

3.	This Disclosure Statement May Contain Forward Looking Statements

This Disclosure Statement may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The Liquidation Analyses, distribution projections, and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to holders of Allowed Claims may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates, or recovery projections may or may not turn out to be accurate.

4.	No Legal or Tax Advice Is Provided to You by this Disclosure Statement

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each holder of a Claim or an Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

5.	No Admissions Made

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, holders of Allowed Claims or Interests, or any other parties in interest.

6.	Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation Claim or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, file, and prosecute Claims and Interests and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or Objections to Claims.

7.	No Waiver of Right to Object or Right to Recover Transfers and Assets

The vote by a holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors (or any party in interest, as the case may be) to object to that holder’s Allowed Claim, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtors or their respective Estates are specifically or generally identified herein.

8.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not independently verified the information contained herein.

9.	Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

10.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel for the Debtors, the counsel for the Creditors Committee and the United States Trustee.

G.	Liquidation Under Chapter 7

If no plan can be Confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and the Debtors’ Liquidation Analyses is described herein and attached hereto as Exhibit D.

ARTICLE X.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the Plan to the Debtors and certain holders of Claims. This summary is based on the Internal Revenue Code, Treasury Regulations thereunder (“Treasury Regulations”) and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the Internal Revenue Service as to any of the tax consequences of the Plan discussed below. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences of the Plan described below.

This summary does not apply to holders of Claims that are not United States Persons (as such term is defined in the Internal Revenue Code) or that are otherwise subject to special treatment under United States federal income tax law (including, without limitation, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through Entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, employees, persons who received their Claims or Interests pursuant to the exercise of an employee stock option or otherwise as compensation, persons holding Claims or Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction and regulated investment companies). Moreover, this summary does not purport to cover all aspects of United States federal income taxation that may apply to the Debtors and holders of Allowed Claims based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under state, local or foreign tax law.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE INTERNAL REVENUE CODE. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	Certain United States Federal Income Tax Consequences to the Reorganized Debtors

1.	Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“CODI”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of CODI, in general, is the excess of (a) the Adjusted Issue Price of the indebtedness satisfied, over (b) the sum of (i) the amount of cash paid, and (ii) the fair market value of any new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.

A debtor will not, however, be required to include any amount of CODI in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of CODI that it excluded from gross income pursuant to the rule discussed in the preceding sentence. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business and minimum tax credit carryovers; (c) capital loss carryovers; (d) tax basis in assets; and (e) foreign tax credit carryovers. A debtor with CODI may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Internal Revenue Code. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. Any excess CODI over the amount of available tax attributes is not subject to United States federal income tax and has no other United States federal income tax impact.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these regulations, the tax attributes of each member of an affiliated group of corporations that is excluding CODI is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower tier member. If a debtor member’s excluded CODI exceeds its tax attributes, the excess CODI is applied to the reduction of certain remaining consolidated tax attributes of the affiliated group. Because the Plan provides for only partial Cash payment of certain Claims (those in Class A and Class E through Class L), the amount of CODI, and accordingly the amount of tax attributes required to be reduced, will depend on the Adjusted Issue Price of all such impaired Claims and the amount of Cash available for partial payment of such Claims. These values cannot be known with certainty until the Effective Date. However, as a result of Consummation, the Debtors expect that there could be material reductions in NOLs, NOL carryforwards, or other tax attributes.

2.	Limitation of NOL Carry Forwards and Other Tax Attributes

The Reorganized Debtors may have NOL carryovers and other tax attributes at emergence. The amount of such NOL carryovers and other tax attributes, such as tax basis, that will be available to the Reorganized Debtors at emergence is based on a number of factors and is impossible to calculate at this time. Some of the factors that will impact the amount of available NOLs include: (a) the amount of tax losses incurred by the Debtors in 2011; (b) the extent to which gain is recognized on any of the Debtors’ assets in connection with the preliminary asset transfer option under the Plan; and (c) the amount of CODI incurred by the Debtors in connection with Consummation. Some of the factors that will impact the amount of tax basis available to the Reorganized Debtors include: (a) the extent to which gain is recognized and tax basis increased on any of the Debtors’ assets in connection with the preliminary asset transfer option under the Plan and (b) the amount of CODI incurred by the Debtors in connection with Consummation. The Debtors anticipate that subsequent utilization of any losses and NOL carryovers remaining and possibly certain other tax attributes may be restricted as a result of and upon Consummation.

Following Consummation, the Debtors anticipate that any remaining NOL carryover, capital loss carryover, tax credit carryovers and, possibly, certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, the “Pre Change Losses”) may be subject to limitation under sections 382 and 383 of the Internal Revenue Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions pursuant to the Plan.

Under sections 382 and 383 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the amount of its Pre Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed in greater detail herein, the Debtors anticipate that the issuance of the NewCo Equity pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Debtors’ use of their NOL carryovers and other Pre Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Internal Revenue Code applies.

3.	General Section 382 Annual Limitation

In general, the annual limitation that applies to a corporation that undergoes an “ownership change” is equal to the product of (a) the fair market value of the corporation’s equity immediately before the “ownership change” (with certain adjustments) multiplied by (b) the “long term tax exempt rate.” Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

4.	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when so called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their Claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after Consummation, then the Reorganized Debtors’ Pre Change Losses effectively would be eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the limitation will be calculated by reference to the lesser of the value of the Reorganized Debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. The 382(l)(6) Exception differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under it, the debtor corporation is not required to reduce its NOLs by the amount of interest deductions claimed within the prior three year period, and the debtor may undergo a change of ownership within two years without triggering the elimination of its NOLs.

While it is not certain, it is doubtful at this point that the Debtors will be eligible to utilize the 382(l)(5) Exception. In that case, the Debtors expect that their use of any remaining NOLs after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception.

B.	Certain United States Federal Income Tax Consequences to Holders of Claims

1.	Consequences to Holders of Certain Claims

Holders of Class A Second Lien Note Claims, Class B Secured Tax Claims, Class C Other Secured Claims and Class D Other Priority Claims will either receive Cash or collateral in full payment of their Claims or have their Claims Reinstated and rendered unimpaired. Pursuant to the Plan, Holders of Class E, Class F, Class G, Class H, Class I, Class J, Class K, and Class L Claims will receive a partial Cash payment in exchange for their Claims. Holders of Class M, Class N, Class O, and Class P Claims will receive no recovery and their Claims will be cancelled. Thus, each Claim will either be extinguished and deemed satisfied in exchange for a full or partial payment of Cash or property (including zero recovery in the case of Class M, N, O, and P) or will be Reinstated in full.

A Holder who receives Cash or collateral in exchange for its Claim pursuant to the Plan generally will recognize income, gain, or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of Cash (or the value of any collateral) received in exchange for its Claim and (b) the Holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. See the discussions of accrued interest and market discount below.

2.	Accrued Interest

To the extent that any amount received by a Holder of a Claim is attributable to accrued but unpaid interest on the debt instruments constituting the surrendered Claim, the receipt of such amount should be taxable to the Holder as ordinary interest income (to the extent not already taken into income by the Holder). Conversely, a Holder of a Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest was previously included in the Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for United States federal income tax purposes, while certain regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

3.	Market Discount

Under the “market discount” provisions of the Internal Revenue Code, some or all of any gain realized by a Holder of a Claim who exchanges the Claim for an amount on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a Holder on the taxable disposition of a Claim that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claim was considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the Allowed Claims that were acquired with market discount are exchanged in a tax-free transaction for other property, any market discount that accrued on the Allowed Claims (i.e., up to the time of the exchange) but was not recognized by the Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of such accrued, but not recognized, market discount.

4.	Limitations on Use of Capital Losses

A Holder of a Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on the use of such capital losses. For a non-corporate Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate Holders, capital losses may only be used to offset capital gains. A corporate Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year, but may carry over unused capital losses for the five years following the capital loss year.

5.	Information Reporting and Back-up Withholding

Payments in respect of Allowed Claims under the Plan may be subject to applicable information reporting and backup withholding (currently at a rate of 28%). Backup withholding of taxes will generally apply to Payments in respect of an Allowed Claim under the Plan if the Holder of such Allowed Claim fails to provide an accurate taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s U.S. federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a federal income tax return).

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

ARTICLE XI.

RECOMMENDATION

The Debtors recommend the Plan because it provides for greater distributions to the holders of Claims and Interests than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to the holders of Claims. Accordingly, the Debtors recommend that holders of Claims and Interests entitled to vote on the Plan support Confirmation and vote to accept the Plan.

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Respectfully submitted,

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
(For itself and all other Debtors)

Montvale, New Jersey	By:	/s/ Frederic F. Brace
Dated: December 19, 2011	Name:	Frederic F. Brace
	Title:	Chief Financial Officer, Chief Administrative Officer, and Chief Restructuring Officer

Exhibit A

Debtors’ Joint Plan of Reorganization Pursuant

to Chapter 11 of the United States Bankruptcy Code

Exhibit B

Approved Disclosure Statement Order

Exhibit C

The Reorganized Debtors’ Financial Projections

Exhibit D

Liquidation Analysis

Exhibit E

Debtors’ Prepetition Corporate Structure Chart